Exhibit 10.2

EXELON CORPORATION RETIREMENT PROGRAM

As Amended and Restated Effective January 1, 2013

EXELON CORPORATION RETIREMENT PROGRAM

INTRODUCTION

The title of this Plan shall be the “Exelon Corporation Retirement Program.” This Plan is an amendment and restatement of the Commonwealth Edison Company Service Annuity System as in effect on December 30, 2001 and reflects the merger of the Service Annuity Plan of PECO Energy Company into the Plan effective December 31, 2001, and as previously amended and restated, and subsequent amendments and restatements. This amendment and restatement, except as otherwise provided herein, shall apply to Employees whose employment is terminated on or after January 1, 2013 and to the surviving spouses and surviving dependent children of such Employees. The rights and benefits of Employees whose employment terminates on or before December 31, 2012 and of the surviving spouses and surviving dependent children of such Employees shall, except as otherwise provided herein, be determined under the Plan as in effect at the time of such Employees’ termination, including any provisions of this Plan effective at such time.

Subject to the foregoing, individuals who are “Participants” as defined in the document designated as the Commonwealth Edison Company Service Annuity System and attached hereto as Appendix A shall have their benefit under the Plan determined exclusively by the terms of Appendix A hereto. Individuals who are “Participants” as defined in the document designated as the Service Annuity Plan of PECO Energy Company and attached hereto as Appendix B shall have their benefit under the Plan determined exclusively by the terms of Appendix B hereto.

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APPENDIX A

COMMONWEALTH EDISON COMPANY

SERVICE ANNUITY SYSTEM

Under the Exelon Corporation Retirement Program

(Amended and Restated as of January 1, 2013)

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ARTICLE 7 LIMITATIONS ON BENEFITS		55

Section 7.1.	Maximum Annual Benefits	55
Section 7.2.	Temporary Restrictions on Benefits in Case of Termination or Curtailment	58
Section 7.3.	Benefit Restrictions as a Result of Funding	59

ARTICLE 8 SERVICE ANNUITY FUND		61

ARTICLE 9 SPECIAL RULES RELATING TO PARTICIPATION OF AND DISTRIBUTION TO CERTAIN TERMINATED OR TRANSFERRED EMPLOYEES		63

Section 9.1.	Employment After Commencement of Service Annuity	63
Section 9.2.	Social Security Increases	64
Section 9.3.	Leased Employees	64
Section 9.4.	Suspension of Service Annuities	65
Section 9.5.	Reemployment Before Commencement of Service Annuity	67
Section 9.6.	Employees whose Representation by IBEW Local Union 15 Changes	69
Section 9.7.	Transfer of Employment to or Reemployment in Positions Eligible for Participation in the Plan or the Service Annuity Plan of PECO Energy Company by Certain Individuals Who Were Participants in Such a Plan on December 31, 2000	70
Section 9.8.	Change in Employment Status or Transfer to Affiliate	71
Section 9.9.	Certain Rehired Employees	71
Section 9.10.	Transfer of Employment to or from Facilities formerly Owned by CEG	72

ARTICLE 10 ADMINISTRATION		73

Section 10.1.	The Administrator, the Investment Office and the Corporate Investment Committee	73
Section 10.2.	Claims Procedure	78
Section 10.3.	Procedures for Domestic Relations Orders	80
Section 10.4.	Computation of Benefits	81
Section 10.5.	Actuary to Be Employed	81
Section 10.6.	Funding Policy	81
Section 10.7.	Notices to Participants, Etc.	82
Section 10.8.	Notices to Employers or Administrator	82
Section 10.9.	Records	82
Section 10.10.	Responsibility to Advise Administrator of Current Address	82
Section 10.11.	Electronic Media	83
Section 10.12.	Correction of Error	83

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COMMONWEALTH EDISON COMPANY

SERVICE ANNUITY SYSTEM

ARTICLE 1

ESTABLISHMENT AND PURPOSE

The title of this Plan shall be the “Commonwealth Edison Company Service Annuity System”. This Plan is an amendment and restatement of the Commonwealth Edison Company Service Annuity System as in effect on December 31, 2012 and, except as otherwise provided, shall apply to Employees whose employment is terminated on or after January 1, 2013 and to the surviving Spouses and surviving dependent children of such Employees. The benefits of Employees whose employment terminates before January 1, 2013 and of the surviving Spouses and surviving dependent children of such Employees shall be determined under the Commonwealth Edison Company Service Annuity System as in effect at the time of such Employees’ termination, including any provisions of this Plan effective at such time; provided, however, that the provisions of Article 7 (relating to limitations on benefits), Article 9 (relating to special rules relating to participation of and distribution to certain terminated or transferred employees), Article 10 (relating to administration), Article 13 (relating to miscellaneous provisions) and Article 15 (relating to amendment and termination of the Plan) shall be effective for all such persons.

For purposes of the Plan, the phrase “a member of IBEW Local Union 15” shall mean an employee whose terms of employment are subject to a collective bargaining agreement between IBEW Local Union 15 and his or her employer.

ARTICLE 2

DEFINITIONS

Section 2.1. Defined Terms. As used herein the following words and phrases shall have the following respective meanings when capitalized unless the context clearly indicates otherwise:

(1) Administrator. The Company acting through its Vice President, Health & Benefits or such other person appointed pursuant to Section 10.1.

(2) Affiliate. (a) A corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as an Employer, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with an Employer, (c) an organization (whether or not incorporated) that is a member of an affiliated service group (within the meaning of Section 414(m) of the Code) that includes an Employer, a corporation described in clause (a) of this subdivision or a trade or business described in clause (b) of this subdivision, or (d) any other entity that is required to be aggregated with an Employer pursuant to Regulations promulgated under Section 414(o) of the Code.

(3) Annuity Starting Date. The first day on which a Service Annuity is payable to a Participant.

(4) Basic Compensation. A Participant’s base pay rate per pay period, as determined by the Administrator. For purposes of the preceding sentence, a Participant’s base pay rate per pay period shall include (i) any amount contributed by the Participant’s Employer on behalf of such Participant for such year to the Participant’s Before-Tax Contributions Account under the Exelon Corporation Employee Savings Plan, a qualified transportation fringe benefit plan described in section 132(f) of the Code, the Exelon Corporation Benefits Contribution Options or the Exelon Corporation Key Choices Program and (ii) such other types of compensation or payments as may be determined by the Administrator from time to time or as may be set forth from time to time in Exhibit 1 attached hereto, and shall exclude (i) bonuses (other than meter readers’ bonuses, other bonuses included in Basic Compensation as described in Exhibit 1 and any payment for ratification of a collective bargaining agreement), (ii) overtime pay, (iii) shift premiums and (iv) such other types of compensation or payments as may be determined by the Administrator from time to time or as may be set forth from time to time in Exhibit 1 attached hereto. In the case of a Participant who is absent from employment due to either an authorized leave of absence (including a leave of absence for participation in Military Service) or employment by a union that represents any group of Employees, Basic Compensation shall mean, for the period during which the Participant is absent due to an authorized leave of absence or employment by such union, the Participant’s base pay rate per pay period in effect immediately preceding the first day of the Participant’s authorized leave of absence or employment by a union, as the case may be. A Participant whose Termination of Employment occurs on account of a Total and Permanent Disability, but who is not then eligible for a Service Annuity under Section 5.2 (relating to normal and deferred retirement), Section 5.3 (relating to early retirement), Section 5.4 (relating to disability retirement at or after age 45) or Section 5.5 (relating to disability retirement before age 45) shall not be treated as having any Basic Compensation for periods of Credited Service after such Termination of Employment. A Participant whose Termination of Employment occurs on account of a Total and Permanent Disability and who is receiving benefits under any Employer’s long term disability plan shall be treated for periods of Credited Service after such Termination of Employment as having Basic Compensation determined under Section 5.2(c).

(5) Beneficiary. A Participant’s Spouse or the Participant’s Dependent Minor Child or Dependent Disabled Child entitled, in the event of the death of the Participant, to receive a Service Annuity, under Section 6.3 (relating to the pre-retirement surviving spouse benefit), Section 6.4 (relating to the pre-retirement surviving child benefits) or Section 6.5 (relating to death benefits with respect to certain Participants who die during employment and after age 65). To the extent required by law and where applicable in the Plan, an alternate payee entitled to receive a Service Annuity under paragraph (b) of Section 13.2 (relating to exception to non-assignability for qualified domestic relations orders) shall also be a Beneficiary.

(6) CEG. Constellation Energy Group, Inc. and any of its affiliates that was an affiliate immediately before the Effective Time (as such term is defined in the Merger Agreement).

(7) Child. A Participant’s natural child born prior to the time payment of the Participant’s Service Annuity commences hereunder or a child adopted by a Participant prior to the time payment of the Participant’s Service Annuity commences hereunder.

(8) Code. The Internal Revenue Code of 1986, as amended.

(9) Company. Exelon Corporation, a Pennsylvania corporation, or any successor or successors.

(10) Consumer Price Index. The United States Bureau of Labor Statistics Consumer Price Index (U.S. City Average 1967 = 100). Such term shall also mean such index as it may from time to time be changed or, if it shall be discontinued, the most nearly comparable index, appropriately adjusted to yield results comparable with those which would have been produced if the index as defined in the preceding sentence had been used, as determined by the Investment Office.

(11) Corporate Investment Committee. The Company acting through the committee consisting of the executives or other persons designated from time to time in the charter of such Committee.

(12) Credited Service. The period of a Participant’s employment as an Eligible Employee which is used to compute the Participant’s Service Annuity and eligibility for commencement of payment of such Service Annuity under Article 5 (relating to Service Annuities) and Article 6 (relating to Service Annuity forms). A Participant’s Credited Service includes (a) the Participant’s Credited Service prior to the Effective Date determined in accordance with the provisions of the Plan as in effect prior to the Effective Date, (b) to the extent not duplicative, for a Participant who terminated employment prior to January 1, 2003, any additional service for actual employment credited to such Participant prior to the Effective Date in an Employer’s employment records pursuant to Commonwealth Edison Company’s service bridging policy, and (c) the period beginning on the Effective Date during which the Participant shall have been an Eligible Employee, including, (i) any period during which the Participant is in Military Service, provided that the Participant returns to the employ of an Employer within the period prescribed by laws relating to the reemployment rights of persons in Military Service, (ii) any period during which the Participant is employed by a union that represents any group of Employees, (iii) any period for which back pay is awarded to the Participant and pursuant to which award the Participant is required to receive Credited Service under the Plan, (iv) the period following Termination of Employment on account of a Total and Permanent Disability during which the Participant is receiving benefits under any Employer’s long term disability plan and (v) as and to the extent provided by resolutions of the board of directors of the Company, (1) any period of employment by Affiliates or other companies, and (2) any period of authorized absence from such employment or from employment as an Eligible Employee. A Participant’s periods of Credited Service before and after a period of absence from employment that is not included in the Participant’s Credited Service pursuant to the preceding sentences shall be aggregated only if (i) the Participant completes at least one year of Credited Service after such period of absence and (ii) the number of years of such period of absence from employment is less than five.

(13) Dependent Minor Child. A Child who, as of the time of the Participant’s retirement or death, is under the age of 21 and qualifies as a dependent of the Participant within the meaning of Section 152 of the Code.

(14) Dependent Disabled Child. A Child who, as of the time of the Participant’s retirement or death, has a permanent physical or mental disability, as certified by the medical director of the Company or by such other licensed physician designated by the Administrator, that causes such Child to be unable to engage in substantial gainful employment, and is a dependent of the Participant within the meaning of Section 152 of the Code (determined by disregarding any age limitation contained in Section 152 of the Code).

(15) Earnings. The Participant’s earnings during the Participant’s period of Credited Service on and before December 25, 1994 determined in accordance with the provisions of the Plan as in effect prior to April 1, 1995.

(16) Effective Date. Except as otherwise specifically provided herein, the Effective Date of this amendment and restatement of the Plan with respect to the Company and any other entity that was an Employer on December 31, 2012 shall be January 1, 2012 and in the case of any other Employer shall be the date designated by such Employer.

(17) Eligible Employee. (a) Any Employee who was an Eligible Employee on December 31, 2000, and who is receiving regular salary or wages from and rendering services to an Employer, or any such individual who is on an authorized leave of absence, and (b) on or after January 1, 2001, any Employee whose first Hour of Service with an Employer is prior to January 1, 2009 and who (i) is a member of IBEW Local Union 15 who becomes initially employed at a facility that, as of October 19, 2000, was owned by Commonwealth Edison Company, Unicom Corporation or any affiliate of Unicom Corporation, (ii) elects to participate in this Plan and (iii) is either receiving regular salary or wages from and rendering services to an Employer, or is on an authorized leave of absence; but, in either case excluding (i) an Employee the terms of whose employment are subject to a collective bargaining agreement that does not provide for participation in this Plan, (ii) an Employee paid on the temporary payroll of an Employer who has never completed at least 1,000 Hours of Service in any period of twelve consecutive months beginning with the Employee’s date of hire or anniversary thereof, (iii) an Employee who executes a written waiver of his or her right to participate in the Plan; (iv) an individual who performs services for an Employer, pursuant to an agreement (written or oral) that classifies such individual’s relationship with the Employer as other than an Employee regardless of whether such individual is at any time determined to be an Employee; (v) on or after the Effective Time, an individual who was employed immediately prior to the Effective Time (as such term is defined in the Merger Agreement) at CEG or a facility owned immediately before the Effective Time by CEG and (vi) an individual who is newly employed on or after the Effective Time (as such term is defined in the Merger Agreement) at a facility owned immediately before the Effective Time by CEG. Notwithstanding anything contained in the Plan to the contrary, any Employer may, at the time such Employer elects to participate in this Plan in the manner described in Section 11.1 (relating to adoption of the Plan), designate, with the consent of the Company, a specified group of Employees who will be Eligible Employees. In the case of Unicom Thermal Technologies Inc. (“Unicom Thermal”), the term “Eligible Employee” shall mean only those persons rendering service to Unicom Thermal who (i) formerly were employed by the Company, (ii) transferred from the employment of the Company to the employment of Unicom Thermal at the request of the Company, (iii) are otherwise described in the definition of Eligible Employee set forth in this subdivision (16) and (iv) completed at least ten years of Credited Service under the Plan at the time of transfer from the employment of the Company to the employment of Unicom Thermal; provided, however, any such Employee who had at least eight years of Credited Service at the time of such transfer shall continue to be an Eligible Employee in the Plan until such Employee completes ten years of Credited Service. In the case of any individual who, as of December 31, 2000, was an Employee of Commonwealth Edison Company and who subsequently transfers employment to employment with the Exelon Power Team, such individual shall remain an Eligible Employee through the second anniversary of the date of such transfer of employment, and shall not thereafter be an Eligible Employee. Notwithstanding the preceding sentence, an individual who, as of December 31, 2000, was an Employee of Commonwealth Edison Company and who transferred employment to employment with the Exelon Power Team shall be an Eligible Employee as of January 1, 2004, and, without limiting the preceding clause, an individual who transfers employment from employment with an Employer to employment with the Exelon Power Team during 2003 and who was an Eligible Employee immediately prior to such transfer shall continue to be an Eligible Employee until December 31, 2003 and each individual who transfers employment from the Exelon Power Team to an Employer during 2003 shall not be an Eligible Employee prior to January 1, 2004. In the case of Exelon Services Inc., the term “Eligible Employee” shall be limited to those Employees of Exelon Services Inc. who were on the payroll of Unicom Energy Solutions as of April 1, 2001 and are otherwise Eligible Employees. Notwithstanding anything contained herein to the contrary, an Eligible Employee shall not include an individual who has received a Special Lump Sum Payment or an Immediately Commencing Annuity in accordance with Section 6.9 (relating to Special Lump Sum Payment Option).

(18) Employee. An individual whose relationship with an Employer is, under common law, that of an employee.

(19) Employer. The Company and any other Affiliate set forth on Appendix I hereto that, with the consent of the Company, elects to participate in the Plan in the manner described in Section 11.1 (relating to adoption of the Plan) either with respect to all Employees or a specified group of Employees of such Affiliate and any successor Affiliate that adopts this Plan pursuant to Article 12 (relating to continuance by a successor). If any entity described in the preceding sentence withdraws from participation in the Plan pursuant to Section 15.3 (relating to termination of the Plan by an Employer), such entity shall thereupon cease to be an Employer. Appendix I shall be updated from time to time by the Company to reflect any adoption pursuant to Section 11.1, but the failure to so update such Appendix shall not affect the effectiveness of any such adoption. Such adoptions will be effective whether occurring before, on or after the Effective Date and whether or not reflected in Appendix I.

(20) ERISA. The Employee Retirement Income Security Act of 1974, as amended.

(21) Federal Benefit. The annual amount of full old age benefits which would be payable to the Participant under the Federal Social Security Act at the age at which full old age benefits would be payable to such Participant under such Act. Except as provided in the following sentence, the amount of the Federal Benefit and the age at which full old age benefits become payable shall be determined as of December 25, 1994 in accordance with the provisions of the Plan as in effect on such date. Notwithstanding the preceding sentence, solely for purposes of Section 5.6 (relating to Federal Benefit supplemental payments), the amount of Federal Benefit and the age at which full old age benefits become payable shall be determined at the time of a Participant’s Termination of Employment by using the terms of the Federal Social Security Act as in effect at such time. For purposes of the preceding sentence, the amount of Federal Benefit shall be computed (a) with respect to a member of IBEW Local Union 15 whose Termination of Employment occurs on or after January 1, 2011, by using the Participant’s compensation subject to tax under the Federal Insurance Contributions Act (other than the Medicare portion), and (b) with respect to any other Participant, by using an estimated wage history determined by applying a salary scale based on the actual change in the average national wage from year to year as determined by the Social Security Administration, projected backwards, to the Participant’s compensation subject to tax under the Federal Insurance Contributions Act (other than the Medicare portion) for the calendar year ending immediately prior to the Participant’s Termination of Employment. Notwithstanding the preceding sentence, in no event shall a Participant’s Federal Benefit be greater than the Federal Benefit determined by using a wage history that assumes the Participant earned no compensation for periods prior to employment with the Company and Affiliates and uses actual compensation paid by the Company and Affiliates for periods of employment with the Company and Affiliates and, in the case of a Participant who is absent from employment due to employment by a union that represents any group of Employees, uses actual compensation paid by such union for periods of employment with such union

(22) Highest Average Annual Pay. The sum of a Participant’s average annual Basic Compensation and Incentive Pay (a) with respect to any Participant who, as of the date of the Participant’s Termination of Employment, is not a member of IBEW Local Union 15, during the four consecutive years (104 biweekly pay periods), and (b) with respect to any Participant who, as of the date of the Participant’s Termination of Employment, is a member of IBEW Local Union 15, during which such average annual Basic Compensation and Incentive Pay was the highest, or (c) during all years of the Participant’s Credited Service if such Credited Service is less than 104 or 78 biweekly pay periods, as applicable. In determining whether a Participant has 104 or 78 consecutive biweekly pay periods, as applicable, any period of uncompensated absence from employment with an Employer, other than an absence due to participation in Military Service shall be disregarded. In computing “Highest Average Annual Pay,” the total of the Basic Compensation and Incentive Pay for a Participant for the applicable consecutive pay periods shall be multiplied, in the case of 104 pay periods by 0.25068654 and in the case of 78 pay periods by 0.33424872; provided, that in the case of a Participant whose years of Credited Service include fewer than 104 or 78 pay periods, as applicable, the multiplier shall be a fraction the numerator of which is one and the denominator of which is the quotient of (a) the number of 14-day periods during each 365-day period (or if less, during the Participant’s Credited Service) and (b) the number of pay periods during the Participant’s years of Credited Service. In addition, notwithstanding anything herein to the contrary, in computing an Employee’s Highest Average Annual Pay, the aggregate amount of the Employee’s Basic Compensation and Incentive Pay in excess of the following limits shall not be taken into account: (i) for Plan Years ending before January 1, 1996, $200,000 (as adjusted for increases in the cost of living pursuant to Section 415(d) of the Code for the year in which the computation of Basic Compensation and Incentive Pay is being made), (ii) for Plan Years beginning on or after January 1, 1996 and before January 1, 2002, $150,000 (adjusted for increases in the cost of living in accordance with Section 401(a)(17) of the Code), and (iii) for all Plan Years beginning on or after January 1, 2002, $200,000 (adjusted for increases in the cost of living in accordance with Section 401(a)(17) of the Code). For purposes of the preceding sentence, the limit determined with respect to clause (i) for the last year for which the computation is made shall be applied for such year and all preceding years. For Plan Years beginning before January 1, 1997, the Basic Compensation and Incentive Pay of an Employee who is a 5% owner of Commonwealth Edison Company or any Affiliate or one of the ten employees of Commonwealth Edison Company and all Affiliates who was paid the greatest compensation (as defined in Section 415 of the Code) for the Plan Year shall include the Basic Compensation and Incentive Pay of the Employee’s spouse and any lineal descendants of the Employee who have not attained age 19 before the close of the Plan Year.

(23) Hour of Service. (a) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties (such hours to be credited to the Employee for the computation period or periods in which the duties are performed); (b) each hour for which an Employee is paid, or entitled to payment, on account of a period of time during which no duties are performed (irrespective of whether a Termination of Employment has occurred) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence (such hours to be credited to the Employee for the computation period or periods in which the period of time during which no duties are performed occurs); and (c) each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by an Employer (such hours to be credited to the Employee for the computation period or periods in which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made). Hours of Service shall be computed in accordance with paragraphs (b) and (c) of Section 2530.200b-2 of the Department of Labor Regulations.

(24) Incentive Pay. The payments, if any, earned by the Participant with respect to each year of Credited Service after 1994, regardless of when paid, under the plans set forth in Exhibit 2 attached hereto. Incentive Pay shall also include with respect to each year of Credited Service commencing after December 31, 2002, lump sum merit increases paid during such year of Credited Service. In the case of a Participant who is absent from employment due to employment by a union that represents any group of Employees, Incentive Pay shall mean, for the period during which the Participant is absent from employment, the payments the Participant would have received under the applicable plan set forth in Exhibit 2 attached hereto, as determined by the union employing such Participant.

(25) Investment Office. The Company acting through the Exelon Investment Office.

(26) Merger Agreement. That Agreement and Plan of Merger, dated as of April 28, 2011, by and among Exelon Corporation, Bolt Acquisition Corporation and Constellation Energy Group, Inc

(27) Military Service. The performance of duty on a voluntary or involuntary basis in a “uniformed service” (as defined below) under competent authority of the United States government and includes active duty, active duty for training, initial active duty for training, inactive duty training, full-time National Guard duty, and a period for which a person is absent from employment for the purpose of an examination to determine the fitness of the person to perform any such duty. For purposes of the preceding sentence, the term “uniformed service” means the Armed Forces, the Army National Guard and the Air National Guard when engaged in active duty for training, inactive duty training, or full-time National Guard duty, the commissioned corps of the Public Health Service, and any other category of persons designated by the President of the United States in time of war or emergency.

(28) Normal Retirement Age. A Participant’s 65th birthday.

(29) Participant. An Employee described in Article 3 (relating to participation). An individual shall cease to be a Participant upon the date the individual is no longer eligible to receive a benefit from this Plan (including, without limitation, upon his or her receipt of a Special Lump Sum Payment as defined in Section 6.9 (relating to Special Lump Sum Payment Option)) or upon the individual’s Termination of Employment if the individual has not completed at least five years of Vesting Service upon the date of his or her Termination of Employment and is not otherwise eligible to receive a benefit from this Plan.

(30) Plan. The Plan herein set forth, as from time to time amended, which is part of the Exelon Corporation Retirement Program.

(31) Plan Year. The calendar year.

(32) Regulations. Written promulgations of the Department of Labor construing Title I of ERISA or the Internal Revenue Service construing the Code.

(33) Retiree. A Participant or Beneficiary receiving a Service Annuity.

(34) Service Annuity. The amount payable to a Retiree from the Service Annuity Fund under the Plan. Except as otherwise indicated by the context, such term includes an annuity payable pursuant to paragraph (b) of Section 6.1 (relating to annuities payable to married Participants), Section 6.2 (relating to optional Service Annuity forms), Section 6.3 (relating to surviving spouse annuities, Section 5.6 (relating to Federal Benefit supplemental payments), Section 5.7 (relating to deferred vested termination) and Section 6.4 (relating to a surviving Child annuity). Notwithstanding the foregoing, a Participant shall not be entitled to any amount payable from the Service Annuity Fund under the Plan following the Participant’s receipt of a Special Lump Sum Payment within the meaning of Section 6.9 (relating to Special Lump Sum Payment Option).

(35) Service Annuity Fund. All money and property of every kind held by the Trustee under the Trust Agreement.

(36) Spouse. The individual who is the husband or wife of a Participant as the result of a legal union between one man and one woman, within the meaning of the Defense of Marriage Act, on the Participant’s Pension Starting Date, or if earlier, on the date of the Participant’s death. While the Spouse is living and, except as otherwise provided in a qualified domestic relations order as described in paragraph (b) of Section 13.2 (relating to exception to nonassignability in the case of a qualified domestic relations order) or paragraph (c) of Section 6.6 (relating to automatic cancellation of elections), such Spouse shall be treated as the Participant’s Spouse for all purposes of this Service Annuity System without regard to whether such Spouse remains married to the Participant after the Participant’s Annuity Starting Date.

(37) Termination of Employment. A Participant’s ceasing to be an Employee of any Employer or any Affiliate. A transfer between employment by an Employer and employment by an Affiliate or between employment by Employers or Affiliates shall not constitute a Termination of Employment.

(38) Total and Permanent Disability. A disability which, in the opinion of the Administrator, renders the Participant unable to perform the principal duties of the Participant’s regular job classification or such other job classification as may be made available to the Participant by an Employer or an Affiliate and which results from a cause other than one or more of the following, as determined by the Administrator, in its sole discretion:

(i) excessive or habitual use of drugs, intoxicants, narcotics or alcohol;

(ii) injury or disease sustained while participating in illegal activities; or

(iii) injury or disease sustained while employed by another Employer and arising out of such other employment.

(39) Trust Agreement. The agreement between the Company and the Trustee governing the Service Annuity Fund.

(40) Trustee. The trustee of the Service Annuity Fund or, if there shall be more than one trustee acting at any time, all of such trustees collectively.

(41) Vesting Service. The period of an Employee’s employment which is used to determine whether the Employee is entitled to receive a Service Annuity under Article 5 (relating to Service Annuities). An Employee’s Vesting Service includes (a) the Participant’s vesting service prior to the Effective Date determined in accordance with the provisions of the Plan as in effect prior to the Effective Date, (b) to the extent not duplicative, for an Employee who terminated prior to January 1, 2003, any additional service for actual employment credited to such Employee prior to the Effective Date in an Employer’s employment records pursuant to Commonwealth Edison Company’s service bridging policy and (c) the aggregate of the periods beginning on or after the Effective Date during which the Employee is employed by an Employer or an Affiliate, provided that in the case of an Employee who has no vested right to any benefits under this Plan, such Employee’s periods of Vesting Service before and after a period of absence from employment shall be aggregated only when the Employee’s number of consecutive one-year periods of absence from employment is less than five and the Employee has at least one year of Vesting Service after such period of absence from employment. For purposes of the preceding sentence, an Employee shall be deemed to be employed by an Employer or an Affiliate during (a) any period of absence from employment by an Employer or an Affiliate which is of less than twelve months’ duration, (b) the first twelve months of any period of absence from employment for any reason other than the Employee’s quitting, retiring or being discharged, except as provided in clause (f) below, (c) any period during which the Employee is in Military Service, provided that the Employee returns to the employ of an Employer or an Affiliate within the period prescribed by laws relating to the reemployment rights of persons in Military Service, (d) any period, whether less than or greater than twelve months, during which the Participant is employed by a union that represents any group of Employees, (e) the period following Termination of Employment on account of a Total and Permanent Disability during which the Participant is receiving benefits under any Employer’s long term disability plan and (f) as and to the extent provided by resolutions of the board of directors of the Company, any period of authorized absence from employment as an Eligible Employee. The Administrator may require certification from an Employee, as a condition of granting Vesting Service under this subdivision (39), that the leave was taken for one of the reasons enumerated in the preceding sentence. Notwithstanding the preceding sentences, in determining an Employee’s period of absence from employment by an Employer or an Affiliate, the following shall be disregarded: the first twenty-four months of any period of absence from employment by reason of (i) the Employee’s pregnancy, (ii) the birth of the Employee’s child, (iii) the placement of a child with the Employee in connection with the adoption of such child by such Employee or (iv) caring for such child for a period beginning immediately following such birth or placement.

Section 2.2. Gender and Plurals. Wherever used in this Plan, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

Section 2.3. Definition of “Highly Compensated Employee”. Wherever applicable for purposes of satisfying legal requirements applicable to the Plan, the term “highly compensated employee” shall mean any Employee who performs service in the determination year and who (a) is a 5%-owner (as determined under section 416(i)(1)(A)(iii) of the Code) at any time during the Plan Year or the preceding Plan Year or (b) both (1) is paid compensation in excess of $80,000 (as adjusted for increases in the cost of living in accordance with section 414(q)(1)(B)(ii) of the Code) from an Employer for the preceding Plan Year, and (2) is in the group of employees consisting of the top 20% of the employees of the Employer and its Affiliates when ranked on the basis of compensation paid during such preceding Plan Year.

ARTICLE 3

PARTICIPATION

Section 3.1. Employees Represented by IBEW Local Union 15. Each Eligible Employee who is a member of a collective bargaining unit represented by IBEW Local Union 15 and who was a Participant in the Plan on December 31, 2000 shall continue to be a Participant as of January 1, 2001. Each other Eligible Employee who is a member of IBEW Local Union 15 shall become a Participant as of the first day that such Eligible employee completes an Hour of Service with an Employer as an Eligible Employee, provided that such Eligible Employee does not elect, in the time and manner prescribed by the Administrator for such an election, to participate in the Exelon Corporation Pension Plan for Bargaining Unit Employees. Notwithstanding the foregoing, effective January 1, 2009, an Employee who is a member of a collective bargaining unit represented by IBEW Local Union 15 and whose first Hour of Service with an Employer is on or after January 1, 2009 shall not be an Eligible Employee and shall not be eligible to become a Participant at any time.

Section 3.2. Management Employees. (a) In General. Each Participant who is not a member of a collective bargaining unit represented by IBEW Local Union 15 and who is, as of January 1, 2002, an Eligible Employee shall be permitted to elect, in the time and manner prescribed by the ‘Committee’, as such term was defined in the Plan prior to June 1, 2006, to either (i) continue participating in the Plan on and after January 1, 2002 or (ii) cease participating in the Plan as of December 31, 2001 and begin participating in the Exelon Corporation Cash Balance Pension Plan as of January 1, 2002. Each Eligible Employee who elects to continue participating in the Plan or who is offered and fails to make any such election shall continue to be a Participant as of January 1, 2002. Each Eligible Employee who elects to participate in the Exelon Corporation Cash Balance Pension Plan in lieu of participation in this Plan shall cease participation in the Plan as of December 31, 2001 and shall not be entitled to any benefit under the Plan, unless such Participant receives a notification (the “Notice”) from an Employer that his or her employment with the Employers and their Affiliates will be terminated on or before December 31, 2002 and that such Participant is eligible for severance benefits under the Exelon Corporation Merger Separation Plan for Designated Management Employees or any other severance plan maintained by an Employer or an Affiliate. An Eligible Employee who receives a Notice shall continue to be a Participant in the Plan until his or her Termination of Employment, notwithstanding such Eligible Employee’s election to participate in the Exelon Corporation Cash Balance Pension Plan. An Eligible Employee (i) who receives a Notice, but whose employment does not terminate on or before December 31, 2002, or (ii) whose employment terminates before December 31, 2002 without the Employee receiving a Notice shall cease participation in the Plan as of December 31, 2001 if such Employee elects, in the time and manner prescribed by the ‘Committee’, as such term was defined in the Plan prior to June 1, 2006, to participate in the Exelon Corporation Cash Balance Pension Plan.

Effective as of January 1, 2004, each Eligible Employee (i) who is an employee of the Exelon Power Team, (ii) who, as of December 31, 2000, was an Employee of Commonwealth Edison Company and is, as of January 1, 2004, an Eligible Employee, (iii) who was, at any time prior to January 1, 2004, a Participant and (iv) who did not previously make a valid election pursuant to the preceding paragraph shall be permitted to elect, in the time and manner prescribed by the ‘Committee’, as such term was defined in the Plan prior to June 1, 2006, to either (A) resume or continue participation in the Plan as of January 1, 2004 or (B) participate in the Exelon Corporation Cash Balance Pension Plan as of January 1, 2004. Each such Eligible Employee who affirmatively elects to resume or continue participation in the Plan in lieu of participation in the Exelon Corporation Cash Balance Pension Plan shall resume or continue participation in this Plan as of January 1, 2004.

(b) Transfer of Benefits and Assets to Cash Balance Pension Plan. If an Eligible Employee described in paragraph (a) above elects to participate in the Exelon Corporation Cash Balance Pension Plan in lieu of participating in the Plan, the Employee’s Service Annuity, determined as of December 31, 2001, or December 31, 2003, as the case may be, based on the Employee’s Credited Service and Highest Annual Average Pay as of such date but without giving effect to Section 5.6, shall be transferred to the Exelon Corporation Cash Balance Pension Plan and such Employee shall not accrue any additional benefit under the Plan. An amount of assets that is equal to the present value of the Participant’s Service Annuity described in the preceding sentence, determined using the methods and assumptions prescribed by Section 4044 of ERISA, shall also be transferred to the Exelon Corporation Cash Balance Pension Plan. Such transfer of benefits and assets related thereto shall occur as soon as administratively practicable after the Eligible Employee makes the election described in paragraph (a) above. In the event that an Eligible Employee whose Service Annuity and related assets are transferred to the Exelon Corporation Cash Balance Pension Plan receives a Notice and has a Termination of Employment on or before December 31, 2002, the Service Annuity and related assets that were transferred to the Exelon Corporation Cash Balance Pension Plan shall be transferred back to the Plan and the amount of the pension benefit accrued by such Employee during 2002 (if any) shall be determined under the terms of this Plan rather than the Exelon Corporation Cash Balance Pension Plan. Such transfer shall occur as soon as administratively practicable.

Section 3.3. Cessation of Participation. An individual’s participation in the Plan shall cease upon the date the individual is no longer eligible to receive a benefit from this Plan or upon the individual’s Termination of Employment if the individual has not completed at least five years of Vesting Service upon the date of his or her Termination of Employment and is not otherwise eligible to receive a benefit from this Plan.

Section 3.4. Certain Rehired Employees. Notwithstanding anything contained herein to the contrary, no Employee who has received a Special Lump Sum Payment or an Immediately Commencing Annuity in accordance with Section 6.9 (relating to Special Lump Sum Payment Option) shall be eligible to become a Participant pursuant to this Article 3.

ARTICLE 4

CONTRIBUTIONS

Section 4.1. Amount of Contributions. The Employers intend to make contributions to the Service Annuity Fund of amounts which, in the aggregate over a period of time, are sufficient to finance the benefits provided by the Plan. All such contributions shall be in such amounts and shall be made in such manner and at such time as the Company shall from time to time determine in accordance with the funding policy it establishes and consistent with minimum funding standards under Section 412 of the Code. the Company may rely on the advice of actuaries in establishing and carrying out a funding policy. Forfeitures arising under the Plan for any reason shall be applied to reduce the cost of the Plan, not to increase the Service Annuities payable to Participants, Beneficiaries or Retirees.

Section 4.2. Return of Contributions. Any contribution made to the Service Annuity Fund by an Employer by reason of a good faith mistake of fact, or any contribution made to the Service Annuity Fund by an Employer which exceeds the maximum amount for which a deduction is allowable to the Employer for federal income tax purposes by reason of a good faith mistake in determining the maximum deductible amount, shall upon the request of the Employer be returned by the Trustee to the Employer. The Employer’s request and the return of any such contribution must be made within one year after such contribution was mistakenly made or after the deduction of such excess portion of such contribution was disallowed, as the case may be. The amount to be returned to the Employer pursuant to this Section 4.2 shall be the excess of (a) the amount contributed over (b) the amount that would have been contributed had there not been a mistake of fact or a mistake in determining the maximum allowable deduction. Earnings attributable to the amount contributed by mistake shall not be returned to the Employer, but losses attributable thereto shall reduce the amount so returned.

ARTICLE 5

SERVICE ANNUITIES

Section 5.1. Description of Service Annuities. Each Participant whose Termination of Employment occurs on or after his or her Normal Retirement Age shall be entitled to a Service Annuity as described in Section 5.2 (relating to normal and deferred retirement). Each Participant whose Termination of Employment occurs prior to the Participant’s 65th birthday but after the Participant has completed at least ten years of Credited Service and has attained age 50 shall be entitled to a Service Annuity as described in Section 5.3 (relating to early retirement). Each Participant whose Termination of Employment occurs on or after the Participant’s 45th birthday on account of a Total and Permanent Disability shall be entitled to a Service Annuity as described in Section 5.4 (relating to disability retirement at or after age 45), provided such Participant has satisfied the conditions set forth in Section 5.4. Each Participant who has completed at least ten years of Credited Service and whose Termination of Employment occurs prior to the Participant’s 45th birthday on account of Total and Permanent Disability shall be entitled to a Service Annuity as described in Section 5.5 (relating to disability retirement before age 45), provided such Participant has satisfied the conditions set forth in Section 5.5. Each Participant whose Termination of Employment occurs after the Participant has completed at least five years of Vesting Service but who is not described in any of the preceding sentences shall be entitled to a Service Annuity described in Section 5.7 (relating to deferred vested termination).

Section 5.2. Normal and Deferred Retirement. (a) In General. Each Participant whose Termination of Employment occurs on or after the Participant’s Normal Retirement Age shall be entitled, subject to Section 6.1 (relating to the basic Service Annuity form of payment), to receive a Service Annuity payable in semi-monthly payments for the Participant’s lifetime commencing on the Service Annuity payment date immediately following the day the Participant’s status on the Human Resource system of the Company is changed to “inactive.” The annual amount of such Service Annuity shall equal, subject to Section 5.8 (relating to special rules for computation of Service Annuities), Section 7.1 (relating to maximum annual benefits) and Section 7.2 (relating to temporary restrictions on benefits in case of termination or curtailment), the sum of the amounts described in subparagraphs (A), (B) and (C) below:

(A) 1.25% of the Participant’s Earnings, reduced by 25% (less 1% for each year, if any, by which the Participant’s years of Credited Service as of December 25, 1994 are less than 35, computed to the nearest full year) of the Participant’s Federal Benefit, determined as of December 25, 1994.

(B) 1.60% (1.62% for Participants who terminate employment on or after October 1, 2008 and were a member of a collective bargaining unit represented by IBEW Local Union 15 immediately prior to termination of employment) of the Participant’s Highest Average Annual Pay, multiplied by the number of years of the Participant’s Credited Service (not in excess of 40 years).

(C) 0.5% of the Participant’s Highest Average Annual Pay, multiplied by the number of years, if any, by which the Participant’s years of Credited Service (not in excess of 40) exceed the limitation on the number of years of Credited Service taken into account under subparagraph (B) of paragraph (a) of this Section 5.2.

Notwithstanding the preceding, the annual amount of the Service Annuity for a Participant who has at least 10 years of Credited Service shall not be less than the applicable amount stated in Table A.

(b) Special Rule for Participants Who Attain Age 70- 1⁄2 While Employed. If a Participant remains employed by an Employer or an Affiliate beyond April 1 of the year following the year in which the Participant attains age 70- 1⁄2, distribution of such Participant’s Service Annuity (i) shall commence, in the case of a Participant who is a 5-percent owner as defined in Section 416(i) of the Code, or (ii) may commence, upon any other such Employee’s election, in either case, not later than April 1 next following the calendar year in which the Participant attains age 70- 1⁄2.

The annual amount of the Participant’s Service Annuity that commences under the preceding paragraph shall be recomputed pursuant to this Section 5.1 (relating to normal and deferred retirement) as of each succeeding April 1 to reflect any increase in the Participant’s Credited Service and Highest Average Annual Pay attributable to the Participant’s employment since the preceding April 1.

Notwithstanding anything in the Plan to the contrary, the form and timing of all distributions under the Plan to any Participant shall be in accordance with Section 401(a)(9) of the Code and regulations issued thereunder, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code and Treasury Regulation §1.401(a)(9)-2 through Treasury Regulation §1.401(a)(9)-9.

(c) Basic Compensation for Participant with Total and Permanent Disability. In the case of a Participant whose Termination of Employment is on account of a Total and Permanent Disability and who is entitled to a Service Annuity under either paragraph (b) of Section 5.4 (relating to disability retirement at or after age 45 for management Employees ) or paragraph (b) of Section 5.5 (relating to disability retirement before age 45 for management Employees), Basic Compensation shall mean, for the period following the Participant’s

Termination of Employment and during which the Participant is receiving benefits under any Employer’s long term disability plan, the Participant’s base pay rate per pay period in effect immediately preceding the first day of the Participant’s absence due to such Total and Permanent Disability increased each October 1 following the Participant’s Termination of Employment at a rate equal to the cost of living adjustment described in the following sentence. For purposes of the preceding sentence, the cost of living adjustment shall equal, for each October 1, the percentage by which the Consumer Price Index for the July immediately preceding such October 1 exceeds the Consumer Price Index for the July immediately preceding the twelve month period beginning October 1 in which the Participant’s Termination of Employment occurred; provided, however, that:

(i) If, as of such October 1, there shall be no such excess, the adjustment percentage shall be deemed to be zero for the twelve-month period beginning on such October 1.

(ii) There shall be no negative adjustment percentage.

(iii) The aggregate adjustment percentage for any twelve-month period beginning October 1 shall never be lower than the aggregate adjustment percentage for the preceding such period.

(iv) If the percentage increase in the Consumer Price Index computed for the twelve-month period beginning on October 1 does not exceed the aggregate adjustment percentage for the preceding twelve-month period by at least three percentage points, the aggregate adjustment percentage for the preceding twelve-month period shall continue in effect during such twelve-month period beginning on October 1.

(v) The aggregate adjustment percentage for any twelve-month period beginning on October 1 shall not be more than seven percentage points greater than that for the preceding twelve-month period. If the aggregate adjustment percentage for any twelve-month period beginning on October 1 exceeds by more than seven percentage points the aggregate adjustment percentage for the preceding twelve-month period, the excess shall be carried over to succeeding twelve-month periods until such excess is reduced to zero.

(vi) The adjustment percentage for the twelve-month period beginning with the October 1 next following the date the Participant’s Termination of Employment occurs shall be the adjustment percentage determined in accordance with the preceding provisions of this Section 5.2(c) multiplied by a fraction the numerator of which shall be the number of full calendar months between such date and such October 1 and the denominator of which shall be twelve.

The adjustment described in this Section 5.2(c) shall continue to be made unless and until the Participant ceases to be eligible to receive benefits under any Employer’s long term disability plan. Notwithstanding the preceding sentence, if a Participant returns to employment with any Employer and ceases to be eligible to receive benefits under any Employer’s long term disability plan but again becomes eligible to receive such benefits as a continuation of the same Total and Permanent Disability, as determined under the provisions, or interpretations, of the Employer’s long term disability plan, the adjustments described in this Section 5.2(c) shall continue to be made as though the Participant had never ceased to be eligible for such benefits, provided that an adjustment shall be made for any earnings received by the Participant while the Participant was employed by any Employer.

Section 5.3. Early Retirement. Each Participant whose Termination of Employment occurs prior to the Participant’s 65th birthday but after the Participant has completed at least ten years of Credited Service and has attained age 50 shall be entitled to elect, subject to Section 6.1 (relating to the basic Service Annuity form of payment), to receive an early retirement Service Annuity payable in semi-monthly payments for the Participant’s lifetime commencing no earlier than the Service Annuity payment date immediately following the day the Participant’s status on the Human Resource system of the Company is changed to “inactive” and no later than the Service Annuity payment date coinciding with or immediately following the date the Participant attains age 65. The annual amount of such early retirement Service Annuity shall, subject to Section 5.8 (relating to special rules for computation of Service Annuities), Section 7.1 (relating to maximum annual benefits) and Section 7.2 (relating to temporary restrictions on benefits in the case of termination or curtailment) be the amount computed pursuant to Section 5.2 (relating to normal and deferred retirement) multiplied by the applicable factor (determined with reference to the Participant’s attained age at the time benefits commence to be paid) from (a) with respect to any Participant who is not a member of IBEW Local Union 15, Table B, and (b) with respect to any Participant who is a member of IBEW Local Union 15, Table B-1.

Section 5.4. Disability Retirement at or After Age 45. (a) Rules Applicable to Union Employees. Each Eligible Participant (as defined in the following paragraph) whose Termination of Employment occurs on or after the Eligible Participant’s 45th birthday on account of a Total and Permanent Disability and who is not then eligible for a Service Annuity under Section 5.2 (relating to normal and deferred retirement) or Section 5.3 (relating to early retirement) shall be entitled to elect, subject to Section 6.1 (relating to the basic Service Annuity form of payment), without regard to the number of the Eligible Participant’s years of Credited Service, to receive a disability Service Annuity payable in semi-monthly payments for the Eligible Participant’s lifetime commencing no earlier than the Service Annuity payment date immediately following the day the Eligible Participant’s status on the Human Resource system of the Company is changed to “inactive” and no later than the Service Annuity payment date coinciding with or immediately following the date the Eligible Participant attains age 65. The annual amount of such disability Service Annuity shall, subject to Section 5.8 (relating to special rules for computation of Service Annuities), Section 7.1 (relating to maximum annual benefits) and Section 7.2 (relating to temporary restrictions on benefits in case of termination or curtailment), be the amount computed pursuant to Section 5.3 (relating to early retirement), except that if the Eligible Participant’s employment terminated on account of a Total and Permanent Disability prior to the Eligible Participant’s 55th birthday, the Eligible Participant shall be treated as though he or she attained age 55 for purposes of determining the applicable factor from Table B.

For purposes of this Section 5.4, an “Eligible Participant” shall mean a Participant who, at the time the Participant’s employment terminates, is a member of Local Union 15, International Brotherhood of Electrical Workers.

(b) Rules Applicable to Management Employees. Each Participant who is a management Employee, whose Termination of Employment occurs on or after the Participant’s 45th birthday on account of a Total and Permanent Disability and who is not then eligible for a Service Annuity under Section 5.2 (relating to normal and deferred retirement) or Section 5.3 (relating to early retirement) shall be entitled to elect, subject to Section 6.1 (relating to the basic Service Annuity form of payment), without regard to the number of the Participant’s years of Credited Service, to receive a disability Service Annuity payable in semi-monthly payments for the Participant’s lifetime commencing no earlier than the Service Annuity payment date immediately following the day the Participant’s status on the Human Resource system of the Company is changed to “inactive”, provided that such Participant (i) shall have qualified for and received long-term disability benefits under the Exelon Corporation Disability Benefit Plan for Management Employees (the “LTD Plan”), (ii) shall be eligible to receive Social Security benefits on account of such disability and (iii) shall no longer be eligible to receive benefits under the LTD Plan because such benefits have been exhausted. In no event shall the semi-monthly payments described in the preceding sentence commence later than the later of (a) the Service Annuity payment date coinciding with or immediately following the date the Participant attains age 65 and (b) the date the Participant ceases to be eligible to receive benefits under the

LTD Plan because such benefits have been exhausted. The annual amount of such disability Service Annuity shall, subject to Section 5.8 (relating to special rules for computation of Service Annuities), Section 7.1 (relating to maximum annual benefits) and Section 7.2 (relating to temporary restrictions on benefits in case of termination or curtailment), be the amount computed pursuant to Section 5.3 (relating to early retirement), except that if the Participant’s employment terminated on account of a Total and Permanent Disability prior to the Participant’s 55th birthday, the Participant shall be treated as though he or she attained age 55 for purposes of determining the applicable factor from Table B.

Section 5.5. Disability Retirement Before Age 45. (a) Rules Applicable to Union Employees. Each Eligible Participant (as defined in the following paragraph) who has completed at least 10 years of Credited Service and whose Termination of Employment occurs prior to the Eligible Participant’s 45th birthday on account of a Total and Permanent Disability shall be entitled to elect, subject to Section 6.1 (relating to the basic Service Annuity form of payment), to receive a reduced disability Service Annuity payable in semi-monthly payments for the Eligible Participant’s lifetime commencing no earlier than the Service Annuity payment date immediately following the day the Eligible Participant’s status on the Human Resource system of the Company is changed to “inactive” and no later than the Service Annuity payment date coinciding with or immediately following the date the Eligible Participant attains age 65. The annual amount of such reduced disability Service Annuity shall, subject to Section 5.8 (relating to special rules for computation of Service Annuities), Section 7.1 (relating to maximum annual benefits) and Section 7.2 (relating to temporary restrictions on benefits in case of termination or curtailment), be the sum of (a) the amount computed pursuant to Section 5.4 (relating to disability retirement at or after age 45) plus (b) the excess, if any, of (i) 25% of the Eligible

Participant’s Highest Average Annual Pay over (ii) the sum of the annual amount computed under Section 5.4 (relating to disability retirement at or after age 45) plus the aggregate annual amount of the Federal Benefit supplemental payments payable to such Eligible Participant pursuant to Section 5.6 (relating to the Federal Benefit supplemental payments).

For purposes of this Section 5.5, an “Eligible Participant” shall mean a Participant who, at the time the Participant’s employment terminates, is a member of Local Union 15, International Brotherhood of Electrical Workers.

(b) Rules Applicable to Management Employees. Each Participant who is a management Employee, who has completed at least 10 years of Credited Service and whose Termination of Employment occurs prior to the Participant’s 45th birthday on account of a Total and Permanent Disability shall be entitled to elect, subject to Section 6.1 (relating to the basic Service Annuity form of payment), to receive a reduced disability Service Annuity payable in semi-monthly payments for the Participant’s lifetime commencing no earlier than the Service Annuity payment date immediately following the day the Participant’s status on the Human Resource system of the Company is changed to “inactive” and no later than the Service Annuity payment date coinciding with or immediately following the date the Participant attains age 65 provided, that such Participant (i) shall have qualified for and received long-term disability benefits under the LTD Plan, (ii) shall be eligible to receive Social Security benefits on account of such disability and (iii) shall no longer be eligible to receive benefits under the LTD Plan because such benefits have been exhausted. The annual amount of such reduced disability Service Annuity shall, subject to Section 5.8 (relating to special rules for computation of Service Annuities), Section 7.1 (relating to maximum annual benefits) and Section 7.2 (relating to temporary restrictions on benefits in case of termination or curtailment), be the sum of (a) the amount computed pursuant to Section 5.4 (relating to disability retirement at or after age 45) plus (b) the excess, if any, of (i) 25% of the Participant’s Highest Average Annual Pay over (ii) the sum of the annual amount computed under Section 5.4 (relating to disability retirement at or after age 45) plus the aggregate annual amount of the Federal Benefit supplemental payments payable to such Participant pursuant to Section 5.6 (relating to the Federal Benefit supplemental payments).

Section 5.6. Federal Benefit Supplemental Payments Prior to Age 65. Each Participant whose Service Annuity is computed pursuant to Section 5.3 (relating to early retirement), Section 5.4 (relating to disability retirement at or after age 45) or Section 5.5 (relating to disability retirement before age 45) and which commences prior to the Participant’s attainment of age 65 shall receive supplemental monthly payments each in an amount equal to 80% of the amount of the Participant’s monthly Federal Benefit and, except in the case of a Participant whose Service Annuity is computed under Section 5.5 (relating to disability retirement before age 45), shall have his or her Service Annuity reduced by an amount equal to the product of (a) the aggregate annual amount of such supplemental monthly payments multiplied by (b) the applicable factor (determined with reference to the Participant’s attained age at the time benefits commence to be paid) from (i) with respect to any Participant who is not a member of IBEW Local Union 15, Table B-2, and (ii) with respect to any Participant who is a member of IBEW Local Union 15, Table B-3.

Section 5.7. Deferred Vested Termination. Each Participant whose Termination of Employment occurs after the Participant has completed at least five years of Vesting Service and who is not then eligible for a Service Annuity under Section 5.2 (relating to normal and deferred retirement), Section 5.3 (relating to early retirement), Section 5.4 (relating to disability retirement at or after age 45) or Section 5.5 (relating to disability retirement before age 45) shall be entitled, subject to Section 6.1 (relating to the basic Service Annuity form of payment), to receive a deferred Service Annuity payable in semi-monthly payments for the Participant’s lifetime commencing as soon as practicable after the date elected, in the manner prescribed by the Administrator, by the Participant but not earlier than the later of (i) the day the Participant’s status on the Human Resource system of the Company is changed to “inactive” and (ii) the Participant’s 60th birthday or, in the case of a Participant who completed at least ten years of Credited Service, the Participant’s 50th birthday. The annual amount of such deferred Service Annuity shall, subject to Section 5.8 (relating to special rules for computation of Service Annuities), Section 7.1 (relating to maximum annual benefits) and Section 7.2 (relating to temporary restrictions on benefits in case of termination or curtailment), be the amount computed under Section 5.2 (relating to normal and deferred retirement) multiplied by the applicable factor from Table F to reflect the Participant’s age, if less than 65, at the date upon which payment of the Participant’s deferred Service Annuity commences. In no event shall a Participant’s election hereunder to begin receiving payment of his or her Service Annuity permit such payments to begin later than April 1 of the calendar year following the calendar year in which the Participant attains age 70- 1⁄2. Notwithstanding anything herein to the contrary, if a Participant entitled to a deferred Service Annuity under this Section 5.7 fails to make an election to begin receiving his or her deferred Service Annuity, payment of the Participant’s Service Annuity shall commence no later than 60 days following the Plan Year in which the Participant attains age 65.

Each Participant whose employment is terminated before the Participant completes at least five years of Vesting Service and who is not then eligible for a Service Annuity under Section 5.2 (relating to normal and deferred retirement), Section 5.3 (relating to early retirement), Section 5.4 (relating to disability retirement at or after age 45) or Section 5.5 (relating to disability retirement before age 45) shall be entitled to no benefits whatsoever under this Plan. Such a Participant’s vested interest in his or her benefit under the Plan shall have a value of zero and such Participant shall be deemed to receive immediately upon the Participant’s Termination of Employment a lump sum distribution of such vested interest and concurrent therewith the Participant shall forfeit his or her accrued benefit under the Plan.

Section 5.8. Special Rules Applicable to the Computation of Service Annuities. (a) Minimum Normal, Early Retirement and Deferred Vested Termination Benefits. The Service Annuity to which a Participant is entitled under Section 5.2 (relating to normal or deferred retirement) or Section 5.3 (relating to early retirement) shall in no event be less than the hypothetical Service Annuity which the Participant would have been entitled to receive had the Participant retired under Section 5.3 (relating to early retirement) at any time prior to the Participant’s actual date of retirement and elected to have such hypothetical Service Annuity commence on the Participant’s hypothetical early retirement date; provided, however, that any difference between such Service Annuities which is attributable to an increase in the amount of the Participant’s Federal Benefit due to changes in the Federal Social Security Act between such hypothetical early retirement date and the Participant’s date of retirement shall be disregarded.

(b) Termination of Employment During Authorized Absence. In computing the annual amount of the Service Annuity pursuant to Section 5.2 (relating to normal and deferred retirement), Section 5.3 (relating to early retirement), Section 5.4 (relating to disability retirement at or after age 45) or Section 5.5 (relating to deferred vested termination) for a Participant whose Termination of Employment occurs during an authorized absence from employment which is included in the Participant’s years of Credited Service pursuant to subdivision (12) of Section 2.1 (relating to the definition of Credited Service), such Participant shall be considered to have terminated employment on the earliest of (i) the date the authorized absence ends, (ii) the date that is twelve months after the day the authorized absence began and (iii) the date of the Participant’s Termination of Service.

(c) Service Annuities Based on Compensation In Excess of the Section 401(a)(17) Limits. In the case of a Participant whose Service Annuity was computed under this Article 5 as of the last day of any Plan Year (the “grandfather date”) prior to the January 1, 1989 effective date of Section 401(a)(17) of the Code, which sets forth a compensation limit, or prior to the January 1, 1996 effective date of the reduction in the compensation limit set forth in Section 401(a)(17) of the Code (the applicable limit being referred to as the “new compensation limit”), based on Earnings or the aggregate amount of Base Pay and Incentive Pay in excess of the new compensation limit, such Participant’s Service Annuity under this Article 5 (relating to Service Annuities) for periods after the applicable grandfather date shall be the greater of:

(i) the sum of (a) the Participant’s Service Annuity determined as of such grandfather date, plus (b) the Participant’s Service Annuity determined after such date by applying the new compensation limit and based only on the Participant’s years of Credited Service after such date; and

(ii) the Service Annuity determined after the grandfather date by applying the new compensation limit and based on all of the Participant’s years of Credited Service.

(d) Participants Formerly Employed at the Company’s Fossil-Fired Generation Facilities.

(i) Participants entitled to a Service Annuity Under Section 5.7. Notwithstanding anything contained in the Plan to the contrary, a “Terminated Participant” (as defined below) who, but for this subparagraph (i) of Section 5.8(d), would have his or her Service Annuity computed under Section 5.7 (relating to Deferred Vested Termination), shall have his or her Service Annuity computed under (a) Section 5.2 (relating to normal and deferred retirement) if the Participant is at least age 65 on the date his or her Service Annuity payments commence or (b) Section 5.3 (relating to early retirement) if the Participant is at least age 50, but not yet age 65, on the date his or her Service Annuity payments commence, in either case, treating the Participant (solely for purposes of Section 5.2 or 5.3, as the case may be, but not for any other purpose) as though his or her Termination of Employment occurred on the day immediately preceding the date that such Participant’s Service Annuity payments commence; provided, however, that such Participant’s Service Annuity shall be computed taking into account his Highest Average Annual Pay and Credited Service determined as of the date of his actual Termination of Employment. For purposes of the preceding sentence, a “Terminated Participant” shall mean a Participant whose Termination of Employment with the Company occurs as a result of the sale of any of the assets sold as part of a divestiture process commencing in 1998 of the Company’s fossil-fired generation facilities to one or more purchasers, provided that, on the “Determination Date” (defined in subparagraph (iii) below), (a) the sum of such Participant’s years of age and years of Credited Service, including as Credited Service any period between the Participant’s actual Termination of Employment date and the “Determination Date” (defined in subparagraph (iii) below) equals or exceeds 60 and (b) such Participant is not then eligible for a Service Annuity under Section 5.2 (relating to normal and deferred retirement) or Section 5.3 (relating to early retirement).

(ii) “Determination Date” Used to Determine Eligibility for a Service Annuity Under Section 5.3. Further notwithstanding anything contained herein to the contrary, for purposes of determining whether an “Eligible Participant” (as defined below) is entitled to a Service Annuity under Section 5.3 (relating to early retirement), such Eligible Participant shall be treated (solely for purposes of Section 5.3) as though his or her Termination of Employment occurred on the “Determination Date” (defined in subparagraph (iii) below). For purposes of the preceding sentence, an “Eligible Participant” shall mean a Participant whose Termination of Employment occurs as a result of the sale of any of the assets sold as part of a divestiture process commencing in 1998 of the Company’s fossil-fired generation facilities to one or more purchasers, provided that, on the “Determination Date” (defined in subparagraph (iii) below), such Participant (a) has attained at least age 50 and (b) has at least ten years of Credited Service, including as Credited Service any period between the Participant’s actual Termination of Employment date and the “Determination Date” (defined in subparagraph (iii) below).

(iii) Definition of Determination Date. For purposes of this Section 5.8(d), the “Determination Date” shall mean the later of the date on which the transfer of ownership of all FGG assets offered as part of a sale process commencing in 1998 has been completed or the date any remaining FGG assets have been removed by the Company from such sale process.

(iv) As required under Section 5.5(b)(i) of that certain Asset Sale Agreement By and Between Commonwealth Edison Company and Edison Mission Energy as to Fossil Fuel Generating Assets dated as of March 22, 1999, (A) the benefits payable under the Plan to any Participant who becomes employed by Edison Mission Energy or any subsidiary thereof on the date the transactions contemplated by that Agreement are consummated (a “Transferred Participant”) shall be fully vested and nonforfeitable, effective as of the Determination Date (as defined in subparagraph (iii), above), and (B) no Transferred Participant shall accrue additional benefits under the Plan after the Determination Date, or, if later, the date of such Transferred Participant’s Termination of Employment.

(e) Rehired Participants. Notwithstanding anything contained herein to the contrary, if a Participant terminates employment and is reemployed as an Employee under circumstances that satisfy the applicable conditions for continuation of payment of retirement benefits set forth in the Company’s policy regarding the rehiring of retirees, including that the Participant waives participation in, or additional benefits and accruals under the Plan, such Participant’s Service Annuity shall be computed by excluding all service completed, and compensation earned, during such period of reemployment.

(f) Participant’s Death During Qualified Military Service. Effective January 1, 2007, in the case of a Participant who dies while performing Military Service, the Beneficiaries of such Participant shall be entitled to any additional benefits, if any (other than benefit accruals relating to the period of Military Service), provided under the Plan had the Participant resumed employment with an Employer and then terminated such employment on account of such Participant’s death.

Section 5.9. Post Retirement Adjustments. The annual Service Annuity payable pursuant to this Article 5 (relating to Service Annuities) and Article 6 (relating to Service Annuity forms) that commences by reason of (a) the Termination of Employment of a Participant after the Effective Date under circumstances that entitle the Participant to a Service Annuity under Section 5.2 (relating to normal and deferred retirement), Section 5.3 (relating to early retirement), Section 5.4 (relating to disability retirement at or after age 45), Section 5.5 (relating to disability retirement before age 45) or Section 5.7 (relating to deferred vested terminations), or

(b) the Termination of Employment of the Participant after the Effective Date by reason of the Participant’s death shall, subject to the limitations set forth in this Section 5.9, be adjusted each October 1 for the twelve-month period then beginning by adding a post-retirement cost of living adjustment computed by applying an adjustment percentage to the appropriate base specified in this Section 5.9.

(a) The adjustment percentage shall equal, for each October 1, the percentage by which the Consumer Price Index for the July immediately preceding such October 1 exceeds the Consumer Price Index for the July immediately preceding the twelve-month period beginning October 1 in which the Participant terminated employment under circumstances described in the first sentence of this Section 5.9 or payment of a Service Annuity commenced; provided, however, that:

(i) If, as of such October 1, there shall be no such excess, the adjustment percentage shall be deemed to be zero for the twelve-month period beginning on such October 1.

(ii) There shall be no negative adjustment percentage.

(iii) The aggregate adjustment percentage for any twelve-month period beginning October 1 shall never be lower than the aggregate adjustment percentage for the preceding such period.

(iv) If the percentage increase in the Consumer Price Index computed for the twelve-month period beginning on October 1 does not exceed the aggregate adjustment percentage for the preceding twelve-month period by at least three percentage points, the aggregate adjustment percentage for the preceding twelve-month period shall continue in effect during such twelve-month period beginning on October 1.

(v) The aggregate adjustment percentage for any twelve-month period beginning on October 1 shall not be more than seven percentage points greater than that for the preceding twelve-month period. If the aggregate adjustment percentage for any twelve-month period beginning on October 1 exceeds by more than seven percentage points the aggregate adjustment percentage for the preceding twelve-month period, the excess shall be carried over to succeeding twelve-month periods until such excess is reduced to zero.

(vi) The adjustment percentage for the twelve-month period beginning with the October 1 next following the date the Participant’s Service Annuity commences shall be the adjustment percentage determined in accordance with the preceding provisions of this Section 5.9 multiplied by a fraction the numerator of which shall be the number of full calendar months between such date and such October 1 and the denominator of which shall be twelve.

(b) To determine the amount of the monthly cost of living adjustment made after the Effective Date with respect to any employee who, on the date of his or her Termination of Employment is a member of IBEW Local Union 15, in the case of a Service Annuity payable to a Participant pursuant to this Article 5 (relating to Service Annuities) or Article 6 (relating to Service Annuity forms), the adjustment percentage shall be applied to the first $500 per month (effective December 1, 2000 for each Participant who is a member of IBEW Local Union 15, $1,000 per month) of his or her Service Annuity, computed pursuant to this Article 5 (relating to Service Annuities), subject to a maximum monthly adjustment of $1,000 or, if the monthly amount of such Service Annuity is less than $1,000 per month, subject to a maximum monthly adjustment equal to the monthly Service Annuity payment. To determine the amount of the adjustment made after the Effective Date in the case of a marital annuity under paragraph (b) of Section 6.1 or under Section 6.2 or surviving spouse annuity payable pursuant to Section 6.3 to the surviving Spouse of a deceased Participant, a family annuity payable pursuant to Section 6.2 to a surviving Dependent Minor Child or Children of a deceased Participant or a surviving dependent’s annuity payable pursuant to Section 6.4 to a surviving Dependent Disabled Child or Children of a deceased Participant, the adjustment percentage shall be applied to the first $250 per month of such annuity or benefit, subject to a maximum monthly adjustment of $350 ($500 in the case of a marital annuity under paragraph (b) of Section 6.1 or under Section 6.2) or, if the monthly amount of such annuity or benefit is less than $350 ($500 in the case of marital annuity under paragraph (b) of Section 6.1 or under Section 6.2), subject to a maximum monthly adjustment equal to the monthly Service Annuity payment. Cost of living adjustments with respect to Service Annuities not described in the first sentence of this Section 5.9(a) shall be determined under the terms of the Plan as in effect at the time the adjustment was made. Notwithstanding anything herein to the contrary, the cost of living adjustments provided under this Section 5.9(a) may be the subject of bargaining between Commonwealth Edison Company and IBEW Local Union 15 beginning no earlier than the date negotiations commence regarding the successor agreement to the first collective bargaining agreement between the parties that expires on or after January 1, 2006.

(c) To determine the amount of the monthly cost of living adjustment made after the Effective Date with respect to any employee who is not described in paragraph (b), above, to in the case of a Service Annuity payable to a Participant pursuant to this Article 5 (relating to Service Annuities) or Article 6 (relating to Service Annuity forms), the adjustment percentage shall be applied to the first $500 per month of his or her Service Annuity, computed pursuant to this Article 5 (relating to Service Annuities), subject to a maximum monthly adjustment of $500 or, if the monthly amount of such Service Annuity is less than $500 per month, subject to a maximum monthly adjustment equal to the monthly Service Annuity payment. To determine the amount of the adjustment made after the Effective Date in the case of a marital annuity under paragraph (b) of Section 6.1 or under Section 6.2 or surviving spouse annuity payable pursuant to Section 6.3 to the surviving Spouse of a deceased Participant, a family annuity payable pursuant to Section 6.2 to a surviving Dependent Minor Child or Children of a deceased Participant or a surviving dependent’s annuity payable pursuant to Section 6.4 to a surviving Dependent Disabled Child or Children of a deceased Participant, the adjustment percentage shall be applied to the first $250 per month of such annuity or benefit, subject to a maximum monthly adjustment of $175 ($250 in the case of a marital annuity under paragraph (b) of Section 6.1 or under Section 6.2) or, if the monthly amount of such annuity or benefit is less than $175 ($250 in the case of marital annuity under paragraph (b) of Section 6.1 or under Section 6.2), subject to a maximum monthly adjustment equal to the monthly Service Annuity payment. Cost of living adjustments with respect to Service Annuities not described in the first sentence of this Section 5.9(a) shall be determined under the terms of the Plan as in effect at the time the adjustment was made.

ARTICLE 6

SERVICE ANNUITY FORMS

Section 6.1. Basic Service Annuity Form. (a) Unmarried Participants. A Participant who on his or her Annuity Starting Date is not married shall receive a Service Annuity payable in semi-monthly payments for the Participant’s lifetime unless the Participant is eligible for and elects an optional form of Service Annuity under Section 6.2 (relating to optional Service Annuity forms) at the time and in the manner prescribed by paragraph (b) of Section 6.6 (relating to election of optional form of Service Annuity).

(b) Married Participants. A Participant who is married on his or her Annuity Starting Date and does not elect an optional form of Service Annuity under Section 6.2 (relating to optional Service Annuity forms) at the time and in the manner prescribed in paragraph (b) of Section 6.6 (relating to election of optional form of Service Annuity) shall receive in lieu of a Service Annuity payable in semi-monthly payments for the Participant’s lifetime an annual marital annuity payable in semi-monthly payments for the Participant’s lifetime equal to the Participant’s annual Service Annuity computed pursuant to Article 5 (relating to Service Annuities) reduced by the product of (1) 50% of the annual amount of Service Annuity the

Participant would have received under Article 5 (relating to Service Annuities) multiplied by (2) 40% of the applicable factor set forth in Table D. Thereafter, if the Participant’s Spouse shall survive the Participant, such Spouse shall receive during the remainder of the Spouse’s lifetime an annual Service Annuity payable in semi-monthly payments equal to 50% of the annual amount of Service Annuity the Participant would have received under Article 5 (relating to Service Annuities) if the Participant’s Service Annuity were payable in semi-monthly payments for the Participant’s lifetime.

Section 6.2. Optional Service Annuity Forms. Upon written request to the Administrator made at the time and in the manner prescribed in paragraph (b) of Section 6.6 (relating to election of optional form of Service Annuity), a Participant may elect to receive, in lieu of the basic Service Annuity form described in Section 6.1, a Service Annuity in one of the following optional forms, provided that the Participant is eligible therefor:

Service Annuity Payable for the Life of the Participant: A Participant who is married on the Participant’s Annuity Starting Date may elect, with spousal consent, to receive, in lieu of the marital annuity described in paragraph (b) of Section 6.1 (relating to annuities payable to married Participants), a Service Annuity payable in semi-monthly payments for the Participant’s lifetime.

Optional Marital Annuity: A Participant who is married on the Participant’s Annuity Starting Date may elect to receive a marital annuity described in paragraph (b) of Section 6.1 (relating to annuities payable to married Participants) with a Service Annuity payable to the Participant’s Spouse, if the Participant predeceases such Spouse, of a percentage less than 50 of the Service Annuity the Participant would have received under Article 5 (relating to Service Annuities) if the Participant’s Service Annuity were payable in semi-monthly payments for the Participant’s lifetime. A marital annuity described in this Section 6.2 shall be payable at the same time and in the same manner as described in paragraph (b) of Section 6.1 (relating to annuities payable to married Participants) and shall be computed in the same manner as described in paragraph (b) of Section 6.1 (relating to annuities payable to married Participants), except that the lesser percentage of Service Annuity designated by the Participant shall be used.

75% Marital Annuity: A Participant who is married on the Participant’s Annuity Starting Date may elect to receive a 75% marital annuity with a Service Annuity payable to the Participant’s Spouse, if the Participant predeceases such Spouse, of a percentage equal to 75 of the Service Annuity the Participant would have received under Article 5 (relating to Service Annuities) if the Participant’s Service Annuity were payable in semi-monthly payments for the Participant’s lifetime. A 75% marital annuity described in this Section 6.2 shall be payable at the same time and in the same manner as described in paragraph (b) of Section 6.1 (relating to annuities payable to married Participants) and shall be the actuarial equivalent of the Service Annuity the Participant would have received under Article 5 (relating to Service Annuities), determined by using the annual interest rate specified under section 417(e) of the Code for the November preceding the calendar year in which such distribution is made or commences, and the mortality table prescribed for purposes of section 417(e)(3)(A)(ii)(I) of the Code.

Family Annuity: A Participant who is not married on the Participant’s Annuity Starting Date and who, as of such date, has a Dependent Minor Child or Dependent Minor Children may elect to receive a family annuity payable in semi-monthly payments for the Participant’s lifetime and, thereafter, payable in semi-monthly payments in equal shares to each of the Participant’s Dependent Minor Children who have not yet attained age 21. The annual amount of the family annuity payable to the Participant shall be the Participant’s annual Service Annuity computed pursuant to Article 5 (relating to Service Annuities), reduced by the product of (1) the annual amount of the family annuity designated by the Participant for the Participant’s surviving Dependent Minor Child or Children which amount shall be a percentage, not to exceed 50, of the annual amount of the Participant’s Service Annuity computed pursuant to Article 5 (relating to Service Annuities) multiplied by (2) the applicable factor set forth in Table E. The annual amount of the family annuity payable after the Participant’s death to the Participant’s Dependent Minor Child or Children who have not yet attained age 21 shall equal the percentage designated by the Participant, not to exceed 50, of the annual amount of the Participant’s Service Annuity computed pursuant to Article 5 (relating to Service Annuities).

Surviving Dependent’s Annuity: A Participant who is not married on the Participant’s Annuity Starting Date and who, as of such date, has a Dependent Disabled Child or Dependent Disabled Children may elect to receive a surviving dependent’s annuity payable in semi-monthly payments for the Participant’s lifetime and, thereafter, payable in semi-monthly payments in equal shares to each of the Participant’s Dependent Disabled Children who remain disabled. The annual amount of the surviving dependent’s annuity payable to the Participant shall be the Participant’s annual Service Annuity computed pursuant to Article 5 (relating to Service Annuities) reduced by the product of (1) the annual amount of the surviving dependent’s annuity designated by the Participant for the Participant’s Dependent Disabled Child or Children, which amount shall be a percentage, not to exceed 50, of the annual amount of the Participant’s Service Annuity computed pursuant to Article 5 multiplied by (2) 50% of the applicable factor set forth in Table D, such factor to be determined based on the age of the other parent of such Child or Children, at the Participant’s Annuity Starting Date or the age such other parent would have attained had such other parent survived or if, in either case, the age of such other parent cannot be determined, the age of the Participant. The annual amount of the surviving dependent’s annuity payable after the Participant’s death to the Participant’s Dependent Disabled Child or Children who remain disabled shall equal the percentage designated by the Participant, not to exceed 50, of the annual amount of the Participant’s Service Annuity computed pursuant to Article 5 (relating to Service Annuities).

Section 6.3. Pre-retirement Surviving Spouse Benefit. (a) Death Occurring During Employment after Completion of Ten Years of Credited Service. Except as provided in Section 6.5 (relating to death benefits with respect to certain Participants who die during employment and after age 65), if the Termination of Employment of a Participant who completed at least ten years of Credited Service shall occur by reason of the Participant’s death, the Participant’s Spouse, if the Participant is married on the date of the Participant’s death, shall receive a surviving spouse annuity payable in semi-monthly payments for the surviving Spouse’s lifetime commencing on the Service Annuity payment date immediately following the later of the Participant’s death and the date the Participant would have attained age 65 or, in the event that the Participant dies prior to attainment of age 65, such earlier Service Annuity payment date elected by the surviving Spouse in writing in the manner specified by the Administrator. The annual amount of such surviving spouse annuity shall be 50% of the annual amount of the Service Annuity, computed pursuant to Section 5.2 (relating to normal and deferred retirement), that would have been payable to such Participant (i) had the Participant terminated employment the day before the Participant’s death; or (ii) in the case of a Participant who dies before attaining age 55, had the Participant’s Service Annuity commenced on the date the Participant would have attained age 55, in either case, reduced by 2% for each year (computed to the nearest full year), if any, by which the age of such Participant exceeds that of the Participant’s surviving Spouse. Notwithstanding the preceding sentence, in no event shall the annual amount of the surviving spouse annuity computed pursuant to this paragraph (a) of Section 6.3 be less than 50% of the annual amount of the marital annuity, computed pursuant to paragraph (b) of Section 6.1 (relating to annuities payable to married Participants), that would have been payable to such Participant (i) had payment of the Participant’s marital annuity commenced the day before the Participant’s death or (ii) in the case of a Participant who dies before attaining age 55, had payment of such marital annuity commenced at age 55 reduced by 1/2% for each month (but not to exceed 120 months) that the Participant’s death precedes the date the Participant would have attained age 55 had the Participant survived, 1/6% for each month (but not to exceed 120 months) that the Participant’s death precedes the date that the Participant would have attained age 45 had the Participant survived, and 1/12% for each month the Participant’s death precedes the date that the Participant would have attained age 35 had the Participant survived.

(b) Death Occurring After Termination of Employment and Completion of Ten Years of Credited Service. If a Participant who completed at least ten Years of Credited Service and who is entitled to a deferred Service Annuity under Section 5.7 (relating to deferred vested termination) shall die before the Participant’s Annuity Starting Date, the Participant’s Spouse, if the Participant is married on the date of the Participant’s death, shall be entitled to receive a surviving spouse annuity payable in semi-monthly payments for the surviving Spouse’s lifetime commencing on or about the first Service Annuity payment date immediately following the later of the date of the Participant’s death and the date the Participant would have attained age 65. Notwithstanding the preceding sentence, in the case of a Participant described in the preceding sentence who dies prior to attaining age 65, such Participant’s surviving Spouse may elect, in writing in the manner specified by the Administrator, to receive payment of the surviving spouse annuity on any Service Annuity payment date following the later of the date of the Participant’s death and the date the Participant would have attained age 50, but in no event later than the first Service Annuity payment date immediately following the date the Participant would have attained age 65. The annual amount of the surviving spouse annuity shall be 50% of the annual Service Annuity computed pursuant to Section 5.7 (relating to deferred vested termination), that would have been payable to such Participant (i) had payment of such deferred Service Annuity commenced the day before the Participant’s death, or (ii) in the case of a Participant who dies before attaining age 50, had payment of the Participant’s deferred Service Annuity commenced at age 50, in either case, reduced by 2% for each year (computed to the nearest full year), if any, by which the age of such Participant exceeds the age of the Participant’s surviving Spouse. Notwithstanding the preceding sentence, in no event shall the annual amount of the surviving spouse annuity computed pursuant to this paragraph (b) of Section 6.3 be less than 50% of the annual amount of the marital annuity, computed pursuant to paragraph (b) of Section 6.1 (relating to annuities payable to married Participants), that would have been payable to such Participant (i) had payment of the Participant’s marital annuity commenced the day before the Participant’s death or (ii) in the case of a Participant who dies before attaining age 50, had payment of such a marital annuity commenced at age 50.

(c) Death Occurring after Completion of at Least Five Years of Vesting Service but Less than Ten Years of Credited Service. Except as provided in Section 6.5 (relating to death benefits with respect to certain Participants who die during employment and after age 65), if a Participant who has at least five years of Vesting Service but less than ten years of Credited Service shall die prior to the Participant’s Annuity Starting Date, the Participant’s Spouse, if the Participant is married on the date of the Participant’s death, shall be entitled to receive a surviving spouse annuity payable in semi-monthly payments for the surviving Spouse’s lifetime commencing on or about the first Service Annuity payment date immediately following the later of the date of the Participant’s death and the date the Participant would have attained age 65. Notwithstanding the preceding sentence, the surviving Spouse of a Participant who is described in the preceding sentence and who dies before the Participant’s 65th birthday may elect, in writing in the manner specified by the Administrator, to receive payment of the surviving spouse annuity on any Service Annuity payment date following the later of the date of the Participant’s death and the date the Participant would have attained age 60, but in no event later than the first Service Annuity payment date immediately following the date the Participant would have attained age 65. The annual amount of the surviving spouse annuity shall be 50% of the annual Service Annuity computed pursuant to Section 5.7 (relating to deferred vested termination) that would have been payable to such Participant had payment of such deferred Service Annuity commenced at age 65, in either case, reduced by 2% for each year (computed to the nearest full year), if any, by which the age of such Participant exceeds the age of the Participant’s surviving Spouse. Notwithstanding the preceding sentence, in no event shall the annual amount of the surviving spouse annuity computed pursuant to this paragraph (c) of Section 6.3 be less than 50% of the annual amount of the marital annuity, computed pursuant to paragraph (b) of Section 6.1 (relating to annuities payable to married Participants) that would have been payable to such Participant had payment of such marital annuity commenced at age 65.

Except as provided in Section 6.4 (relating to pre-retirement surviving Child benefits) or Section 6.5 (relating to death benefits with respect to certain Participants who die during employment and after age 65), no Service Annuity or other benefit shall be payable under this Plan with respect to a Participant who dies prior to the Participant’s Annuity Starting Date and who on the date of the Participant’s death has no surviving Spouse. In addition, except as provided in Section 6.5 (relating to death benefits with respect to certain Participants who die during employment and after age 65), no Service Annuity or other benefit shall be payable under this Plan with respect to a Participant who dies prior to completion of at least five years of Vesting Service.

Section 6.4. Pre-retirement Surviving Child Benefits. In the event of the death of any Participant who (i) has at least ten years of Credited Service and (ii) has on file with the Plan Administrator either a family annuity or a surviving dependent’s annuity or, for Plan Years beginning on and after January 1, 2007, meets the eligibility conditions to elect a family annuity or surviving dependent’s annuity, then, except as provided in Section 6.5 (relating to death benefits with respect to certain Participants who die during employment and after age 65), such Participant’s surviving Dependent Minor Children or Dependent Disabled Children, as the case may be, shall receive a surviving child annuity payable in semi-monthly payments commencing on the Service Annuity payment date immediately following the Participant’s death and ending with the Service Annuity payment for the period next preceding the date on which (i) in the case of a family annuity, all of the Participant’s Children have attained age 21 and (ii) in the case of a surviving dependent’s annuity, all of the Participant’s Children cease to be Dependent Disabled Children. The annual amount of such surviving child annuity shall be the annual annuity the Participant’s Child or Children would have received (i) had the Participant terminated employment on the date of the Participant’s death under circumstances entitling the Participant to a Service Annuity under Section 5.2 (relating to Normal and Deferred Retirement) or Section 5.3 (relating to Early

Retirement) and died subsequently, or (ii) in the case of a Participant who dies before attaining age 55, had the Participant terminated employment at age 55 under circumstances entitling the Participant to a Service Annuity under Section 5.3 (relating to Early Retirement) and died subsequently, in either case, reduced by 2% for each year (computed to the nearest full year), if any, by which the age of such Participant exceeds the age of the other parent of such Child or Children at the Participant’s death or the age such other parent would have attained on such date had such other parent survived or if, in either case, the age of such other parent cannot be determined, the age shall be deemed to be the same as the Participant.

Section 6.5. Death Benefits for Spouse or Child of Participant Who Dies During Employment After Age 65. Notwithstanding any provision of this Plan to the contrary, in the event of the death of any Participant who (a) has attained age 65 and (b) on the date of his or her death the Participant is married or has on file with the Plan Administrator an election for a family annuity or a surviving dependent’s annuity or, for Plan Years beginning on and after January 1, 2007, meets the eligibility conditions to elect a family annuity or surviving dependent’s annuity, the Participant’s surviving Spouse, Dependent Minor Children or Dependent Disabled Children, as the case may be, shall receive the annuities they would have received had the Participant terminated employment on the date of the Participant’s death under circumstances entitling the Participant to a Service Annuity under Section 5.2 (relating to Normal and Deferred Retirement) and died subsequently, or, in the case of a surviving Spouse, a surviving spouse annuity computed pursuant to the applicable paragraph of Section 6.3 (relating to pre-retirement surviving spouse benefits), if greater.

Section 6.6. Election Procedure. (a) Notice of Availability of Elections. No less than 30 days and no more than 90 days before the Participant’s Annuity Starting Date, the Administrator shall give the Participant by mail or personal delivery written notice in nontechnical language that, if the Participant is eligible, the Participant may elect an optional form of Service Annuity set forth in Section 6.2 (relating to optional Service Annuity forms).

Notwithstanding the preceding sentence, the Administrator may deliver such notice to the Participant less than 30 days before the Participant’s Annuity Starting Date, provided that (i) the Participant and the Participant’s spouse (if any) waive any requirement that such notice be provided no less than 30 days before the Participant’s Annuity Starting Date and (ii) payment of the Participant’s Service Annuity commences more than 7 days after such notice is received by the Participant. The notice referred to herein shall mean a notice written in nontechnical language that includes a general description of the benefit forms provided under the Plan, including the terms and conditions of the basic benefit forms provided under the Plan and the circumstances under which such forms will be provided unless the Participant elects otherwise, with applicable spousal consent, a description of the eligibility conditions for and any material features of the optional forms of benefit, general information on the relative financial effect upon a Participant’s benefit if he elects an optional form of benefit or revokes any prior election, and a description of the relative value of the optional forms of benefit as compared to a marital annuity. In no event shall payment of a Participant’s monthly benefits commence before the notice is made available to the Participant and he has had an opportunity to make the election described in Section 6.1(b). Notwithstanding the foregoing, the notice described in the previous paragraph may be provided to the Participant subsequent to the Participant’s Annuity Starting Date, if the Participant so elects, provided that the following conditions are satisfied:

(i) the date the on which the first payment to be received by the Participant is made (the “initial payment date”) shall be no earlier than thirty (30) days following the date that the notice is furnished to the Participant, except that the initial payment date may be as early as the seventh day after such notice is provided if (i) such notice clearly indicates that the Participant has a right to a period of thirty (30) days after receiving the notice to consider to waive the basic forms of distribution provided under the Plan and to elect (with spousal consent) an optional form of benefit, (ii) the Participant affirmatively elects a form of distribution with the consent of his or her spouse (if required) to commence as of the initial payment date, and (iii) the Participant is permitted to revoke such election until the initial payment date;

(ii) the notice shall be provided to the Participant no more than ninety (90) days before the initial payment date, however, the Plan will not fail to satisfy the ninety (90)- day requirement if the delay in providing the distribution is due solely to an administrative delay;

(iii) the Participant is not permitted to elect an Annuity Starting Date that precedes the date upon which the Participant could have otherwise started receiving benefits under the terms of the Plan as in effect on the Annuity Starting Date;

(iv) to the extent that a Participant has not received any payments for the period from the Annuity Starting Date to the initial payment date, the Participant shall receive a one-time payment to reflect any such missed payments (a “make-up payment”). Such make-up payment shall be adjusted for interest from the period beginning on the Annuity Starting Date and ending on the initial payment date, which shall be calculated with respect to such payments that would have been received prior to the initial payment date. The interest rate used to compute the adjustment described in the preceding sentence shall equal the 30 Year Treasury rate for December of the preceding Plan Year. Notwithstanding the foregoing, with respect to any Annuity Starting Date on or after January 1, 2008, the interest rate used to compute the adjustment described in the sentence above shall be the interest rate as specified or prescribed by the Commissioner of the Internal Revenue Service for purposes of Section 417(e)(3) of the Code, in revenue rulings, notices or other guidance for November of the preceding Plan Year. For purposes of Section 7.1 of the Plan, the limitations set forth therein shall comply with the adjustments required thereto pursuant to Treasury Regulation 1.417(e)-1 with respect to any Annuity Starting Date described in this paragraph which is a “retroactive annuity starting date” as defined for purposes of such Regulation; and

(v) if a Participant who is married elects to commence the Participant’s benefit as of the initial payment date pursuant to this paragraph, then the Participant’s spouse (including an alternate payee who is treated as the Participant’s spouse under a qualified domestic relations order), determined as of the initial payment date, must consent to such election if the survivor benefits payable as of the Annuity Starting Date are less than the survivor benefits payable under the benefit described in Section 6.2(b) of the Plan as of the initial payment date.

(b) Election of Optional Form of Service Annuity. Subject to the terms of, and except as otherwise provided by, this paragraph, a Participant may, at any time during the 90-day period ending on the Participant’s Annuity Starting Date, elect, change or revoke (i) any form of

Service Annuity provided under this Plan and (ii) the percentage of the Participant’s Service Annuity to be paid to a Spouse under a marital annuity, to a Dependent Minor Child under a family annuity or to a Dependent Disabled Child under a surviving dependent’s annuity. Notwithstanding the preceding sentence, if the written notice described in paragraph (a) of this Section 6.6 is delivered to the Participant within 30 days of, or after, the Participant’s Annuity Starting Date, the Participant may make an election, change or revocation as described in the preceding sentence at any time within 30 days after the date the written notice described in paragraph (a) of this Section 6.6 is delivered to the Participant. The Participant and the Participant’s Spouse, if any, may waive the 30 day period described in the preceding sentence and begin receiving payment of the Participant’s Service Annuity prior to the expiration of such 30-day period, provided that distribution of the Participant’s Service Annuity commences more than 7 days after the notice described in paragraph (a) of this Section 6.6 is delivered to the Participant. An election, change or revocation described in this paragraph (b) shall be made by delivering a written notice describing the election, change or revocation to the Administrator. Notwithstanding the foregoing, if the Participant is married on the Participant’s Annuity Starting Date, the Participant’s election to receive an optional form of Service Annuity under Section 6.2 (relating to optional Service Annuity forms) in lieu of the marital annuity described in paragraph (b) of Section 6.1 (relating to annuities payable to married Participants) shall not be effective unless (i) it shall have been consented to at the time of such election in writing by the Participant’s Spouse and such consent acknowledges the effect of such election and is witnessed by either a Plan representative or a notary public, or (ii) it is established to the satisfaction of a Plan representative that such consent cannot be obtained because the Participant’s Spouse cannot be located or because of such other circumstances as may be prescribed in Regulations. An election of an optional Service Annuity form shall be deemed a rejection of the basic Service Annuity form provided in Section 6.1 (relating to the basic Service Annuity form of payment). The consent of a Spouse required by this paragraph shall not be necessary for a distribution required by a qualified domestic relations order described in paragraph (b) of Section 13.2.

(c) Automatic Cancellation of Elections. If a Participant’s Service Annuity is payable in the form of a marital annuity and if, prior to the Participant’s Annuity Starting Date, the Participant’s spouse dies or the Participant and such spouse divorce, the Participant’s election or deemed election to receive a marital annuity shall, upon the Participant’s notice to the Administrator of such death or divorce, be automatically cancelled, unless, subsequent to such spouse’s death or the Participant’s divorce and prior to the Participant’s Annuity Starting Date, the Participant remarries and notice of such new marriage is timely received by the Administrator.

If a Participant’s Service Annuity is payable in the form of a marital annuity and if, after the Participant’s Annuity Starting Date, the Participant’s Spouse predeceases the Participant or the Participant’s Spouse, pursuant to a duly entered divorce decree, specifically relinquishes all rights to receive any Service Annuity in the event of the Participant’s death, the Participant’s Service Annuity shall be recomputed prospectively as if the Participant were not married on the Annuity Starting Date. Any marriage by the Participant after the Participant’s Annuity Starting Date shall not affect the payment of the Participant’s Service Annuity or require any payment to the Participant’s new spouse.

If a Participant has elected to receive a family annuity and, either before or after payment of such annuity commences, all of the Participant’s previously Dependent Minor Children have predeceased the Participant or have ceased to be dependent, within the meaning of Section 152 of the Code, the Participant’s election to receive a family annuity shall, upon the Participant’s notice to the Administrator of such death or cessation of being a dependent, be automatically cancelled.

If a Participant has elected to receive a surviving dependent’s annuity and either before or after payment of such annuity commences, all of the Participant’s previously Dependent Disabled Children have predeceased the Participant or have ceased to be Dependent Disabled Children, as certified by the medical director of the Company or by such other licensed physician designated by the Company, the Participant’s election to receive a surviving dependent’s annuity shall, upon the Participant’s notice to the Administrator of such death or cessation of being a Dependent Disabled Child, be automatically cancelled.

A Participant whose election has been automatically cancelled pursuant to this paragraph (c) shall be entitled to receive the Service Annuity described in Section 6.1 (relating to the basic Service Annuity form of payment) or, in the case of an election that is automatically cancelled prior to the Participant’s Annuity Starting Date and subject to Section 6.1 (relating to the basic Service Annuity form of payment), such other form of Service Annuity described in Section 6.2 (relating to optional Service Annuity forms) for which the Participant is eligible and elects in accordance with this Section 6.6.

Section 6.7. Lump Sum Payment. Notwithstanding anything herein to the contrary, if the monthly amount of any Service Annuity shall initially be or at any time become $10 or less, the Participant, Beneficiary or Retiree may, in lieu of such annuity, elect to receive, and within 30 days after such election there shall be paid to such Participant, Beneficiary or Retiree, an amount equal to the lump sum equivalent of such annuity calculated on the basis of the “applicable interest rate” as defined in Section 417 of the Code and the Regulations promulgated thereunder and the applicable mortality table. Notwithstanding the foregoing, for purposes of computing single sum payments on or after January 1, 2008, (i) the interest rate used shall be the interest rate as defined in Section 417(e)(3)(C) of the Code for the second month preceding the calendar year in which such distribution is made or commences and (ii) the mortality table shall be the mortality table specified by the Commissioner of the Internal Revenue Service for purposes of Section 417(e)(3)

of the Code as in effect on the first day of the Plan Year in which the Annuity Starting Date occurs. Notwithstanding the foregoing, for purposes of computing single sum payments on or after December 1, 2012, other than under Section 6.9 (relating to Special Lump Sum Payment Option), (i) the interest rate used shall be the interest rate as defined in Section 417(e)(3)(C) of the Code for the fifth month (or, if more favorable to the recipient of a single sum payment between December 1, 2012 and December 1, 2013), the second month) preceding the calendar year in which such distribution is made or commences and (ii) the mortality table shall be the mortality table specified by the Commissioner of the Internal Revenue Service for purposes of Section 417(e)(3) of the Code as in effect on the first day of the Plan Year in which the Annuity Starting Date occurs.

In the case of a distribution pursuant to this Section 6.7 that is an “eligible rollover distribution” within the meaning of Section 402 of the Code and that is at least $200, an eligible distributee (as defined below) may elect that all or any portion of such distribution shall be directly transferred as a rollover contribution from the Service Annuity Fund to (i) an individual retirement account described in Section 408(a) of the Code, (ii) an individual retirement annuity described in Section 408(b) of the Code, (iii) an annuity plan described in Section 403(a) of the Code, (iv) an annuity contract described in Section 403(b) of the Code, (v) a retirement plan qualified under Section 401(a) of the Code, (vi) an eligible plan under Section 457(b) of the Code which is maintained by an eligible employer described in Section 457(e)(1)(A)

of the Code (the terms of which permit the acceptance of rollover contributions) or (vii) effective January 1, 2008, a Roth IRA described in Section 408A of the Code; provided, however, that (x) with respect to a plan described in clause (vii), for transfers occurring before January 1, 2010, the Participant (or surviving Spouse of a Participant or a former Spouse who is an alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code) meets the requirements of Section 408A(c)(3)(B) of the Code and (y) with respect to a distribution (or portion of a distribution) to a person who is not the Participant or the surviving Spouse of the Participant, “eligible retirement plan” shall mean only a plan described in clause (i) or (ii) or effective January 1, 2010, clause (vii), that, in either case, is established for the purpose of receiving such distribution on behalf of such person. For purposes of the preceding sentence, the term “Spouse” shall include the Participant’s surviving Spouse and the Participant’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order. In addition, in the case of a distribution that occurs on or after January 1, 2008, a Beneficiary who is not the Spouse of the Participant may elect that all or any portion of such distribution shall be directly transferred as a rollover contribution from this Plan to (i) an individual retirement account described in section 408(a) of the Code or (ii) an individual retirement annuity described in section 408(b) of the Code that, in either case, is established for the purpose of receiving such distribution on behalf of the Beneficiary. Notwithstanding the foregoing, an eligible distributee shall not be entitled to elect to have less than the total amount of such distribution transferred as a rollover contribution unless the amount to be transferred equals at least $500. At least 30 days but no more than 90 days prior to the date on which the eligible distributee is entitled to receive a distribution described in this Section 6.7, a written explanation shall be provided to the eligible distributee of the availability of the direct rollover option, the rules that require income tax withholding on distributions, the rules under which the eligible distributee may roll over the distribution within 60 days of receipt and, if applicable, other special tax rules that may apply to the distribution.

For purposes of this Section 6.7, “eligible distributee” shall include the Participant, his Spouse or his alternate payee under a qualified domestic relations order within the meaning of Section 414(p) of the Code and, effective January 1, 2008, the Participant’s Beneficiary who is not the Participant’s Spouse.

Section 6.8. Distributions to Dependent Minor and Disabled Children. Any distribution under this Plan to a Dependent Minor Child or Dependent Disabled Child, or payment to any person for the account of a Dependent Minor Child or Dependent Disabled Child, as the case may be, shall discharge all obligations in respect of such payment, and none of the Company, the Trustee, the Administrator, the Investment Office or the Corporate Investment Committee, shall have any duty to see to the application by any third party of any distribution made to or for the benefit of such Dependent Minor Child or Dependent Disabled Child.

Section 6.9. Special Lump Sum Payment Option. (a) Eligibility. A Participant (but not his or her Beneficiary) may elect to receive, during the election period described in paragraph (b) of this Section 6.9, his or her deferred Service Annuity (“Deferred Service Annuity”) under Section 5.7 (relating to deferred vested termination) in the form of a lump sum payment (“Special Lump Sum Payment”) or, an “Immediately Commencing Annuity” (as defined below); provided, however, that:

(i) the Participant has a Termination of Employment on or prior to June 30, 2012 and does not die and is not rehired during the period beginning July 1, 2012 and ending on the date payment is made or commences in accordance with this Section 6.9;

(ii) such Termination of Employment is not on account of the Participant’s disability, following which the Participant is receiving long-term disability payments under any long-term disability program of an Employer, including on June 30, 2012;

(iii) the Participant’s Deferred Service Annuity is not subject to a qualified domestic relations order as defined in Section 414(p) of the Code;

(iv) the Participant is not immediately, as of his or her Termination of Employment, eligible for early retirement benefits in accordance with Section 5.3 (relating to early retirement);

(v) the Participant is not on a leave of absence or layoff from an Employer on June 30, 2012;

(vi) the Participant is not 70  1⁄2 years of age or older as of October 1, 2012; and

(vii) the Participant can be located, after a diligent search, as necessary, by the Plan Administrator before July 1, 2012.

For each such Participant described in this paragraph (a) of Section 6.9, the term “Immediately Commencing Annuity” shall mean, as applicable, either:

(i) with respect to a Participant eligible to commence receipt of his or her Deferred Service Annuity as of December 1, 2012, in accordance with the requirements of Section 5.7 (relating to deferred vested termination), any applicable optional form of annuity described in Sections 6.1 (relating to basic service annuity forms) or 6.2 (relating to optional service annuity forms); or

(ii) with respect to any other Participant, a “Service Annuity Payable for the Life of the Participant,” an “Optional Marital Annuity” or a “75% Martial Annuity,” each as described in the first paragraph of Section 6.2 (relating to optional service annuity forms).

(b) Election and Election Period. To receive the distribution of benefits described in paragraph (a) of this Section 6.9, an eligible Participant must voluntarily elect to receive a distribution pursuant to this Section 6.9 by completing an election form and spousal waiver, if required, provided by the Administrator, and submitting such forms to the Administrator after October 1, 2012 and before the following dates, as applicable,

(i) November 15, 2012, with respect to a Participant whose Termination of Employment occurs on or after April 1, 1995 and who elects a Special Lump Sum Payment;

(ii) November 30, 2012, with respect to a Participants whose Termination of Employment occurs before April 1, 1995 and who elects a Special Lump Sum Payment; and

(iii) December 15, 2012, with respect to a Participant who elects an Immediately Commencing Annuity,

or such other period during 2012 determined by the Administrator.

The Administrator shall provide each eligible Participant, not less than 30 days and not more than 180 days before the Annuity Starting Date, an application form including a general description of the material features, as well as an explanation of the relative values and financial effect, of the optional forms of benefit available under this Section 6.9, in a manner that satisfies the notice requirements of Section 417(a)(3) of the Code and the Regulations thereunder. The form shall indicate the Participant’s right to waive a survivor annuity, his surviving Spouse’s right to consent to such waiver or refuse such consent, and the right to revoke any waiver, within the 180 day period preceding the Annuity Starting Date, and shall include a description of the right of the Participant, if any, to defer receipt of a distribution and the consequences of failure to defer such receipt, in accordance with Treasury guidance under Section 411(a)(11) of the Code.

(c) Amount of Payment. The Special Lump Sum Payment shall equal the actuarial equivalent of the Participant’s nonforfeitable Deferred Service Annuity, based on the following factors:

(i) the applicable interest rate described in Section 417(e)(3) of the Code for August of 2011;

(ii) an assumed commencement date of the later of (A) age 62, with respect to a Participant whose Termination of Employment occurs on or after April 1, 1995, or 65, with respect to a Participant whose Termination of Employment occurs before April 1, 1995, and (B) the Participant’s age as of December 1, 2012;

(iii) the applicable mortality table, as defined in Section 417 of the Code and the Regulations promulgated thereunder; and

(iv) an assumed cost of living adjustment of 2.5% for purposes of Section 5.9 (relating to post retirement adjustments).

The Immediately Commencing Annuity shall be calculated:

(i) in accordance with the applicable terms of the Plan, for a Participant who is eligible to immediately commence benefits under the terms of the Plan as of the payment date set forth in paragraph (d) of this Section 6.9; and

(ii) as the actuarial equivalent of the Special Lump Sum Payment, for each other Participant.

(d) Payment of Benefit. If an eligible Participant elects the distribution of his or her Deferred Service Annuity in accordance with this Section 6.9, payment shall be made, or commence to be made, on or before December 1, 2012, or as soon as administratively practicable thereafter.

(e) Death and Rehire. If an eligible Participant elects the distribution of his or her Deferred Service Annuity in accordance with this Section 6.9 and subsequently dies or is rehired as an Employee before distributions commence, his or her election shall be null and void and the Participant’s benefit shall be paid pursuant to the Plan without regard to this Section 6.9. Notwithstanding anything contained herein to the contrary, upon distribution of a Special Lump Sum Payment or an Immediately Commencing Annuity made to an individual in accordance with this Section 6.9, in the event of the individual’s rehire with an Employer following the date such distribution is made, the individual shall not be eligible to participate in the Plan during such period of rehire and may be eligible to participate in the Exelon Corporation Cash Balance Pension Plan or the Exelon Corporation Pension Plan for Bargaining Unit Employees (or such other plan that applies to employees of an Employer hired on or after December 1, 2012), as applicable, in accordance with their terms and conditions.

ARTICLE 7

LIMITATIONS ON BENEFITS

Section 7.1. Maximum Annual Benefits. Notwithstanding any other provision of the Plan to the contrary, the amount of the Participant’s annual benefit (as defined below) accrued, distributed or payable at any time under the Plan shall be limited to an amount such that such annual benefit and the aggregate annual benefit of the Participant under all other defined benefit plans maintained by the Employer or any other Affiliate does not exceed the lesser of:

(i) $160,000 (as increased to reflect the cost of living adjustments provided under Section 415(d) of the Code), multiplied by a fraction (not exceeding 1 and not less than 1/10th), the numerator of which is the Participant’s years of participation (within the meaning of Section 1.415(b)-1(g)(1)(ii) of the Regulations) and the denominator of which is 10; or

(ii) an amount equal to 100% of the Participant’s average compensation for the 3 consecutive calendar years in which his or her compensation was the highest (as determined in accordance with Section 1.415(b)-1(a)(5) of the Regulations) and which are included in his or her years of service (within the meaning of Section 1.415(b)-1(g)(2)(ii) of the Regulations) with the Employers multiplied by a fraction (not exceeding 1 and not less than 1/10th), the numerator of which is the Participant’s years of service with the Employers and the denominator of which is 10.

The dollar amount set forth in clause (i) of the preceding paragraph shall be actuarially reduced in accordance with Section 1.415(b)-1(d) of the Regulations if the Participant’s Pension Starting Date occurs prior to the Participant’s attainment of age 62. If the Participant’s Pension Starting Date occurs after the Participant’s attainment of age 65, such dollar amount shall be actuarially increased in accordance with Section 1.415(b)-1(e) of the Regulations.

A Participant’s “annual benefit” shall mean the Participant’s accrued benefit payable annually in the form of a straight life annuity, as determined in, and accordance with, Section 1.415(b)-1(b) of the Regulations. If the annual benefit is payable in a form other than a single life annuity, the annual benefit shall be adjusted to the actuarial equivalent of a single life annuity using the assumptions of the following sentences; provided, however, that no adjustment shall be required for survivor benefits payable to a surviving spouse under a qualified joint and survivor annuity (as described in Section 6.1(b)) to the extent such benefits would not be payable if the Participant’s annual benefit were paid in another form.

Effective for Plan Years beginning January 1, 2004 and January 1, 2005, for any form of benefit subject to Section 417(e)(3) of the Code, a Participant’s annual benefit shall be the greater of (i) the amount computed using the annual interest rate specified under section 417(e) of the Code for the November preceding the calendar year in which such distribution is made or commences, and the mortality table prescribed for purposes of section 417(e)(3)(A)(ii)(I) of the Code (the “Actuarial Equivalent”) and (ii) the amount computed using an interest rate assumption of 5.5% and the applicable mortality table under Section 1.417(e)-1(d)(2) of the Regulations (the “Applicable Mortality Table”). Effective for Plan Years beginning on or after January 1, 2006, for any form of benefit subject to Section 417(e)(3) of the Code, a Participant’s annual benefit shall be the greatest of (i) the amount computed using the Actuarial Equivalent under the Plan, (ii) the amount computed using an interest rate assumption of 5.5% and the Applicable Mortality Table and (iii) the amount computed using the applicable interest rate under Section 1.417(e)-1(d)(3) of the Regulations and the Applicable Mortality

Table, divided by 1.05. Effective for Plan Years beginning on or after January 1, 2006, for any form of benefit not subject to Section 417(e)(3) of the Code, a Participant’s annual benefit shall be determined in accordance with Section 1.415(b)-1(c) of the Regulations. An individual’s “annual benefit” under any other defined benefit plan maintained by the Employer and Affiliate shall be as determined pursuant to the provisions of Section 415 of the Code and the Regulations issued thereunder the terms of such plan.

Notwithstanding the foregoing provisions of this Section, the limitation provided by this Section shall not apply to a Participant who has not at any time participated in a defined contribution plan maintained by any Employer and whose annual benefit under the Plan does not exceed $10,000 multiplied by a fraction (not exceeding 1 and not less than 1/10th) the numerator of which is the Participant’s years of years of service (within the meaning of Section 1.415(b)-1(g)(2)(ii) of the Regulations) and the denominator of which is 10.

For purposes of this Section, the term “compensation” shall have the meaning set forth in Section 415(c)(3) of the Code and the applicable Regulations, the term “defined contribution plan” shall have the meaning set forth in Section 1.415(c)-1(a)(2) of the Regulations, the term “defined benefit plan” shall have the meaning set forth in Section 1.415(b)-1(a)(2) of the Regulations and the term “Employer” shall include the Employers and all corporations and entities required to be aggregated with any of the Employers pursuant to Section 414(b) and (c) of the Code as modified by Section 415(h) of the Code. Section 415 of the Code and the Regulations thereunder are hereby incorporated by reference.

Section 7.2. Temporary Restrictions on Benefits in Case of Termination or Curtailment. This Section 7.2 sets forth restrictions required by the Internal Revenue Service on the Service Annuity payable for a Plan Year to a highly compensated employee or highly compensated former employee, as described in Section 414(q) of the Code and Regulations who is among the twenty-five highest paid nonexcludable employees in the service of the Employers for the Plan Year. The restrictions set forth in this Section 7.2 shall not become applicable if:

(1) after payment to such highly compensated employee of any Service Annuity, the value of Plan assets equals or exceeds 110 percent of the value of current liabilities (as defined in Section 412(l)(7) of the Code),

(2) the value of the Service Annuity paid to such highly compensated employee is less than one percent of the value of current liabilities of the Plan, or

(3) the value of the Service Annuity payable to or on behalf of such highly compensated employee does not exceed the amount described in Section 411(a)(11)(A) of the Code.

If the Service Annuity payable to a Participant is subject to the restrictions set forth in this Section 7.2, the Service Annuity provided from the Plan shall not exceed the payments that would be made on behalf of such Participant under a single life annuity that is the actuarial equivalent of the sum of the Participant’s Service Annuity and the Participant’s other benefits under the Plan.

The foregoing conditions do not restrict the full payment of any death or survivor’s benefits on behalf of a Participant who dies while the Plan is in full effect and its full current costs have been met.

Any amounts that become due but because of the limitations of this Section 7.2, if applicable, cannot be made available to or for the Participant (either currently or later) shall be applied to reduce subsequent contributions of the Employers; but if the Employers have ceased contributions to the Plan, such amounts shall be applied for the benefit of Participants not affected by this Section 7.2 in an equitable and nondiscriminatory manner.

This Section 7.2 is inserted solely for the purpose of complying with the requirements of the Internal Revenue Service and shall not be applied except to the extent necessary to comply with such requirements.

Section 7.3 Benefit Restrictions as a Result of Funding. (a) Notwithstanding any provision of the Plan to the contrary, the following benefit restrictions shall apply if the Plan’s “Adjusted Funding Target Attainment Percentage” (the “AFTAP”), as defined in Section 436(j) of the Code, is at or below the following levels.

(i) If the Plan’s AFTAP is 60% or greater but less than 80% for a Plan Year, the Plan shall not pay any prohibited payment (as defined in subsection 7.3(a)(iv) below) after the valuation date for the Plan Year to the extent the amount of the payment exceeds the lesser of (x) 50% of the amount of the payment which could be made without regard to the restrictions under this subsection 7.3 and (y) the present value (determined pursuant to guidance prescribed by the Pension Benefit Guaranty Corporation, using the interest and mortality assumptions under Section 417(e) of the Code) of the maximum guarantee with respect to the Participant under Section 4022 of ERISA. Notwithstanding the preceding sentence, only one such prohibited payment may be made with respect to any Participant during any period of consecutive Plan Years to which the limitations under either clause (x) or (y) of the preceding sentence apply. For purposes of this subsection 7.3(a)(i), a Participant, his Beneficiary and any alternate payee (as defined in Section 414(p)(8) of the Code) shall be deemed a single “Participant.”

(ii) If the Plan’s AFTAP is less than 60% for a Plan Year, the Plan shall not pay any prohibited payment after the valuation date for the Plan Year.

(iii) During any period in which the Company is a debtor in a case under Title 11, United States Code (or similar federal or state law), the Plan shall not make any prohibited payment. The preceding sentence shall not apply on or after the date on which the Plan’s enrolled actuary certifies that the AFTAP is not less than 100%.

(iv) For purposes of this subsection 7.3(a), the term “prohibited payment” means (x) any payment, in excess of the monthly amount paid under a single life annuity (plus any supplements described in Section 6.2), to a Participant or Beneficiary whose annuity starting date (as defined in Section 417(f)(2) of the Code and any regulations promulgated thereunder) occurs during any period a limitation under subsection 7.3(a)(ii) or (iii) is in effect, (y) any payment for the purchase of an irrevocable commitment from an insurer to pay benefits or (z) any other payment specified by the Secretary of the Treasury by regulations.

(b) In any Plan Year in which the Plan’s AFTAP for such Plan Year is less than 60%, benefit accruals under the Plan shall cease as of the valuation date for the Plan Year. This restriction shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year, upon payment by the Company or the Employers of a contribution (in addition to any minimum required contribution under Section 430 of the Code) equal to the amount sufficient to result in an AFTAP of 60%.

(c) No amendment which has the effect of increasing Plan liabilities by reason of increases in benefits, establishment of new benefits, changing the rate of benefit accruals or the rate at which benefits become nonforfeitable shall take effect during any Plan Year if the Plan’s AFTAP for such Plan Year is less than 80% or would be less than 80% after taking into account such amendment; provided, however, that the preceding restriction shall not apply to an amendment which provides for an increase in benefits under a formula which is not based on a Participant’s compensation if the rate of such increase is not in excess of the contemporaneous rate of increase in average wages of Participants covered by the amendment; and provided, further, that such restriction shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year (or if later, the effective date of the amendment), upon payment by the Company or the Employers of a contribution as described in Section 436(c)(2) of the Code.

(d) The Plan shall not provide an unpredictable contingent event benefit payable with respect to any event occurring during any Plan Year if the AFTAP for such Plan Year is less than 60% or would be less than 60% after taking into account such occurrence; provided, however, such restriction shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year, upon payment by the Company or the Employers of a contribution as described in Section 436(b)(2) of the Code. For purposes of this subsection 7.3(d), the term “unpredictable contingent event benefit” means any benefit payable solely by reason of a plant shutdown (or similar event, as determined by the Secretary of the Treasury), or any event other than the attainment of any age, performance of any service, receipt or derivation of any compensation, or occurrence of death or disability.

(e) To avoid benefit restrictions, the Company may take any action permitted by Section 436 of the Code and the regulations promulgated thereunder.

(f) The provisions of this subsection 7.3 are intended to comply with Section 436 of the Code and any regulations promulgated thereunder, and shall be construed to comply therewith.

ARTICLE 8

SERVICE ANNUITY FUND

The Service Annuity Fund is the Service Annuity Fund created by the Company for the payment of Service Annuities. All contributions under this Plan shall be paid to the Trustee. The Trustee shall hold all monies and other property received by it and shall invest and reinvest the same, together with the income therefrom, on behalf of the Participants collectively in accordance with the directions of the Investment Office. The Investment Office shall be a “named fiduciary” under the Plan for purposes of ERISA and, as such, may, in its discretion, delegate to one or more investment managers, as defined in ERISA, the authority to hold, manage, acquire and dispose of all or any part of the Service Annuity Fund. Any investment manager appointed by the Investment Office pursuant to this Article 8 which is a bank or trust company supervised by a State or Federal agency is authorized and empowered to invest and reinvest all or any part of the Service Annuity Fund allocated to it for investment in any common, collective or commingled trust qualified under the provisions of Section 401(a) and exempt from tax under Section 501(a) of the Code which is maintained by such investment manager (“common trust”). During such period of time as all or any portion of the Service Annuity Fund shall be invested in a common trust, the trust document governing such common trust shall govern any investment therein and such trust document shall be a part hereof. Investment of the common trust in deposits of the trustee of the common trust is hereby expressly authorized.

In addition, the Investment Office is authorized and empowered to direct the Trustee as to the investment and reinvestment all or any part of the Service Annuity Fund in the Commonwealth Edison Pooled Fund (the “Pooled Fund”). During such period of time as all or any portion of the Service Annuity Fund is invested in the Pooled Fund, the trust document governing the Pooled Fund shall govern any investment therein and such trust document shall be a part hereof. On and after November 1, 2010, the Service Annuity Fund shall be invested in the Exelon Corporation Pension Master Retirement Trust (the “Master Trust”), which is an amendment and restatement of the Pooled Fund, and the Master Trust document shall govern any investment therein. The Investment Office may delegate to one or more investment managers, as defined in ERISA, the authority to hold, manage, acquire and dispose of all or any part of the Service Annuity Fund invested in the Pooled Fund or, on and after November 1, 2010, in the Master Trust.

The Trustee shall make distributions from the Service Annuity Fund at such time or times to such person or persons and in such amounts as the Administrator shall direct in accordance with this Plan.

ARTICLE 9

SPECIAL RULES RELATING TO PARTICIPATION OF AND DISTRIBUTION TO

CERTAIN TERMINATED OR TRANSFERRED EMPLOYEES

Section 9.1. Employment After Commencement of Service Annuity. A retired Employee or former Employee, other than an Employee described in either of the following paragraphs, receiving, or eligible to begin receiving, a Service Annuity may be employed in any business, including that of an Employer or an Affiliate, without in any way affecting the payment to him or her of his or her Service Annuity, provided however, that if he or she is employed by an Employer or an Affiliate, such employment satisfies the applicable conditions for continuation of payment of retirement benefits as set forth in the Company’s policy regarding the rehiring of retirees.

A retired bargaining unit Employee or former bargaining unit Employee, if such bargaining unit Employee was a member of Local Union 15 (or a predecessor union), International Brotherhood of Electrical Workers, receiving a Service Annuity may be employed in any business, other than that of the Company, without in any way affecting the payment to him or her of his or her Service Annuity. Such retired bargaining unit Employee, or former bargaining unit Employee, receiving a Service Annuity may be employed in the temporary service of an Employer or an Affiliate, but, except as otherwise provided in paragraph (b) of Section 5.2, during the term of such employment, he or she shall not receive any Service Annuity payments unless such employment is for less than 40 Hours of Service per calendar month. Upon the conclusion of such temporary service employment, Service Annuity payments shall again be made to him or her, as described in Section 9.4 (relating to suspension of Service Annuities).

Notwithstanding anything contained herein to the contrary, a retired Employee or former Employee who becomes re-employed by an Employer or an Affiliate after his or her Service Annuity payments have commenced shall not, under any circumstances, have the right to elect to participate in the Exelon Corporation Cash Balance Pension Plan or the Exelon Corporation Pension Plan for Bargaining Unit Employees or any plan sponsored by CEG. In addition, a retired Employee or former Employee who becomes re-employed by an Employer after payments have begun to be paid to him or her under the Exelon Corporation Cash Balance Pension Plan or the Exelon Corporation Pension Plan for Bargaining Unit Employees or any plan sponsored by CEG shall not, under any circumstances, have the right to elect to participate in this Plan.

Section 9.2. Social Security Increases. The Service Annuity of a Retiree or a Participant who has terminated employment under circumstances that entitle the Participant to a deferred Service Annuity under Section 5.7 (relating to deferred vested termination) shall not be recomputed to reflect any change in the benefit levels payable under Title II of the Federal Social Security Act or any change in the wage base under such Title II if such change takes place after the earlier of the date payment of such Service Annuity commences or the date of such termination, as the case may be.

Section 9.3. Leased Employees. A leased employee (within the meaning of section 414(n)(2) of the Code) shall not be eligible to participate in the Plan. If a person who performed services as a leased employee (as defined below) of any Employer or Affiliate becomes an Employee, or if an Employee becomes such a leased employee, then any period during which such services were so performed shall be taken into account solely for the purposes of determining whether and when such person is eligible to participate in this Plan under

Article 3 (relating to participation), measuring such person’s years of Vesting Service and determining when such person has terminated his or her employment for purposes of Article 5 (relating to Service Annuities) and Article 6 (relating to Service Annuity forms) to the same extent it would have been had such service been as an Employee. In addition, any contributions or benefits provided under another plan to such leased employee by his or her leasing organization shall be treated as provided under this Plan and shall be taken into account under Section 7.1 to the extent required under Section 1.415(a)-1(f)(3) of the Regulations. This Section 9.3 shall not apply to any period of service during which such a leased employee was covered by a plan described in Section 414(n)(5) of the Code and during which the total number of leased employees did not constitute more than 20% of the Employer’s non-highly compensated work force within the meaning of Section 414(n)(1)(C)(ii) of the Code. For purposes of this Plan, a “leased employee” shall mean any person who is not an employee of an Employer and who pursuant to an agreement between an Employer or Affiliate has performed services for an Employer or an Affiliate on a substantially full-time basis for a period of at least one year, which services were performed under the primary direction or control of an Employer or an Affiliate.

Section 9.4. Suspension of Service Annuities. (a) Notwithstanding anything contained in the Plan to the contrary and except as provided in paragraph (b) of Section 5.2 (relating to special rule for Participants who attain age 70-1/2 while employed), a Participant who remains an Employee after the Participant’s Normal Retirement Age without having any Termination of Employment that results in the Participant beginning to receive his or her Service Annuity shall not be entitled to receive any Service Annuity for any calendar month of employment by an Employer or an Affiliate during which the Participant completes at least 40 Hours of Service. If the Service Annuity payments of a Participant described in the preceding sentence or a Participant described in either of the second or third paragraph of Section 9.1 (relating to employment after commencement of Service Annuity System) are suspended, then such payments shall resume at the earlier of (i) such Participant’s actual retirement, or (ii) such Participant’s ceasing to work 40 Hours of Service or more per calendar month. A Participant’s Service Annuity payments which have been suspended pursuant to this Section 9.4 or Section 9.1 (relating to employment after commencement of Service Annuity System) shall be resumed not later than the third calendar month after the calendar month in which the Participant ceases to be employed as described in the preceding sentence. The initial payment upon resumption of the Service Annuity payments shall include any amounts withheld during the period between the cessation of the period during which his or her Service Annuity was suspended and the resumption of payments, but shall not be actuarially adjusted for such delay in resumption of his or Service Annuity nor shall any Service Annuity payment be made with respect to any month during which his or her Service Annuity was suspended pursuant to this Section 9.4 or Section 9.1 (relating to employment after commencement of Service Annuity System).

(b) No Service Annuity shall be suspended under this Section 9.4 or Section 9.1 (relating to employment after commencement of Service Annuity System) unless the Participant is notified by personal delivery or first class mail during the first calendar month or payroll period in which the Service Annuity is being suspended. Such notice will contain such information as may from time to time be required by Section 2530.203-3(b)(4) of the regulations of the Department of Labor or any amendment thereto.

(c) If a Participant erroneously receives Service Annuity payments for a month during which such payments should have been suspended pursuant to this Section 9.4 or Section 9.1 (relating to employment after commencement of Service Annuity System), then the Administrator may deduct from future Service Annuity payments such erroneously received payments. However, no such deduction may exceed in any one month 25 percent of that month’s payment to which the Participant or the Participant’s Beneficiary, as the case may be, would have been entitled.

Section 9.5. Reemployment Before Commencement of Service Annuity. (a) Employees Represented by IBEW Local Union 15. The following rules shall apply to an Eligible Employee who is a member of a collective bargaining unit represented by IBEW Local Union 15 who incurs a Termination of Employment and who is rehired by an Employer prior to commencing his or her Service Annuity or any benefits under the Exelon Corporation Pension Plan for Bargaining Unit Employees:

(i) Rehire Date Before Absence of 5 Years. If an Employee terminates employment and is later rehired by an Employer before having an absence from employment with the Employers and their Affiliates of five years and, on the date of such Employee’s rehire, the Employee is a member of a collective bargaining unit represented by IBEW Local Union 15, then either: (1) if such Employee was a Participant on the date his or her employment terminated, such Employee shall become a Participant in the Plan as of his or her rehire date or (2) if such Employee was not a Participant on the date his or her employment terminated, such Employee shall not be an Eligible Employee and shall not become a Participant.

(ii) Rehire Date After Absence of at Least 5 Years. If an Eligible Employee terminates employment, regardless of whether such Eligible Employee was a Participant on the date that his or her employment terminated, and is later rehired by an Employer after having an absence from employment with the Employers and their Affiliates of at least five years and, on the date of such Employee’s rehire, the Employee is a member of a collective bargaining unit represented by IBEW Local Union 15, such Eligible Employee shall (A) if he or she was a Participant with a vested Service Annuity as of his or her termination date, become a Participant as of his or her rehire date, (B) if he or she was not a Participant as of his or her termination date and was a participant entitled to a vested benefit under the Exelon Corporation Pension Plan for Bargaining Unit Employees as of his or her termination date, he or she shall not be an Eligible Employee and shall not become a Participant, or (C) if he or she was neither a

Participant with a vested Service Annuity nor a participant entitled to a vested benefit under the Exelon Corporation Pension Plan for Bargaining Unit Employees as of his or her termination date, then, (1) if he or she is rehired prior to January 1, 2009, be permitted to elect, in accordance with procedures established by the Administrator or, for periods prior to June 1, 2006, the ‘Committee’, as such term was defined in the Plan prior to such date, to participate in the Plan or the Exelon Corporation Pension Plan for Bargaining Unit Employees as of his or her rehire date, or (2) if he or she is rehired on or after January 1, 2009, he or she shall not be an Eligible Employee and shall not become a Participant.

(b) Management Employees. The following rules shall apply to an Eligible Employee who is not a member of a collective bargaining unit represented by IBEW Local Union 15 and who is rehired by an Employer after a Termination of Employment and prior to commencing his or her Service Annuity or any benefits under the Exelon Corporation Cash Balance Pension Plan, as applicable:

(i) Rehire Date Before Absence of 5 Years. If an Employee terminates employment and is later rehired by an Employer before having an absence from employment with the Employers and their Affiliates of five years and, on the date of his or her rehire, such Employee is not a member of a collective bargaining unit represented by IBEW Local Union 15, then either: (1) if such Employee was a Participant on the date his or her employment terminated, such Employee shall be Participant in the Plan as of his or her rehire date if he or she is then an Eligible Employee or (2) if such Employee was not a Participant on the date his or her employment terminated, such Employee shall not be an Eligible Employee and shall not become a Participant. Notwithstanding clause (1) of the preceding sentence, if an Eligible Employee described in the preceding sentence was not at any time permitted to make the election described in Section 3.2(a) or was permitted to make such election and elected to participate in the Exelon Corporation Cash Balance Pension Plan but such election was not given effect as a result of such Employee’s Termination of Employment, such Eligible Employee shall be permitted to elect, in the time and manner prescribed by the Administrator or, for periods prior to June 1, 2006, the ‘Committee’, as such term was defined in the Plan prior to such date, to either (1) participate in the Plan as of his or her rehire date or (2) participate in the Exelon Corporation Cash Balance Pension Plan at the time prescribed therein and have his or her Service Annuity and related assets transferred to such plan in the manner described in Section 3.2(b).

(ii) Rehire Date After Absence of at Least 5 Years. If an Employee terminates employment with the Employers and their Affiliates and the Employee was not a Participant or was a Participant who did not have a vested Service Annuity as of the date his or her employment terminated, and such Employee is rehired by an Employer after having an absence from employment with the Employers and their Affiliates of at least five years and, on the date of his or her rehire, such Employee is not a member of a collective bargaining unit represented by IBEW Local Union 15, such Employee shall not be an Eligible Employee and shall not become a Participant upon such rehire. If a Participant with a vested Service Annuity terminates employment with the Employers and their Affiliates and the Participant is rehired after having an absence from employment with the Employers and their Affiliates of at least five years, such Participant shall remain a Participant upon his or her rehire. Notwithstanding the preceding sentence if a Participant described in the preceding sentence was not at any time permitted to make the election described in Section 3.2(a) or was permitted to make such election and elected to participate in the Exelon Corporation Cash Balance Pension Plan but such election was not given effect as a result of such Employee’s Termination of Employment, such Eligible Employee shall be permitted to elect, in the time and manner prescribed by the Administrator or, for periods prior to June 1, 2006, the ‘Committee’, as such term was defined in the Plan prior to such date, to either (1) participate in the Plan as of his or her rehire date or (2) participate in the Exelon Corporation Cash Balance Pension Plan at the time prescribed therein and have his or her Service Annuity and related assets transferred to such plan in the manner described in Section 3.2(b).

Section 9.6. Employees whose Representation by IBEW Local Union 15 Changes. Except as provided in the last paragraph of Section 9.1 (relating to employment after commencement of Service Annuity) if an Employee who, on the day he or she first performed an Hour of Service with an Employer, was not a member of a collective bargaining unit represented by IBEW Local Union 15 and was not an Eligible Employee later becomes an Eligible Employee as a result of becoming a member of a collective bargaining unit represented by IBEW Local Union 15 and being employed at a facility that, as of October 19, 2000, was owned by Commonwealth Edison Company, Unicom Corporation or any affiliate of Unicom Corporation, such Employee shall become a Participant as of the date he or she first becomes a member of a collective bargaining unit represented by IBEW Local Union 15, provided that such Employee becomes a member of a collective bargaining unit represented by IBEW Local Union 15 prior to January 1, 2009 and does not elect, in the time and manner prescribed by the Administrator or, for periods prior to June 1, 2006, the ‘Committee’, as such term was defined in the Plan prior to such date for such an election, to participate in the Exelon Corporation Pension Plan for Bargaining Unit Employees. Except as provided in the last paragraph of Section 9.1 (relating to employment after commencement of Service Annuity) if an Employee who was a member of a collective bargaining unit represented by IBEW Local Union 15 and who first became employed by an Employer prior to January 1, 2001 later ceases to be a member of a collective bargaining unit represented by IBEW Local Union 15, such Employee shall be permitted to elect, in the time and manner prescribed by the Administrator or, for periods prior to June 1, 2006, the ‘Committee’, as such term was defined in the Plan prior to such date, to either (a) continue to participate in the Plan as of the date he or she ceases to be a member of a collective bargaining unit represented by IBEW Local Union 15 or (b) participate in the Exelon Corporation Cash Balance Pension Plan at the time prescribed therein and have his or her Service Annuity and related assets transferred to such plan in the manner described in Section 3.2(b).

Section 9.7. Transfer of Employment to or Reemployment in Positions Eligible for Participation in the Plan or the Service Annuity Plan of PECO Energy Company by Certain Individuals Who Were Participants in Such a Plan on December 31, 2000. If a Participant who was a Participant on December 31, 2000 transfers employment to or is reemployed by an Employer or an Affiliate in a job classification with respect to which similarly situated employees of such Employer or Affiliate are not eligible to participate in the Plan but are instead eligible to participate in the Service Annuity Plan of PECO Energy Company (or would be so eligible but for their election to participate in the Exelon Corporation Cash Balance Pension Plan), then such individual shall upon such transfer or reemployment remain a Participant in the Plan and shall not participate in the Service Annuity Plan of PECO Energy Company. If a participant in the Service Annuity Plan of PECO Energy Company who was a participant in such plan on December 31, 2000 transfers employment to or is reemployed by an Employer or an Affiliate in a management job classification with respect to which similarly situated employees of such Employer or Affiliate are not eligible to participate in such plan but are instead eligible to participate in the Plan (or would be so eligible but for their election to participate in the Exelon Corporation Cash Balance Pension Plan), then such individual shall upon such transfer or reemployment remain a participant in the Service Annuity Plan of PECO Energy Company and shall not participate in the Plan.

Section 9.8. Change in Employment Status or Transfer to Affiliate. Except as otherwise provided in Sections 9.9, 9.10 and elsewhere in the Plan, if an Employee who was a Participant transfers employment to or is reemployed by an Employer or an Affiliate in a job classification with respect to which similarly situated employees of such Employer or Affiliate are not eligible to participate in the Plan but are instead either eligible to participate in another plan maintained by such Employer or Affiliate or are not eligible to participate in any plan, then such individual shall upon such transfer or reemployment participate in the plan, if any, determined pursuant to rules established by the Company, which rules may be set forth in a Supplement hereto.

Section 9.9. Certain Rehired Employees. Notwithstanding anything contained herein to the contrary, an Employee who is reemployed by an Employer after December 1, 2012 and has received a Special Lump Sum Payment or an Immediately Commencing Annuity in accordance with Section 6.9 (relating to Special Lump Sum Payment Option) shall not be eligible to become a Participant pursuant to Article 3.

Section 9.10. Transfer of Employment to or from Facilities formerly Owned by CEG. Effective as of the Effective time (as such term is defined in the Merger Agreement), if a Participant who was a Participant on or prior to the Effective Time transfers employment to or is reemployed by an Employer or an Affiliate in a job classification with respect to which similarly situated employees of such Employer or Affiliate are not eligible to participate in the Plan but are instead eligible to participate in a Company Benefit Plan (as such term is defined in the Merger Agreement) that is intended to be a defined benefit pension plan qualified under Section 401(a) of the Code (each such plan, a “CEG Pension Plan”) , then such individual shall upon such transfer or reemployment remain a Participant in the Plan and shall not participate in the CEG Pension Plan. If a participant in the CEG Pension Plan who was a participant in such plan on or prior to the Effective Time transfers employment to or is reemployed by an Employer or an Affiliate in a job classification with respect to which similarly situated employees of such Employer or Affiliate are not eligible to participate in such plan but are instead eligible to participate in the Plan, then such individual shall upon such transfer or reemployment remain a participant in the CEG Pension Plan and shall not participate in the Plan.

ARTICLE 10

ADMINISTRATION

Section 10.1. The Administrator, the Investment Office and the Corporate Investment Committee. (a) The Administrator. The Company, acting through its Vice President, Health & Benefits, or such other person or committee appointed by the Chief Human Resources Officer from time to time (such vice president or other person or committee, the “Administrator”), shall be the “administrator” of the Plan, within the meaning of such term as used in ERISA. In addition, the Administrator shall be the “named fiduciary” of the Plan, within the meaning of such term as used in ERISA, solely with respect to administrative matters involving the Plan and not with respect to any investment of the Plan’s assets. The Administrator shall have the following duties, responsibilities and rights:

(i) The Administrator shall have the duty and discretionary authority to interpret and construe this Plan in regard to all questions of eligibility, the status and rights of Participants, Retirees, Beneficiaries and other persons under this Plan, and the manner, time, and amount of payment of any distributions under this Plan. The determination of the Administrator with respect to an Employee’s years of Credited Service, the amount of the Employee’s Earnings, Highest Average Annual Pay, Federal Benefit and any other matter affecting payments under the Plan shall be final and binding. Benefits under the Plan shall be paid to a Participant or Beneficiary only if the Administrator, in his or her discretion, determines that such person is entitled to benefits.

(ii) Each Employer shall, from time to time, upon request of the Administrator, furnish to the Administrator such data and information as the Administrator shall require in the performance of his or her duties.

(iii) The Administrator shall direct the Trustee to make payments of amounts to be distributed from the Trust under Article 6 (relating to Service Annuity forms). In addition, it shall be the duty of the Administrator to certify to the Trustee the names and addresses of all Retirees, the amounts of all Service Annuities, the dates of death of Retirees and all proceedings and acts of the Administrator necessary or desirable for the Trustee to be fully informed as to the Service Annuities to be paid out of the Service Annuity Fund.

(iv) The Administrator shall have all powers and responsibilities necessary to administer the Plan, except those powers that are specifically vested in the Investment Office, the Corporate Investment Committee or the Trustee.

(v) The Administrator may require a Participant or Beneficiary to complete and file certain applications or forms approved by the Administrator and to furnish such information requested by the Administrator. The Administrator and the Plan may rely upon all such information so furnished to the Administrator.

(vi) The Administrator shall be the Plan’s agent for service of legal process and forward all necessary communications to the Trustee.

(b) Removal of Administrator. The Chief Human Resources Officer shall have the right at any time, with or without cause, to remove the Administrator (including any member of a committee that constitutes the Administrator). The Administrator may resign and the resignation shall be effective upon delivery of the written resignation to the Chief Human Resources Officer or upon the Administrator’s termination of employment with the Employers. Upon the resignation, removal or failure or inability for any reason of the Administrator to act hereunder, the Chief Human Resources Officer shall appoint a successor. Any successor Administrator shall have all the rights, privileges and duties of the predecessor, but shall not be held accountable for the acts of the predecessor. None of the Company, any officer, employee or member of the board of directors of the Company who is not the Chief Human Resources Officer, nor any other person shall have any responsibility regarding the retention or removal of the Administrator.

(c) The Investment Office. The Investment Office shall be the “named fiduciary” of the Plan, within the meaning of such term as used in ERISA, solely with respect to matters involving the investment of assets of the Plan and, any contrary provision of the Plan notwithstanding, in all events subject to the limitations contained in Sections 404(a)(2) of ERISA and the terms of the Plan and all other applicable limitations. In addition to the duties, responsibilities and rights of the Investment Office set forth in Article 8, the Investment Office shall have the following duties, responsibilities and rights:

(i) The Investment Office shall be the “named fiduciary” for purposes of directing the Trustee as to the investment of amounts held in the Trust Fund and for purposes of appointing one or more investment managers as described in ERISA.

(ii) The Investment Office shall submit to the Corporate Investment Committee annual manager review results and such other reports and documents as may be necessary for the Corporate Investment Committee to monitor the activities and performance of the Investment Office.

(iii) Each Employer shall, from time to time, upon request of the Investment Office, furnish to the Investment Office such data and information as the Investment Office shall require in the performance of its duties.

(d) The Corporate Investment Committee. The Company acting through the Corporate Investment Committee shall be responsible for overall monitoring of the performance of the Investment Office. The Corporate Investment Committee shall have the following duties, responsibilities and rights:

(i) The Corporate Investment Committee shall monitor the activities and performance of the Investment Office and shall review annual manager review results and any other reports and documents submitted by the Investment Office.

(ii) The Corporate Investment Committee shall have authority to approve asset allocation recommendations of the Investment Office, and approve the retention or firing of any investment consultant (but not any investment manager), custodian or trustee, as recommended by the Investment Office.

(iii) The Corporate Investment Committee and the Company’s Chief Investment Officer shall have the right at any time, with or without cause, to remove one or more employees of the Exelon Investment Office or to appoint another person or committee to act as Investment Office. Any successor Investment Office employee shall have all the rights, privileges and duties of the predecessor, but shall not be held accountable for the acts of the predecessor.

The power and authority of the Corporate Investment Committee with respect to the Plan shall be limited solely to the monitoring and removal of the employees of the Investment Office and approval of the recommendations specified in clause (ii) above. The Corporate Investment Committee shall have no responsibility for making investment decisions, appointing or firing investment managers or for any other duties or responsibilities with respect to the Plan, other than those specifically listed herein.

(e) Status of Administrator, the Investment Office and the Corporate Investment Committee. The Administrator, any person acting as, or on behalf of, the Investment Office, and any member of the Corporate Investment Committee may, but need not, be an Employee, trustee or officer of an Employer and such status shall not disqualify such person from taking any action hereunder or render such person accountable for any distribution or other material advantage received by him or her under this Plan, provided that no Administrator, person acting as, or on behalf of, the Investment Office, or any member of the Corporate Investment Committee who is a Participant shall take part in any action of the Administrator or the Investment Office on any matter involving solely his or her rights under this Plan.

(f) Notice to Trustee of Members. The Trustee shall be notified as to the names of the Administrator and the person or persons authorized to act on behalf of the Investment Office.

(g) Allocation of Responsibilities. Each of the Administrator, the Investment Office and the Corporate Investment Committee may allocate their respective responsibilities and may designate any person, persons, partnership or corporation to carry out any of such responsibilities with respect to the Plan. Any such allocation or designation shall be reduced to writing and such writing shall be kept with the records of the Plan.

(h) General Governance. The Corporate Investment Committee shall elect one of its members as chairman and appoint a secretary, who may or may not be a member of such Committee. All decisions of the Corporate Investment Committee shall be made by the majority, including actions taken by written consent. The Administrator, the Investment Office and the Corporate Investment Committee may adopt such rules and procedures as it deems desirable for the conduct of its affairs, provided that any such rules and procedures shall be consistent with the provisions of the Plan.

(i) Indemnification. The Employers hereby jointly and severally indemnify the Administrator, the persons employed in the Exelon Investment Office, the members of the Corporate Investment Committee, the Chief Human Resources Officer, and the directors, officers and employees of the Employers and each of them, from the effects and consequences of their acts, omissions and conduct in their official capacity with respect to the Plan (including but not limited to judgments, attorney fees and costs with respect to any and all related claims, subject to the Company’s notice of and right to direct any litigation, select any counsel or advisor, and approve any settlement), except to the extent that such effects and consequences result from their own willful misconduct. The foregoing indemnification shall be in addition to (and secondary to) such other rights such persons may enjoy as a matter of law or by reason of insurance coverage of any kind.

(j) No Compensation. None of the Administrator, any person employed in the Exelon Investment Office nor any member of the Corporate Investment Committee may receive any compensation or fee from the Plan for services as the Administrator, Investment Office or a member of the Corporate Investment Committee; provided, however that nothing contained herein shall preclude the Plan from reimbursing the Company or any Affiliate for compensation paid to any such person if such compensation constitutes “direct expenses” for purposes of ERISA. The Employers shall reimburse the Administrator, the persons employed in the Exelon Investment Office and the members of the Corporate Investment Committee for any reasonable expenditures incurred in the discharge of their duties hereunder.

(k) Employ of Counsel and Agents. The Administrator, the Investment Office and the Corporate Investment Committee may employ such counsel (who may be counsel for an Employer) and agents and may arrange for such clerical and other services as each may require in carrying out its respective duties under the Plan.

Section 10.2. Claims Procedure. Any Participant or distributee who believes he or she is entitled to benefits in an amount greater than those which he or she is receiving or has received may file a claim with the Administrator. Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant. The Administrator shall review the claim and, unless special circumstances require an extension of time, within 90 days after receipt of the claim, give notice to the claimant, either in writing by registered or certified mail or in an electronic notification, of the Administrator’s decision with respect to the claim. Any electronic notice delivered to the claimant shall comply with the standards imposed by applicable Regulations. If the Administrator determines that special circumstances require an extension of time for processing the claim, the claimant shall be so advised in writing within the initial 90-day period and in no event shall such an extension exceed 90 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination. The notice of the decision of the Administrator with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, the Administrator shall notify the claimant of the adverse benefit determination and shall set forth the specific reasons for the adverse determination, the references to the specific Plan provisions on which the determination is based, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such material or information is necessary, and a description of the claim review procedure under the Plan and the time limits applicable to such procedures, including a statement of the claimant’s right (subject to the limitations described in Section 13.8 and 13.9) to bring a civil action under Section 502 of ERISA following an adverse benefit determination on review. The Administrator shall also advise the claimant that the claimant or the claimant’s duly authorized representative may request a review by the Chief Human Resources Officer (or such other officer designated from time to time by the Chief Human Resources Officer) of the adverse benefit determination by filing with such officer, within 60 days after receipt of a notification of an adverse benefit determination, a written request for such review. The claimant shall be informed that, within the same 60-day period, he or she (a) may be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and (b) may submit to the officer written comments, documents, records and other information relating to the claim for benefits. If a request is so filed, review of the adverse benefit determination shall be made by the officer within, unless special circumstances require an extension of time, 60 days after receipt of such request, and the claimant shall be given written notice of the officer’s final decision. If the officer determines that special circumstances require an extension of time for processing the claim, the claimant shall be so advised in writing within the initial 60-day period and in no event shall such an extension exceed 60 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the officer expects to render the determination on review. The review of the officer shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The notice of the final decision shall include specific reasons for the determination and references to the specific Plan provisions on which the determination is based and shall be written in a manner calculated to be understood by the claimant.

Section 10.3. Procedures for Domestic Relations Orders. If the Administrator shall receive any judgment, decree or order (including approval of a property settlement agreement) pursuant to State domestic relations or community property law relating to the provision of child support, alimony or marital property rights of a spouse, former spouse, child or other dependent of a Participant and purporting to provide for the payment of all or a portion of the Participant’s Service Annuity to or on behalf of one or more of such persons (such judgment, decree or order being hereinafter called a “domestic relations order”), the Administrator shall promptly notify the Participant and each other payee specified in such domestic relations order of its receipt and of the following procedures. After receipt of a domestic relations order, the Administrator shall determine whether such order constitutes a “qualified domestic relations order” as defined in paragraph (b) of Section 13.2, and shall notify the Participant and each payee named in such order in writing of the Administrator’s determination within a reasonable time after receipt of such order. Such notice shall be written in a manner calculated to be understood by the parties and shall contain an explanation of the review procedure under this Plan. If the Administrator determines that the order is not a “qualified domestic relations order,” such notice also shall set forth specific reasons for the Administrator’s determination. The Administrator shall advise each party that each party or a duly authorized representative of such party may request a review by the Chief Human Resources Officer (or such other officer designated from time to time by the Chief Human Resources Officer) of the Administrator’s determination by filing with such officer within 60 days of receipt of the Administrator’s determination a written request for such review. The Administrator shall give every party affected by any such request for review notice of such request. Each party also shall be informed that he or she may have reasonable access to pertinent documents and submit comments in writing to the officer in connection with such request for review. Within 60 days after a request for review, each party shall be given written notice of the officer’s final determination, which notice shall be written in a manner calculated to be understood by the parties and shall include specific reasons for such final determination.

Section 10.4. Computation of Benefits. The benefit formula, factors contained in any Tables or Schedules and the Federal Benefit taken into account in determining the amount of a Participant’s Service Annuity (including the amount paid under the applicable form of payment of such Service Annuity) or the amount of any surviving spouse or surviving child annuity payable with respect to any Participant shall be the formula, factors and/or Federal Benefit, as applicable, in effect on the date of the Participant’s Termination of Employment.

Section 10.5. Actuary to Be Employed. The Company or the Investment Office shall engage an actuary to do such technical and advisory work as the Company or the Investment Office may request, including analyses of the experience of this Plan from time to time, the preparation of actuarial tables for the making of computations thereunder, and the submission to the Company or the Investment Office of an annual actuarial report, which report shall contain information showing the financial condition of this Plan, a statement of the contributions to be made by the Employers for the ensuing year, and such other information as may be requested by the Company or the Investment Office.

Section 10.6. Funding Policy. The Company shall establish a funding policy and method consistent with the objectives of this Plan and the requirements of Title I of ERISA and shall communicate such policy and method, and any changes in such policy and method, to the Investment Office.

Section 10.7. Notices to Participants, Etc. All notices, reports and statements given, made, delivered or transmitted to a Participant or any other person entitled to or claiming benefits under this Plan shall be deemed to have been duly given, made or transmitted when mailed by first class mail with postage prepaid and addressed to the Participant or such other person at the address last appearing on the records of the Administrator.

Section 10.8. Notices to Employers or Administrator. Written directions, notices and other communications from Participants or any other person entitled to or claiming benefits under this Plan to the Employers or Administrator shall be deemed to have been duly given, made or transmitted either when delivered to such location as shall be specified upon the forms prescribed by the Administrator for the giving of such directions, notices and other communications or when mailed by first class mail with postage prepaid and addressed to the addressee at the address specified upon such forms.

Section 10.9. Records. Each of the Administrator, the Investment Office and the Corporate Investment Committee shall keep a record of all of their respective proceedings, if any, and shall keep or cause to be kept all books of account records and other data as may be necessary or advisable in their respective judgment for the administration of the Plan, the administration of the investments of the Plan or the monitoring of the investment activities of the Plan, as applicable.

Section 10.10. Responsibility to Advise Administrator of Current Address. Each person entitled to receive a payment under this Plan shall file with the Administrator in writing such person’s complete mailing address and each change therein. A check or communication mailed to any person at such person’s address on file with the Administrator shall be deemed to have been received by such person for all purposes of this Plan. Although neither the Administrator nor the Trustee shall be obliged to search for or ascertain the location of any person, the Administrator shall make reasonable efforts to locate any missing Participant or Beneficiary entitled to benefits hereunder. If the Administrator is in doubt as to whether payments are being received by the person entitled thereto, it shall, by registered mail addressed to the person concerned at his or her last address known to the Administrator, notify such person that all future payments will be withheld until such person submits to the Administrator evidence of his or her continued life and proper mailing address.

Section 10.11. Electronic Media. Notwithstanding any provision of the Plan to the contrary and for all purposes of the Plan, to the extent permitted by the Administrator and any applicable law or Regulation, the use of electronic technologies shall be deemed to satisfy any written notice, consent, delivery, signature, disclosure or recordkeeping requirement under the Plan, the Code or ERISA to the extent permitted by or consistent with applicable law and Regulations. Any transmittal by electronic technology shall be deemed delivered when successfully sent to the recipient, or such other time specified by the Administrator.

Section 10.12. Correction of Error. If it comes to the attention of the Administrator that an error has been made in the amount of benefits payable, or paid, to any Participant or Beneficiary under the Plan, the Administrator shall be permitted to correct such error by whatever means that the Administrator, in its sole discretion determines, including by offsetting future benefits payable to the Participant or Beneficiary or requiring repayment of benefits to the Plan, except that no adjustment need be made with respect to any Participant or Beneficiary whose benefit has been distributed in full prior to the discovery of such error.

ARTICLE 11

PARTICIPATION BY OTHER EMPLOYERS

Section 11.1. Adoption of Plan. With the consent of the Company, any entity may become a participating Employer under this Plan with respect to all or a designated group of its employees by taking such action as shall be necessary or desirable to adopt this Plan and executing and delivering such instruments as may be necessary or desirable to put this Plan into effect with respect to such entity.

Section 11.2. Withdrawal from Participation. Any Employer shall terminate its participation in the Plan at any time, under such circumstances as the Company may provide, by delivering to the Company a duly certified copy of a resolution of its board of directors (or other governing body) to that effect, or by ceasing to be a member of the same controlled group as the Company (within the meaning of section 1563(a) if the Code).

Section 11.3. Company and Administrator Agent for Employers. Each corporation which shall become a participating Employer pursuant to Section 11.1 (relating to adoption of the Plan) or Article 12 (relating to continuance by a successor) by so doing shall be deemed to have appointed the Company and the Administrator its agent to exercise on its behalf all of the powers and authorities hereby conferred upon the Company and the Administrator by the terms of this Plan, including, but not by way of limitation, the power to amend and terminate this Plan. The authority of the Company and the Administrator to act as such agent shall continue unless and until the portion of the Service Annuity Fund held for the benefit of Employees of the particular Employer and their Beneficiaries is set aside in a separate trust as provided in Section 15.2 (relating to establishment of separate plan).

ARTICLE 12

CONTINUANCE BY A SUCCESSOR

In the event that any Employer shall be reorganized by way of merger, consolidation, transfer of assets or otherwise, so that a corporation, partnership or person other than an Employer shall succeed to all or substantially all of such Employer’s business, such successor may be substituted for such Employer under this Plan by adopting this Plan and, if necessary, becoming a party to the Service Annuity Fund. Contributions by such Employer shall be automatically suspended from the effective date of any such reorganization until the date upon which the substitution of such successor corporation for the Employer under this Plan becomes effective. If, within 90 days following the effective date of any such reorganization, such successor shall not have elected to become a party to this Plan, or if such successor shall adopt a plan of complete liquidation other than in connection with a reorganization, this Plan shall be automatically terminated with respect to employees of such Employer as of the close of business on the 90th day following the effective date of such reorganization or as of the close of business on the date of adoption of such plan of complete liquidation, as the case may be, and the Administrator shall direct the Trustee to distribute the portion of the Service Annuity Fund applicable to such Employer in the manner provided in Section 15.2 (relating to establishment of separate plan).

ARTICLE 13

MISCELLANEOUS

Section 13.1. Expenses. The expenses of the Trustee in the administration of the Service Annuity Fund, including compensation, if any, to the Trustee for its services, shall be paid by the Company or the Employers. All costs and expenses incurred in the operation of the Service Annuity Fund, to the extent not described in the preceding sentence, and all costs and expenses incurred in the operation of the Plan, the Service Annuity Fund, the Pooled Fund or the Master Trust, as applicable, including, but not limited to, “direct expenses” incurred in administering the Plan, the Service Annuity Fund, the Pooled Fund and the Master Trust (including compensation paid to any employee of an Employer or an Affiliate who is engaged in the administration of the Plan, the Service Annuity Fund, the Pooled Fund or the Master Trust), the expenses of the Administrator, the Investment Office and the Corporate Investment Committee, the fees of counsel and any agents for the Trustee, the Administrator, the Investment Office or the Corporate Investment Committee, and the fees of investment managers that manage assets of the Pooled Fund or the Master Trust, as applicable, shall be paid by the Trustee from the Service Annuity Fund or the Pooled Fund or the Master Trust, as applicable, in such proportion as the Investment Office, in its sole discretion, shall determine, to the extent such expenses are not paid by the Employers and to the extent permitted under ERISA, Regulations and other applicable laws. Any such expenses that are borne by the Employers shall be paid out of their own funds in such proportions as the Administrator shall determine. In the event that the Company or any other Employer advances money on behalf of the Service Annuity Fund for the payment of any expenses incurred in the operation of the Plan, the Trustee shall reimburse the Company or such other Employer from the Service Annuity Fund for any amount so advanced, without interest or fees.

Section 13.2. Non-Assignability. (a) It is a condition of this Plan, and all rights of each Participant, Beneficiary and Retiree shall be subject thereto, that no right or interest of any Participant, Beneficiary or Retiree in this Plan shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge or bankruptcy, but excluding devolution by death or mental incompetency, and no right or interest of any Participant, Beneficiary or Retiree in this Plan shall be liable for, or subject to, any obligation or liability of such Participant, Beneficiary or Retiree, including claims for alimony or the support of any spouse or child, except as provided in paragraph (b) of this Section 13.2 (relating to exception for qualified domestic relations orders).

(b) Exception for Qualified Domestic Relations Orders. Notwithstanding any provision of this Plan to the contrary, if a Participant’s Service Annuity under this Plan, or any portion thereof, shall be the subject of one or more qualified domestic relations orders, as defined below, such Service Annuity or portion thereof shall be paid to the person at the time and in the manner specified in any such order. For purposes of this paragraph (b), “qualified domestic relations order” shall mean any “domestic relations order” as defined in Section 10.3 (relating to procedures for domestic relations orders) which creates (or recognizes the existence of) or assigns to a person other than the Participant (an “alternate payee”) rights to all or a portion of the Participant’s Service Annuity under this Plan, and:

(A) clearly specifies

(i) the name and last known mailing address (if any) of the Participant and each alternate payee covered by such order,

(ii) the amount or percentage of the Participant’s Service Annuity to be paid by this Plan to each such alternate payee, or the manner in which such amount or percentage is to be determined,

(iii) the number of payments to, or period of time for which, such order applies, and

(iv) each plan to which such order applies;

(B) does not require

(i) this Plan to provide any type or form of benefit or any option not otherwise provided under this Plan at the time such order is issued,

(ii) this Plan to provide increased benefits (determined on the basis of actuarial equivalence), or

(iii) the payment of benefits to an alternate payee which at the time such order is issued already are required to be paid to a different alternate payee under a prior qualified domestic relations order; and

(C) does not require the payment of benefits to any alternate payee before the first to occur of (i) the earliest date as of which payment of the Participant’s Service Annuity could commence after his or her Termination of Employment, and (ii) the Participant’s attainment of age 50, all as determined by the Company pursuant to the procedures contained in Section 10.3 (relating to procedures for domestic relations orders). Any amounts subject to a domestic relations order prior to determination of its status as a qualified domestic relations order which but for such order would be paid to the Participant shall be segregated in a separate account or an escrow account pending such determination. If, within a reasonable time after receipt of written evidence of such order by the Company, it is determined that a domestic relations order constitutes a qualified domestic relations order, the amount so segregated (plus any interest thereon) shall be paid to the alternate payee in accordance with the terms of the order. If, within a reasonable time after receipt of a domestic relations order by the Company, it is determined that a domestic relations order does not constitute a qualified domestic relations order, then the amount so segregated (plus any interest thereon) shall, as soon as practicable, be paid to the Participant. Any subsequent determination that such order constitutes a qualified domestic relations order shall apply only to payments made on or after the date of such subsequent determination.

Section 13.3. Employment Non-Contractual. Neither this Plan nor any action taken by the Administrator or the Investment Office confers any right upon any Employee to continue in employment with any Employer.

Section 13.4. Limitation of Rights. No Participant, Beneficiary or Retiree shall have any right, title, interest or claim in or to any part of the Service Annuity Fund at any time, but shall have the right only to distributions from the Service Annuity Fund on the terms and conditions herein provided. Neither this Plan nor any action taken by the Administrator or the Investment Office shall obligate any Employer to make contributions to the Service Annuity Fund in excess of the contributions authorized by the board of directors of the Company or create any liability on an Employer for the payment of Service Annuities under this Plan.

Section 13.5. Merger or Consolidation with or Transfer to Another Plan. A merger or consolidation with, or transfer of assets or liabilities to, any other Plan shall not be effected unless the terms of such merger, consolidation or transfer are such that each Participant, Beneficiary, Retiree or other person entitled to receive benefits from this Plan would, if this Plan were to terminate immediately after the merger, consolidation or transfer, receive a benefit equal to or greater than the benefit such person would be entitled to receive if this Plan were to terminate immediately before the merger, consolidation, or transfer.

If an Employee or a group of Employees ceases to be an Employee or Employees of an Employer and becomes an employee or employees of an Affiliate that is not an Employer but that maintains its own pension plan, there shall be transferred from the Service Annuity Fund to the trust fund for the pension plan of such Affiliate assets in an amount equal to the proportion of the amount of the total assets of the Service Annuity Fund, after deducting therefrom the amount actuarially determined to be necessary for the payment in full of Service Annuities theretofore granted to all Retirees and Participants, which the actuarial reserve allocable to such Employee or such group of Employees, as the case may be, bears to the actuarial reserve allocable to all Employees. If, however, any such group of Employees shall include all of the Employees of all Employers, all of the assets of the Service Annuity Fund shall be so transferred.

If and when a separate pension plan and trust fund is created by the Company for supervisory, administrative and management Employees, there shall be transferred from the Service Annuity Fund to such separate trust fund assets in an amount equal to the sum of (a) that proportion of the amount of the total assets of the Service Annuity Fund, after deducting therefrom the amount actuarially determined to be necessary for the payment in full of Service Annuities theretofore granted to all Retirees and Participants, which the actuarial reserve allocable to such supervisory, administrative and management Employees bears to the actuarial reserve allocable to all Employees, and (b) the amount of assets actuarially determined to be necessary for the payment in full of Service Annuities theretofore granted to Retirees who were supervisory, administrative or management Employees at the time of the granting of such Service Annuities. If and when an Employee shall thereafter be transferred to or from the management payroll, there shall be transferred from the Service Annuity Fund to such separate trust fund or from such separate trust fund to the Service Annuity Fund, as the case may be, assets in an amount determined in the same manner as described in the preceding sentence (and the Employee’s Service Annuity or benefits in the nature of a service annuity shall subsequently be paid out of the Service Annuity Fund or such separate trust fund, as the case may be).

If and when an employee or a group of employees of an Affiliate that is not an Employer shall cease to be an employee or employees of such Affiliate and shall become an Employee or Employees of an Employer, the Trustee under the Service Annuity Fund shall accept, upon transfer from the trust fund of the pension plan of such Affiliate, assets in an amount equivalent to that proportion of the amount of the total assets of such trust fund, after deducting therefrom the amount actuarially determined to be necessary for the payment in full of benefits theretofore granted, which the actuarial reserve allocable to such Employee or such groups of Employees, as the case may be, bears to the actuarial reserve allocable to all employees. If, however, any such group of Employees shall include all of the employees of such Affiliate, all of the assets of such trust fund shall be so accepted.

In the case of each transfer of assets made or accepted pursuant to the provisions of this Section 13.5, the amount of the total assets and (if less than all assets are to be transferred) the proportion thereof to be transferred shall be determined as of a date not earlier than December 31 of the preceding calendar year.

All assets accepted, upon transfer, by the Trustee under the Service Annuity Fund, pursuant to the provisions of this Section 13.5, shall be held and applied in accordance with the provisions of the Trust Agreement relating to the Service Annuity Fund.

Section 13.6. Medical Examination. A Participant or Beneficiary for whom a determination or verification of physical or medical condition is in the opinion of the Administrator relevant to the application of this Plan shall, if and when reasonably requested by the Administrator, submit to medical examination by a physician appointed by the Administrator.

Section 13.7. Applicable Law. Except to the extent preempted by applicable federal law or otherwise provided under the terms of the Plan, the Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Illinois.

Section 13.8. Statute of Limitations for Actions under the Plan. Except for actions to which the statute of limitations prescribed by Section 413 of ERISA applies, (a) no legal or equitable action relating to a claim for benefits under Section 502 of ERISA may be commenced later than one year after the claimant receives a final decision from the Chief Human Resources Officer (or such other officer designated from time to time by the Chief Human Resources Officer) in response to the claimant’s request for review of the adverse benefit determination and (b) no other legal or equitable action involving the Plan may be commenced later than two years from the time the person bringing an action knew, or had reason to know, of the circumstances giving rise to the action. This provision shall not be interpreted to extend any otherwise applicable statute of limitations, nor to bar the Plan or its fiduciaries from recovering overpayments of benefits or other amounts incorrectly paid to any person under the Plan at any time or bringing any legal or equitable action against any party.

Section 13.9. Forum for Legal Actions under the Plan. Any legal action involving the Plan that is brought by any Participant, any Beneficiary or any other person shall be litigated in the federal courts located in the Northern District of Illinois or the Eastern District of Pennsylvania, whichever is most convenient, and no other federal or state court.

Section 13.10. Legal Fees. Any award of legal fees in connection with an action involving the Plan shall be calculated pursuant to a method that results in the lowest amount of fees being paid, which amount shall be no more than the amount that is reasonable. In no event shall legal fees be awarded for work related to (a) administrative proceedings under the Plan, (b) unsuccessful claims brought by a Participant, Beneficiary or any other person, or (c) actions that are not brought under ERISA. In calculating any award of legal fees, there shall be no enhancement for the risk of contingency, nonpayment or any other risk nor shall there be applied a contingency multiplier or any other multiplier. In any action brought by a Participant, Beneficiary or any other person against the Plan, the Administrator, the Investment Office, the Corporate Investment Committee, any Plan fiduciary, the Chief Human Resources Officer, any Plan administrator, the Company, its affiliates or their respective officers, directors, employees, or agents (the “Plan Parties”), legal fees of the Plan Parties in connection with such action shall be paid by the Participant, Beneficiary or other person bringing the action, unless the court specifically finds that there was a reasonable basis for the action.

ARTICLE 14

TOP-HEAVY PLAN REQUIREMENTS

Section 14.1. Top-Heavy Plan Determination. If, as of the determination date (as hereinafter defined) for any Plan Year, the aggregate present value of (a) the accrued Service Annuities under this Plan and the accrued benefits under all other defined benefit plans in the aggregation group (as defined below) and (b) the aggregate account balances under all defined contribution plans in such aggregation group, in each case with respect to all participants in such plans who are key employees (as defined in Section 416(i) of the Code) for such Plan Year, exceeds 60% of the aggregate of the present value of the Service Annuities, accrued benefits and account balances of all participants in such plans as of the determination date, then this Plan shall be a top-heavy plan for such Plan Year, and the requirements of Section 14.2 (relating to minimum benefit for top-heavy years), Section 14.3 (relating to top-heavy vesting requirements) and Section 14.4 (relating to special rules for applying statutory limitations on benefits) shall be applicable for such Plan Year as of the first day thereof. An employee’s compensation, as defined in Section 1.415(c)-2 of the Regulations, from the Company and its Affiliates for a Plan Year shall be used, where applicable, in determining whether such employee is a key employee.

For purposes of the first sentence of the preceding paragraph, for any Plan Year, the Service Annuity accrued in respect of any Employee shall be the amount calculated as of the determination date, and the present value of such amount shall be based on the actuarial assumptions used in the actuarial valuation as of such determination date. The calculation of the present value of the Service Annuity accrued in respect of any Employee shall be subject to adjustments required under Section 416 of the Code.

If this Plan shall be a top-heavy plan for any Plan Year and not be a top-heavy plan for any subsequent Plan Year, the requirements of this Article shall not be applicable for such subsequent Plan Year except to the extent provided in Section 14.3 (relating to top-heavy vesting requirements).

For purposes of this Article, (a) the aggregation group shall consist of (i) if a key employee was a Participant in this Plan during the Plan Year containing the determination date (defined below) or any of the four preceding Plan Years, then this Plan and each other plan of an Employer which is qualified under Section 401(a) of the Code and in which a key employee is a participant during any of such Plan Years, (ii) this Plan and each other plan which enables this Plan to meet the requirements of Section 401(a)(4) or 410(b) of the Code during the Plan Year containing the determination date (defined below) or any of the four preceding Plan Years, and (iii) this Plan and each other plan of an Employer which it shall so designate and which together with this Plan shall satisfy the requirements of Sections 401(a)(4) and 410 of the Code; (b) the determination date for all plans in the aggregation group shall be the last day of the preceding plan year; and (c) the valuation date applicable to a determination date shall be (i) in the case of a defined benefit plan, the date as of which the most recent actuarial valuation for the plan year including the determination date is prepared, and (ii) in the case of a defined contribution plan, the date as of which account balances are determined which is coincident with or immediately precedes the determination date, except that if any such plan specifies a different determination or valuation date, such different date shall be used with respect to such plan. For the purpose of determining the Service Annuity, accrued benefit or account balance of a participant, any person who received a distribution from a plan in the aggregation group during the one-year period ending on the last day of the preceding plan year shall be treated as a participant in such plan, and any such distribution shall be included in such participant’s Service Annuity, accrued benefit or account balance as the case may be, except that in the case of any distribution made for a reason other than severance from employment, death or disability, this sentence shall be applied by substituting “five-year period” for the “one-year period” stated herein.

Section 14.2. Minimum Benefit for Top-Heavy Years. (a) Subject to paragraph (b) of this Section 14.2 and the applicable reductions set forth in Article 5 (relating to Service Annuities) and Article 6 (relating to Service Annuity forms), the annual amount of Service Annuity on a single life basis to which an eligible employee (other than an eligible employee who is a key employee as defined in Section 416(i) of the Code) is entitled at age 65 under Section 5.2 (relating to normal and deferred retirement), Section 5.3 (relating to early retirement), Section 5.4 (relating to disability retirement at or after age 45), Section 5.5 (relating to disability retirement before age 45) or Section 5.7 (relating to deferred vested termination) shall in no event be less than (i) the product of (A) 2% of such eligible employee’s average compensation, as described in Section 416(c) of the Code, from the Company and its Affiliates during such eligible employee’s five highest-paid consecutive calendar years of service beginning after January 1, 1983 and while the Plan is top-heavy, multiplied by (B) the number of such eligible employee’s years of Credited Service (but not in excess of ten) ending after

December 31, 1983 while the Plan is top-heavy less (ii) the annual actuarial equivalent of the eligible employee’s vested portion of such eligible employee’s account balances attributable to employer contributions and forfeitures, and earnings and losses thereon (including prior distributions thereof) and accrued benefits to which such eligible employee is entitled on Termination of Employment under all other qualified plans maintained by the Company or its Affiliates.

For purposes of this Article 14 (relating to top-heavy plan requirements), “eligible employee” shall mean any employee other than an employee who is included in a unit of employees covered by a collective bargaining agreement between employee representatives and an Employer, if there is evidence that retirement benefits have been the subject of good faith bargaining between such employee representatives and such Employer.

(b) The provisions of paragraph (a) shall not apply with respect to an eligible employee if, for each year in which this Plan is top-heavy, (i) the eligible employee’s Employer also maintains a defined contribution plan which is included in the aggregation group for such year, and (ii) contributions made on behalf of each eligible employee other than key employees and forfeitures allocated to such eligible employee during such Plan Year are at least 5% of such eligible employee’s compensation.

Section 14.3. Top-Heavy Vesting Requirements. Not-withstanding any provision of this Plan to the contrary, if an eligible employee’s Termination of Employment occurs during a Plan Year in which this Plan is top-heavy and after the eligible employee has completed at least two years of Vesting Service but before the eligible employee has completed five years of Vesting Service, or after this Plan has been top-heavy and during the time this Plan was top-heavy such eligible employee has completed three years of Vesting Service, then such eligible employee shall be entitled, subject to Article 6 (relating to Service Annuity forms) and Article 7 (relating to limitation on benefits), to receive, determined in accordance with the following table, the vested percentage of the eligible employee’s Service Annuity computed pursuant to Section 5.7 (relating to deferred vested termination):

Years of Vesting Service	Vested Percentage
2 but less than 3	20%
3 but less than 4	40%
4 but less than 5	60%
5 or more	100%

Section 14.4. Special Rules for Applying Statutory Limitations on Benefits. In any Plan Year for which this Plan is top-heavy, clauses (C)(I) and (D)(I) of the first paragraph of Section 7.1 (relating to maximum annual benefits) shall be applied by substituting “100%” for “125%” appearing therein unless, for such Plan Year (i) the percentage of Service Annuities accrued by Participants who are key employees does not exceed 90% of the Service Annuities accrued by all Participants, and (ii) the minimum accrued benefit of each Participant under all defined benefit plans in the aggregation group is at least 3% of such Participant’s average compensation multiplied by each year of such Participant’s Credited Service after 1983, not in excess of 10, while such plans are top-heavy.

ARTICLE 15

AMENDMENT AND TERMINATION

Section 15.1. Amendment. The board of directors of the Company (or a committee thereof) may at any time and from time to time amend or modify this Plan in any manner deemed by the board of directors of the Company to be necessary or desirable, provided, however, that in the case of any amendment or modification that would not result in an aggregate annual cost to the Company of more than $50,000,000, the Plan may be amended or modified by action of the Chief Human Resources Officer (with the consent of the Chief Executive Officer in the case of a discretionary amendment or modification expected to result in an increase in annual expense or liability account balance exceeding $250,000) or another executive officer holding title of equivalent or greater responsibility and, provided, further, that no amendment shall be made that affects Employees who are represented by IBEW Local Union 15 that is not consistent with that portion of the Company’s collective bargaining agreements with IBEW Local Union 15 concerning the Plan. Any such amendment or modification shall become effective on such date as the board of directors of the Company shall determine and may apply to Participants in this Plan at the time thereof as well as to future Participants, provided, however, that no such amendment or modification which reduces the basis for the computation of Service Annuities shall be retroactive as to service prior to the date of such amendment or modification.

In addition, the Administrator may amend or modify subdivision (4) of Section 2.1 (relating to the definition of Basic Compensation) and subdivision (24) of Section 2.1 (relating to the definition of Incentive Pay) by changing such subdivisions as described therein.

Section 15.2. Establishment of Separate Plan. If an Employer shall withdraw from this Plan under Section 11.2 (relating to withdrawal from participation), the Investment Office shall determine the portion of the Service Annuity Fund held by the Trustee which is applicable to the Participants and Retirees of such Employer and direct the Trustee to segregate such portion in a separate trust. Such separate trust shall thereafter be held and administered as a part of the separate plan of such Employer.

Section 15.3. Termination of the Plan by an Employer. The Company may at any time, by resolution adopted by its board of directors, terminate this Plan in its entirety. In addition, any Employer may at any time terminate its participation in this Plan by resolution adopted by its board of directors to that effect. If the Internal Revenue Service shall refuse to issue an initial favorable determination letter that this Plan and the Service Annuity Fund as adopted by the Company meets the requirements of Section 401(a) of the Code and that the Service Annuity Fund is exempt from tax under Section 501(a) of the Code, any Employer may terminate its participation in this Plan and direct the Trustee to pay and deliver to that Employer the portion of the Service Annuity Fund applicable to its contributions.

Section 15.4. Distribution upon Termination or Partial Termination. Upon termination or partial termination of this Plan, the Service Annuities accrued as of the date of termination or partial termination, as the case may be, of all affected Participants shall be fully vested. After providing for any expenses of the termination of this Plan, or, in the event of the partial termination of this Plan, any expenses of such partial termination which are to be borne by the portion of the Service Annuity Fund applicable to those Employees affected by the partial termination, the remainder of such portion of the Service Annuity Fund (the “asset value”) shall be allocated pursuant to the priority categories set forth in Section 4044 of ERISA and PBGC Regulations. In the event that after the termination of this Plan there is any asset value remaining after such allocation, the assets representing such asset value shall be paid over and applied for the benefit of the Employees of the Employers. The portion of the asset value allocated to provide Service Annuities to any person or group of persons may be applied for the benefit of such person or persons by the distribution of cash, continuance of the Service Annuity Fund, establishment of a new trust fund, purchase of annuities from an insurance company, or otherwise, as determined by the Company in its sole discretion. Notwithstanding the preceding sentences, if the Plan is terminated, the Service Annuity of each highly compensated employee as defined in Section 414(q) of the Code (and any former highly compensated employee) is limited to a Service Annuity that is nondiscriminatory under Section 401(a)(4) of the Code.

Section 15.5. Trust to Be Applied Exclusively for Participants and Their Beneficiaries. Subject only to the provisions of Section 4.2 (relating to return of contributions), Section 15.3 (relating to termination of the Plan by an Employer), Section 15.4 (relating to distribution upon termination or partial termination of the Plan) and any other provision of this Plan to the contrary notwithstanding, it shall be impossible for any part of the Service Annuity Fund to be used for or diverted to any purpose not for the exclusive benefit of Participants and their Beneficiaries either by operation or termination of this Plan, power of amendment or other means.

IN WITNESS WHEREOF, Exelon Corporation has caused this instrument to be executed by its duly authorized officer on this              day of December, 2012.

EXELON CORPORATION

By
Chief Human Resources Officer

Exhibit 1

Items Included as Basic Compensation

Effective on and after April 1, 1995, the payments to Participants which shall be included in “Basic Compensation” for purposes of subdivision (4) of Section 2.1 of the Plan shall be as follows:

1.	Regular earnings,

2.	Nuclear license bonuses, and

3.	Meter reader bonuses.

4.	Payroll deductions for any commuter benefit offered to management employees pursuant to Section 132(f)(4) of the Code.

In addition, to the extent they relate to but are not a part of regular earnings for a given period which otherwise have been used in calculating Basic Compensation, the following items shall be included in the determination of “Basic Compensation” for purposes of subdivision (4) of Section 2.1 of the Plan:

1.	Payments for disability absences,

2.	Back pay included that is not subject to FICA and any other back pay which is awarded to the Participant and pursuant to which award the Participant is required to have such back pay included as Basic Compensation under the Plan,

3.	Paid and unpaid absences,

4.	Permissible rest period payments,

5.	Credit for service by union officials on union business,

6.	Payments allowed for military duty and

7.	Credits allowed upon return from a military leave of absence.

Exhibit 2

Plans Included for Incentive Pay

Payments under the following plans shall be considered in determining a Participant’s Incentive Pay, as defined in subdivision (24) of Section 2.1 of the Plan:

1.	the Unicom Corporation 1995 Variable Compensation Award for Management Employees Under the Unicom Corporation Long-Term Incentive Plan,

2.	any annual incentive award provided under the Unicom Corporation Long Term Incentive Plan or any other successor or other plan that provides annual incentive awards to Participants; provided, however that awards payable under any such plans with respect to any period beginning on or after January 1, 2001 to a Participant who is a member of IBEW Local Union 15 shall not be Incentive Pay for Plan purposes,

3.	the Commonwealth Edison Pension Fund Management Incentive Pay Plan (effective January 1, 1993),

4.	the Pension Fund Management Deferred Incentive Pay Plan (effective January 1, 1994),

5.	the Commonwealth Edison Company Bulk Power Marketing Incentive Plan (effective April 1, 1994),

6.	any variable pay plan negotiated by the Company with respect to its union Employees, and

7.	Quarterly Incentive Awards paid to a management Employee pursuant to the Exelon Corporation Quarterly Incentive Award.

Supplement 1

Early Retirement Window for Certain Employees

This Supplement 1 sets forth the early retirement benefits available to each “Eligible Participant” (as defined below) who is at least age 50 and has completed at least 5 years of Credited Service (after taking into account the grant of any “Service Equivalent” under Section II below) and who submits a signed election and waiver and release of claims to the Company no earlier than the date of the Eligible Participant’s “Termination Date” (as defined below), or, if later, 45 days after the Participant receives a summary of the benefits provided hereunder, on forms prescribed by the Company, electing one of the Options set forth below and waiving all employment-related claims against the Employers.

I.	Definitions. As used in this Supplement 1, the following words and phrases shall have the following respective meanings when capitalized unless the context clearly indicates otherwise:

A.	Cause. Willful commission of acts or omissions which have, have had, or are likely to have, a material adverse effect on the business, operations, financial condition or reputation of an Employer; or conviction (including a plea of guilty or nolo contendere) of a felony or any crime of fraud, theft, dishonesty or moral turpitude.

B.	Eligible Participant. A Participant (i) whose employment with the Employers is terminated other than for Cause as a result of either (A) his or her Employer’s restructuring related to the merger or pending merger of Unicom Corporation and PECO Energy or (B) the Participant’s rejection of an offer of a Significant Transfer, (ii) who is notified that his or her Termination Date shall occur on or before December 31, 2002 and is eligible for the normal retirement benefits or early retirement benefits set forth in this Supplement 1, (iii) who continues employment with the Employers until the Termination Date set forth in the Participant’s notification of eligibility (or until such earlier date permitted by the Employers) and who does not accept before such Termination Date (or, if later, the date the Eligible Employee’s waiver of claims becomes effective) another position with any Employer, Exelon Corporation or any of their respective affiliates and (iv) who maintains an acceptable level of performance during the period ending on his or her Termination Date.

C.	Service Equivalent. An amount equal to 12 months plus, if applicable, one additional week for each year of an Eligible Participant’s Credited Service in excess of 10; provided, however, that only that portion of the Service Equivalent necessary to satisfy the eligibility requirements for an early retirement Service Annuity (granted under Section 5.3 or under the pension enhancement described in Section III B.2.b.) shall be taken into account for purposes of determining the amount of an Eligible Participant’s early retirement Service Annuity.

D.	Significant Transfer. An offer of a position with Exelon Corporation or a transfer (between or within business units) that, in either case, results in one or more of the following;

1.	an increase in the Participant’s one-way commuting distance of more than 50 miles;

2.	a substantial change in the Participant’s major position responsibilities and duties (as determined by the head of the Participant’s business unit);

3.	a salary band for the Participant that is lower than the salary band for the Participant’s previous position; or

4.	a reduction in the Participant’s annual base salary or hourly compensation rate, as applicable.

E.	Termination Date. The date on which an Eligible Participant’s Termination of Employment occurs.

F.	Week of Base Salary. In the case of an Eligible Participant who is a full-time Employee, a “Week of Base Salary” shall be determined by dividing (i) the Participant’s annual base salary in effect on the his or her Termination Date, excluding any additives, premiums or other adjustments, by (ii) 52. In the case of an Eligible Participant who is a part-time Employee, a “Week of Base Salary” shall equal the product of (i) his or hourly compensation rate in effect on his or her Termination Date multiplied by (ii) the number of hours each week that such Participant is regularly scheduled to work with an Employer.

II.	Grant of Service Equivalent. An Eligible Participant shall be granted a Service Equivalent only if, after addition of the Service Equivalent, the Participant would become eligible for an early retirement Service Annuity under Section 5.3 or would be deemed to be age 50 with at least 5 years of Credited Service. The Service Equivalent shall not be granted to a Participant if such Participant, as of his or her Termination Date, is eligible, without the addition of the Service Equivalent, for an early retirement Service Annuity under Section 5.3 or, as of his or her Termination Date, he or she has attained age 50 and has at least 5 years of Credited Service, unless in the latter case, the grant of the Service Equivalent would qualify the Eligible Participant for an early retirement Service Annuity under Section 5.3 pursuant to Section IIIb hereof.

III.	Benefits.

A.

Eligible Participants who are Age 50 with at Least 10 Years of Credited Service. Notwithstanding anything contained in the Plan to the contrary, if an Eligible Participant, after taking into account the Service Equivalent granted to such Eligible Participant under Section II hereof, is at least age 50 on his or her Termination Date and has at least 10 years of Credit Service as of such date or would be deemed to be age 50 with at least 10 years of Credited Service as of such date, such Eligible Participant shall be entitled to an early retirement Service Annuity under Section 5.3. Payment of the Eligible Participant’s early retirement Service

Annuity under Section 5.3 shall commence at the time elected by the Eligible Participant, provided that the Eligible Participant has had a Termination of Employment and has attained at least age 50 (determined, for this purpose, by disregarding any Service Equivalent granted to the Eligible Participant). Payment shall be made in any form provided under the Plan.

B.	Eligible Participants who are Age 50 with at Least 5, but Less than 10, Years of Credited Service. Notwithstanding anything contained in the Plan to the contrary, if an Eligible Participant, after taking into account the Service Equivalent granted to such Eligible Participant under Section II hereof, is at least age 50 on his or her Termination Date and has completed at least 5 but less than 10 years of Credited Service as of such date or would be deemed to be age 50 with at least 5 but less than 10 years of Credited Service as of such date, such Eligible Participant shall be entitled to elect one of the following normal or early retirement benefit under the Plan:

1.	Option 1—Unreduced Additional Benefit. An additional benefit equal to 52 weeks of Base Salary. An Eligible Participant may elect to receive the additional benefit in the form of a lump sum distribution (which shall be paid in the same manner and subject to the terms provided under Section 6.7) or in any other form provide under the Plan. An Eligible Participant who elects this Option 1 shall not be eligible for an early retirement Service Annuity under Section 5.3.

2.	Option 2 – Reduced Additional Benefit and Pension Enhancement. An Eligible Participant who elects Option 2 shall be entitled to the following two benefits:

a.	Reduced Additional Benefit. An additional benefit equal to 26 Weeks of Base Salary. An Eligible Participant may elect to receive the additional benefit in the form of a lump sum distribution (which shall be paid in the same manner and subject to the terms provided under Section 6.7) or in any other form provided under the Plan.

b.

Pension Enhancement. In lieu of a deferred Service Annuity under Section 5.7, a normal retirement Service Annuity under Section 5.2 or an early retirement Service Annuity under Section 5.3, using the Eligible Participant’s age and years of Credited Service (including any Service Equivalent granted to the Eligible Participant under Section II hereof) as of his or her Termination Date (or, if later, the date that the Eligible Participant begins receiving his or her normal retirement Service Annuity under Section 5.2 or early retirement Service Annuity under Section 5.3). Payment of the Eligible Participant’s normal retirement or early retirement Service Annuity shall commence at the time elected by the Eligible Participant, provided that the Eligible Participant has had a Termination of Employment and has attained at least age 50 or age 65, as applicable (determined, for this purpose, by disregarding an Service Equivalent granted to the Eligible Participant). Payment shall be made in any form provided under the Plan.

C.	Eligible Participants who are not Age 50 or who do not have at Least 5 Years of Credited Service. An Eligible Participant who, (after the addition of any Service Equivalent) as of his or her Termination Date, is not age 50 or does not have at least 5 years of Credited Service shall not be entitled to any benefits under this Supplement 1.

D.	Adjustments to Comply with Nondiscrimination Rules. If payment of the benefits described in this Supplement 1 to any Eligible Participant who is a “highly compensated employee,” as defined in section 414(q) of the Code would cause the Plan to fail any nondiscrimination requirements of section 401(a) of the Code, the benefits otherwise payable under this Supplement 1 shall be restricted in any manner determined by the Administrator so as to permit the Plan to satisfy such nondiscrimination requirements.

Exhibit A

Table B

Early Retirement Service Factors

Applicable Monthly Payments to Age 65

The following factors shall be applied (a) to determine the reductions applicable to the early retirement Service Annuity of any Participant who is not a member of IBEW Local Union 15, and whose Termination of Employment occurs on or after April 1, 1995, and (b) to determine the reductions applicable to the early retirement Service Annuity of any Participant who is a member of IBEW Local Union 15 and whose Termination of Employment occurred after April 1, 1995 and before October 1, 1999:

AGE	0	1	2	3	4	5	6	7	8	9	10	11
50.7200		.7225	.7250	.7275	.7300	.7325	.7350	.7375	.7400	.7425	.7450	.7475
51.7500		.7525	.7550	.7575	.7600	.7625	.7650	.7675	.7700	.7725	.7750	.7775
52.7800		.7825	.7850	.7875	.7900	.7925	.7950	.7975	.8000	.8025	.8050	.8075
53.8100		.8125	.8150	.8175	.8200	.8225	.8250	.8275	.8300	.8325	.8350	.8375
54.8400		.8425	.8450	.8475	.8500	.8525	.8550	.8575	.8600	.8625	.8650	.8675
55.8700		.8725	.8750	.8775	.8800	.8825	.8850	.8875	.8900	.8925	.8950	.8975
56.9000		.9025	.9050	.9075	.9100	.9125	.9150	.9175	.9200	.9225	.9250	.9275
57.9300		.9325	.9350	.9375	.9400	.9425	.9450	.9475	.9500	.9525	.9550	.9575
58.9600		.9617	.9633	.9650	.9667	.9683	.9700	.9717	.9733	.9750	.9767	.9783
59.9800		.9817	.9833	.9850	.9867	.9883	.9900	.9917	.9933	.9950	.9967	.9983
60	1.0000

Exhibit B

Table B1

Early Retirement Service Factors

Applicable Monthly Payments to Age 65

The following factors shall be applied to determine the reductions applicable to the early retirement Service Annuity of any Participant who is a member of IBEW Local Union 15 whose Termination of Employment occurs on or after October 1, 1999:

AGE	0	1	2	3	4	5	6	7	8	9	10	11
50.7900		.7925	.7950	.7975	.8000	.8025	.8050	.8075	.8100	.8125	.8150	.8175
51.8200		.8225	.8250	.8275	.8300	.8325	.8350	.8375	.8400	.8425	.8450	.8475
52.8500		.8525	.8550	.8575	.8600	.8625	.8650	.8675	.8700	.8725	.8750	.8775
53.8800		.8825	.8850	.8875	.8900	.8925	.8950	.8975	.9000	.9025	.9050	.9075
54.9100		.9125	.9150	.9175	.9200	.9225	.9250	.9275	.9300	.9325	.9350	.9375
55.9400		.9425	.9450	.9475	.9500	.9525	.9550	.9575	.9600	.9625	.9650	.9675
56.9700		.9725	.9750	.9775	.9800	.9825	.9850	.9875	.9900	.9925	.9950	.9975
57	1.0000

Exhibit C

Table B2

Early Retirement Supplemental Factors

Applicable Monthly Payments to Age 65

The following factors shall be applied (a) to determine supplemental monthly payments to age 65 for any Participant who is not a member of IBEW Local Union 15 and whose Termination of Employment occurs on or after April 1, 1995, and (b) to determine the supplemental monthly payments to age 65 for any participant who is a member of IBEW Local Union 15 whose Termination of Employment occurred after April 1, 1995 and before October 1, 1999:

AGE	0	1	2	3	4	5	6	7	8	9	10	11
50.4200	.4175	.4150	.4125	.4100	.4075	.4050	.4025	.4000	.3975	.3950	.3925
51.3900	.3875	.3850	.3825	.3800	.3775	.3750	.3725	.3700	.3675	.3650	.3625
52.3600	.3575	.3550	.3525	.3500	.3475	.3450	.3425	.3400	.3375	.3350	.3325
53.3300	.3275	.3260	.3225	.3200	.3175	.3150	.3125	.3100	.3075	.3050	.3025
54.3000	.2975	.2950	.2925	.2900	.2875	.2850	.2825	.2800	.2775	.2760	.2725
55.2700	.2675	.2650	.2625	.2600	.2575	.2550	.2525	.2500	.2475	.2450	.2425
56.2400	.2375	.2350	.2325	.2300	.2275	.2250	.2225	.2200	.2175	.2150	.2125
57.2100	.2075	.2050	.2025	.2000	.1975	.1950	.1925	.1900	.1875	.1850	.1825
58.1800	.1775	.1750	.1725	.1700	.1675	.1650	.1625	.1600	.1575	.1550	.1525
59.1500	.1479	.1458	.1438	.1417	.1396	.1375	.1354	.1333	.1313	.1292	.1271
60.1250	.1229	.1208	.1188	.1167	.1146	.1125	.1104	.1083	.1063	.1042	.1021
61.1000	.0979	.0958	.0938	.0917	.0896	.0875	.0854	.0833	.0813	.0792	.0771
62.0750	.0729	.0708	.0688	.0667	.0646	.0625	.0604	.0583	.0563	.0542	.0521
63.0500	.0479	.0458	.0438	.0417	.0396	.0375	.0354	.0333	.0313	.0292	.0271
64.0250	.0229	.0208	.0188	.0167	.0146	.0125	.0104	.0083	.0063	.0042	.0021

Exhibit D

Table B3

Early Retirement Supplemental Factors

Applicable Monthly Payments to Age 65

The following factors shall be applied to determine the supplemental monthly payments to age 65 for any Participant who is a member of IBEW Local Union 15 whose Termination of Employment occurs on or after October 1, 1999:

AGE	0	1	2	3	4	5	6	7	8	9	10	11
50.4100	.4075	.4050	.4025	.4000	.3975	.3950	.3925	.3900	.3875	.3850	.3825
51.3800	.3775	.3750	.3725	.3700	.3675	.3650	.3625	.3600	.3575	.3550	.3525
52.3500	.3475	.3450	.3425	.3400	.3375	.3350	.3325	.3300	.3275	.3250	.3225
53.3200	.3175	.3150	.3125	.3100	.3075	.3050	.3025	.3000	.2975	.2950	.2925
54.2900	.2875	.2850	.2825	.2800	.2775	.2750	.2725	.2700	.2675	.2650	.2625
55.2600	.2575	.2550	.2525	.2500	.2475	.2450	.2425	.2400	.2375	.2350	.2325
56.2300	.2275	.2250	.2225	.2200	.2175	.2150	.2125	.2100	.2075	.2050	.2025
57.2000	.1979	.1958	.1938	.1917	.1896	.1875	.1854	.1833	.1803	.1782	.1761
58.1750	.1729	.1708	.1688	.1667	.1646	.1625	.1604	.1583	.1563	.1542	.1521
59.1500	.1479	.1458	.1438	.1417	.1396	.1375	.1354	.1333	.1313	.1292	.1271
60.1250	.1229	.1208	.1188	.1167	.1146	.1125	.1104	.1083	.1063	.1042	.1021
61.1000	.0979	.0958	.0938	.0917	.0896	.0875	.0854	.0833	.0813	.0792	.0771
62.0750	.0729	.0708	.0688	.0667	.0646	.0625	.0604	.0583	.0563	.0542	.0521
63.0500	.0479	.0458	.0438	.0417	.0396	.0375	.0354	.0333	.0313	.0292	.0271
64.0250	.0229	.0208	.0188	.0167	.0146	.0125	.0104	.0083	.0063	.0042	.0021

APPENDIX B

SERVICE ANNUITY PLAN

OF

PECO ENERGY COMPANY

Under the Exelon Corporation Retirement Program

Amended and Restated Effective January 1, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SERVICE ANNUITY PLAN

OF

PECO ENERGY COMPANY

As Amended and Restated Effective January 1, 2013

The name of the plan set forth herein shall be the “Service Annuity Plan of PECO Energy Company” (the “Plan”). This Plan is an amendment and restatement of the Service Annuity Plan of PECO Energy Company as in effect on December 31, 2012 and, except as otherwise provided, shall apply to Employees whose employment is terminated on or after January 1, 2013 and to the beneficiaries of such Employees. The rights and benefits of Employees whose employment terminates before January 1, 2013 and of the beneficiaries of such Employees shall be determined under the Service Annuity Plan of PECO Energy Company as in effect at the time of such Employees’ termination, including any provisions of this Plan effective at such time; provided, however, that certain provisions of Articles 4 and 9 (relating to limitations on benefits), certain provisions of Article 2 (relating to special participation and distribution rules relating to recommencement of employment and employment by related entities), Article 8 (relating to administration), Article 9 (relating to amendment and termination of the Plan) and Article 10 (relating to miscellaneous provisions) shall be effective for all such persons.

ARTICLE I Definitions.

Whenever used in this Plan:

1.1 “Accrued Benefit” means the amount of pension payable in the form of a Single Life Annuity commencing on a Participant’s Normal Retirement Date (or, immediately, if the Participant has passed his Normal Retirement Date) accrued by a Participant under Article III as of the date of reference. Accrued Benefits shall only be payable in accordance with Articles IV and V.

1.2 “Active Participant” means a Participant who is an Eligible Employee.

1.3 “Actuarial Equivalent” means a benefit of equal actuarial value under the assumptions set forth in Appendix A.

1.4 “Administrator” means the Company acting through its Vice President, Health & Benefits or such other person appointed pursuant to Section 8.1.

1.5 “Affiliate” means, as of any time of reference: (a) any corporation included with the Company in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) any trade or business (whether or not incorporated) which is under common control with the Company within the meaning of Section 414(c) of the Code, (c) any member of any affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code, and (d) any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code; provided, however, that for purposes of Section 4.6, when applying Sections 414(b) and (c) of the Code, the phrase “more than 50%” shall be substituted for the phrase “at least 80%” each place it appears in Section 1563(a)(1) of the Code.

1.6 “Age” means age on last birthday, except that an individual attains age 70-1/2 on the corresponding date in the sixth calendar month following the month in which his seventieth birthday occurs (or the last day of such sixth month if there is no such corresponding date therein). Notwithstanding the preceding sentence, solely for purposes of determining whether a Participant is eligible to elect the Contingent Annuity Option under Section 5.3, “Age” means the Participant’s age on his nearest birthday, rounding his actual age up or down as appropriate.

1.7 “Benefit Accrual Computation Period” means the portion of a calendar year that begins on the latest of (a) January 1, (b) the date on which an Employee becomes an Eligible Employee or (c) the date an Active Participant resumes work after receiving benefits under the Company’s Disabilitant Plan (or June 1, 1992, for an Active Participant who is receiving benefits under the Company’s Disabilitant Plan on June 1, 1992) and ends on the earliest of (1) December 31, (2) the date an Employee ceases to be an Eligible Employee, (3) the date an Active Participant commences receiving benefits under the Company’s Disabilitant Plan (except with respect to Participants described in the proviso to the penultimate sentence of Section 1.9(b)), (4) an Employee’s Normal Retirement Date (in the case of an Employee who does not complete an Hour of Service on or after January 1, 1988), or (5) the date of an Employee’s death.

1.8 “Benefit Commencement Date” means, for any Participant, the date as of which his first periodic benefit payment or single sum payment is due. “Benefit Commencement Date” also means, with respect to a surviving Spouse or other beneficiary, the date on which the survivor’s benefit under Section 5.3 or 5.4 commences to the surviving Spouse or other beneficiary.

1.9 “Benefit Year” means a credit awarded as follows, subject to Article VI:

(a) Each Employee as of December 31, 1975 shall be credited with a number of Benefit Years equal to his years of service under the Plan as of that date;

(b) Each Active Participant shall be credited with one Benefit Year for each 12 month Benefit Accrual Computation Period after December 31, 1975 during which he completes 1,000 or more Hours of Service and 1/12th of a Benefit Year for each month or part of a month of a Benefit Accrual Computation Period of less than 12 months during which his Hours of Service equal or exceed 83 1/3 times the number of full months in the period. Benefit Years are not credited with respect to any period during which an Active Participant is receiving benefits under the Company’s Disabilitant Plan; provided, however, that Benefit Years shall be credited to an Active Participant who is receiving benefits under the Company’s Disabilitant Plan on June 1, 1992, with respect to any period after May 31, 1992 for which such benefits are received. Effective January 1, 2002, Benefit Years are credited with respect to any period following an Active Participant’s Separation from Service or absence on account of a disability for illness or accident during which the Participant is eligible for and receiving benefits under any long-term disability benefit plan sponsored by the Company.

(c) A Power Team Employee shall not receive credit for any Benefit Year that accrues while he is a Power Team Employee. Notwithstanding the foregoing, for the purposes of Section 5.3 only, a Power Team Employee shall be deemed to receive credit for Benefit Years to the extent such Power Team Employee otherwise would have earned such credit but for the provisions of this Section 1.9(c).

(d) An EIS Senior Management Employee shall not receive credit for any Benefit Year, or portion of a Benefit Year, that accrues after October 31, 1999, or the date on which such Participant becomes an EIS Senior Management Employee, if later, and the Benefit Accrual Computation Period for such Participant that would otherwise include such date shall end on such date. Notwithstanding the foregoing, for the purposes of Section 5.3 only, an EIS Senior Management Employee shall be deemed to receive credit for Benefit Years to the extent such EIS Senior Management Employee otherwise would have earned such credit but for the provisions of this Section 1.9(d).

(e) Notwithstanding the foregoing, for purposes of calculating a Participant’s Benefit Years, each period of Qualified Military Service served by a Participant is, upon reemployment by the Company or an Affiliate within the time during which the Participant’s right to reemployment is protected by applicable law, deemed to constitute service with the Company for such purposes.

1.10 “CEG” means Constellation Energy Group, Inc. and any of its affiliates that was an affiliate immediately before the Effective Time (as such term is defined in the CEG Merger Agreement.)

1.11 “CEG Merger Agreement” means that Agreement and Plan of Merger, dated as of April 28, 2011, by and among Exelon Corporation, Bolt Acquisition Corporation and Constellation Energy Group, Inc.

1.12 “Code” means the Internal Revenue Code of 1986, as amended, or any superseding provision of law.

1.13 “Company” means, (i) prior to the Merger Date, PECO Energy Company, a Pennsylvania corporation (known prior to January 1, 1994 as the “Philadelphia Electric Company”), and any Affiliate of PECO Energy Company which adopts this Plan, and (ii) on and after the Merger Date, Exelon Corporation, PECO Energy Company, and any Affiliate of Exelon Corporation set forth on Appendix I which adopts this Plan either with respect to all Employees or a particular group of Employees of such Affiliate. Appendix I shall be updated from time to time by the Company to reflect any such adoption, but the failure to so update such Appendix shall not affect the effectiveness of any such adoption. Such adoptions will be effective whether occurring before, on or after the Effective Date and whether or not reflected in Appendix I.

1.14 “Compensation” means:

(a) for service prior to January 1, 1939 – normal full-time wages or salary at the established payroll rates;

(b) for service subsequent to December 31, 1938 wages, salary, and any other remuneration actually paid or credited to the Employee in recompense for his services as an Employee, including such amounts contributed at the direction of the Employee to the PECO Energy Company Employee Savings Plan, the Exelon Corporation Employee Savings Plan, the PECO Energy Company Employees’ Section 125 Plan, the Exelon Corporation Benefits Contributions Options, the Exelon Corporation Flexible Benefits Program or, effective January 1, 2002, amounts contributed on a pre-tax basis to a qualified transportation fringe benefit plan under Code Section 132(f)(4);

(c) effective for plan years beginning on or after December 12, 1994, for purposes of subsection (b) above, a Participant’s Compensation shall include the Compensation that the Participant would have received during a period of Qualified Military Service (or, if the amount of such Compensation is not reasonably certain, the Participant’s average earnings from the Company or an Affiliate for the twelve-month period immediately preceding the Participant’s period of Qualified Military Service); provided, however, that the Participant returns to work within the period during which his right to reemployment is protected by law.

The remuneration of an Employee who is absent for the purposes described in one of Sections 1.22(a) through 1.22(e) shall be deemed to continue at his base rate in effect immediately prior to the start of his absence; provided, however, that no Compensation shall be imputed under this sentence for any period prior to June 1, 1992 during which the Employee is receiving benefits under the Company’s Disabilitant Plan. Effective January 1, 1990, Compensation shall not include any lump sum payment of an Employee’s vacation pay or sick pay, nor any severance payment made by the Company or an Affiliate or pursuant to any plan maintained by the Company or an Affiliate. Compensation shall include annual incentive award payments under the Exelon Corporation Annual Incentive Award Program and quarterly incentive payments under the Exelon Corporation Quarterly Incentive Award Program payable with respect to years beginning on or after January 1, 2002.

Notwithstanding the foregoing, (i) Compensation for a Power Team Employee shall not include any Compensation earned while such Employee is a Power Team Employee; (ii) for an individual who retires after December 31, 1993 and prior to January 1, 1996, “Compensation” shall include all accrued vacation, accrued sick pay and severance payments for purposes of Section 3.1(a)(2) and 4C.3(a)(1)(A)(II); and (iii) Compensation for an EIS Senior Management Employee shall not include any Compensation earned after October 31, 1999 or the date on which such Participant becomes an EIS Senior Management Employee, if later.

1.15 “Corporate Investment Committee” means the Company acting through the Committee consisting of the executives or other persons designated from time to time in the charter of such Committee.

1.16 “Covered Compensation” means, as of any date of reference, the average of the taxable wage base in effect under the Social Security Act, as amended, in each of the thirty-five (35) consecutive years ending with the year prior to such Plan Year; provided however, that (i) for any Participant who has attained Age 65, “Covered Compensation” will at all times thereafter be “Covered Compensation” for the Plan Year in which the Participant attained Age 65, (ii) for any Participant who retires after December 31, 1993 and on or before January 1, 1995, Covered Compensation will be determined as of the year-end 1993, and (iii) for any Participant who retires after December 31, 1994 and on or before January 1, 1996, Covered Compensation will be determined as of year-end 1994.

1.12A “EIS” means Exelon Infrastructure Services, Inc.

1.12B “EIS Senior Management Employee” means an Employee of PECO Energy Company who is assigned to perform services for EIS on a full-time basis in a position that is eligible to participate in the EIS Long Term Incentive Plan.

1.17 “Eligibility Computation Period” means, with respect to any Employee, the twelve-month period beginning on his Employment Date and all calendar years beginning after his Employment Date.

1.18 “Eligibility Year” means a credit awarded as follows, subject to Article VI:

(a) Each Employee as of December 31, 1975, shall be credited with a number of Eligibility Years equal to the greater of:

(1) one Eligibility Year for each full year of the Employee’s service as of that date under the Plan as then in effect; or

(2) one Eligibility Year for each Eligibility Computation Period beginning before January 1, 1976, in which the Employee completed at least 1,000 Hours of Service, disregarding any Eligibility Computation Period that would have been disregarded under Article VI if it had applied at the time in question.

(b) Each Employee shall be credited with one Eligibility Year for each Eligibility Computation Period beginning after December 31, 1975, in which he completes 1,000 or more Hours of Service.

1.19 “Eligible Employee” means an Employee employed by the Company or on leave during a period of Qualified Military Service and, for the time period beginning on the Merger Date, who (a) was an Eligible Employee prior to the Merger Date or (b) first becomes an Employee on or after the Merger Date and is employed initially at a facility owned immediately before the Merger Date by PECO Energy Company or an Affiliate that was an Affiliate of PECO Energy Company immediately before the Merger Date.

Notwithstanding the foregoing, an Eligible Employee shall not include (i) an Employee who is employed by a joint venture in which the Company is a joint venturer, (ii) an Employee whose wages are subject to collective bargaining except to the extent a collective bargaining agreement relating to him so provides, (iii) a probationary Employee, (iv) an Employee who is an Employee solely by reason of being a leased employee within the meaning of Section 414(n) or 414(o) of the Code, (v) an Employee who executes a written waiver of his right to participate in the Plan (vi) an individual who is an independent contractor or any other person who is not treated by the Company or an Affiliate as an Employee for the purposes of withholding federal employment taxes, regardless of any contrary governmental or judicial determination relating to such employment status or tax withholding, (vii) on or after the Effective Time, an individual who was employed immediately prior to the Effective Time (as such term is defined in the CEG Merger Agreement) at CEG or a facility owned immediately before the Effective Time by CEG or (viii) an individual who is newly employed on or after the Effective Time (as such term is defined in the CEG Merger Agreement) at a facility owned immediately before the Effective Time by CEG.

Notwithstanding the foregoing, an Eligible Employee shall not include any Power Team Employee while he is a Power Team Employee, or any Employee of the Exelon Generation Company, LLC Power Team division who is a participant in the Commonwealth Edison Company Service Annuity System.

Notwithstanding the foregoing, effective October 31, 1999, an Eligible Employee shall not include any EIS Senior Management Employee. EIS Senior Management Employees hired on or after October 1, 1999 shall not be eligible to participate in the Plan.

Notwithstanding anything herein to the contrary, subject to the provisions relating to rehired employees in Section 2.10, no Employee who was not a Participant before January 1, 2001 shall be eligible to participate in the Plan after December 31, 2000.

An Eligible Employee who transfers employment to the Exelon Generation Company, LLC Power Team division during 2003 shall remain an Eligible Employee until December 31, 2003. An individual who has a benefit under this Plan and who transfers employment from the Exelon Generation, LLC Power Team division to a participating employer in this Plan shall not be an Eligible Employee prior to January 1, 2004.

Notwithstanding anything contained herein to the contrary, an Eligible Employee shall not include an individual who has received a Special Lump Sum Payment or an Immediately Commencing Annuity in accordance with Section 5.11.

1.20 “Employee” means a person who is employed by the Company or an Affiliate or is absent under circumstances included in his Employment. An individual shall be deemed to be actively employed by the Company or an Affiliate if such individual is employed directly by the Company or an Affiliate or is a leased employee within the meaning of Section 414(n) or 414(o) of the Code with respect to whose services the Company or Affiliate is the recipient and to whom Section 414(n)(5) of the Code does not apply. An individual who receives a back pay award from the Company or an Affiliate shall be deemed to be an Employee for the period for which back pay is awarded. An Employee shall cease to be such on his retirement, resignation, discharge, or death. Notwithstanding the foregoing, the term “Employee” shall not include independent contractors or any other persons who are not treated by the Employer as employees for purposes of withholding federal employment taxes, regardless of any contrary governmental or judicial determination relating to such employment status or tax withholding.

1.21 “Employer” means the Company.

1.22 “Employment” means active employment by the Company or an Affiliate. In addition, any of the following types of absence shall be counted as Employment (on the same work schedule under which the Employee was employed by the Company or Affiliate immediately prior to the absence) if it immediately follows a period of active employment with the Company or an Affiliate:

(a) absence due to a period of Qualified Military Service, if the Employee resumes work with the Company or an Affiliate, following discharge, within the time specified by then applicable laws.

(b) absence resulting from disability on account of illness or accident during which the Employee is eligible for and receives disability benefits under a disability benefit plan sponsored by the Company or an Affiliate.

(c) absence which the Company or an Affiliate certifies was for good cause.

(d) leave of absence granted by the Company or an Affiliate.

(e) lay-off, if the Employee returns to work within such period as may be specified in the rules of the Company or Affiliate in effect at the time of reference.

(f) absence during which regular remuneration is paid.

1.23 “Employment Date” means the day on which an Employee completes his first Hour of Service.

1.24 “Fund” means the assets accumulated for purposes of the Plan.

1.25 “Highly Compensated Employee” means, effective January 1, 2006, an Employee who performs services for the Company or an Affiliate during the current Plan Year who was:

(a) an Employee who was, at any time during the current Plan Year or in the immediately preceding Plan Year, a 5% owner, as defined in Section 416(i)(1) of the Code; or

(b) an Employee who, during the immediately preceding Plan Year, both (1) received compensation (as defined in Section 415(c)(3) of the Code plus, for Plan Years beginning after December 31, 2000, amounts excluded from income under Section 132(f)(4) of the Code) from the Company or an Affiliate in excess of $80,000, as adjusted by the Secretary of the Treasury in accordance with Section 415(d) of the Code, and (2) was in the group of employees consisting of the top 20% of the employees of the Company and its Affiliates when ranked on the basis of compensation paid during the preceding Plan Year.

1.26 “Hour of Service” means, for each Employee, a credit used to measure his service for various purposes under the Plan. Hours of Service are credited as follows:

(a) Each hour which is not included in a period described in Paragraph (b), below, but for which the Employee is directly or indirectly paid or entitled to payment by the Company or an Affiliate, for the performance of duties or otherwise, including back pay, without regard to mitigation of damages, shall count as one Hour of Service. Notwithstanding the preceding sentence, no Hours of Service shall be credited under this Paragraph (a) to the extent such credit will cause the Employee to be credited with more than 501 Hours of Service (including Hours of Service credited under Paragraph (b)) with respect to any single continuous period during which the Employee performs no duties; provided, however, that this limit shall not apply in the case of an award of back pay to the extent the award so specifies.

(b) Each week of absence for Qualified Military Service from which the Employee returns to the Company or an Affiliate with legally protected reemployment rights shall count as a number of Hours of Service determined under subsection (e) if the Employee was employed in a position designated as full-time immediately before the period of Qualified Military Service or, if subsection (e) does not apply, a number of Hours of Service equal to the number of hours of work in the Employee’s customary week of work at the time the absence began.

(c) Hours of Service for the performance of duties shall be credited to the Employee for the computation period or periods in which the services are performed. Hours of Service for non-performance of duties shall be credited to the Employee for the computation period or computation periods in which the non-performance of duties occurs. Hours of Service for back pay shall be credited to the Employee for the computation period or computation periods to which the award or agreement pertains rather than the computation period or periods in which it was made.

(d) Solely for purposes of determining whether a One-Year Break in Service (as defined in Article VI) has occurred in an Eligibility Computation Period or a Vesting Computation Period, an Employee who is absent from work for Maternity/Paternity Leave shall receive credit for the Hours of Service which would otherwise have been credited to such Employee but for such absence, or in any case in which such Hours of Service cannot be determined, eight Hours of Service per day of such absence. An Employee shall be credited with Hours of Service under this Paragraph (d) in the computation period in which the absence begins if necessary to prevent a Break in Service in that period, or, in all other cases, in the following computation period.

(e) An Employee who is employed by the Company or an Affiliate shall be credited with forty-five (45) Hours of Service for each week during which he is otherwise entitled to be credited with at least one Hour of Service. Paragraphs (a)-(c) notwithstanding, Hours of Service shall be credited at least as liberally as required by Department of Labor Regulation §2530.200b-2(b) and (c).

(f) In the case of an Employee who is such solely by reason of service as a leased employee (within the meaning of Section 414(n) or 414(o) of the Code), Hours of Service shall be credited as if such Employee were employed and paid with respect to such service (or with respect to any related absences or entitlement) by the Company or the Affiliate that is the recipient thereof.

1.27 “Investment Office” means the Company acting through the Exelon Investment Office.

1.28 “Maternity/Paternity Leave” means, for any Employee, an absence:

(a) by reason of the Employee’s pregnancy;

(b) by reason of the birth of the child of the Employee;

(c) by reason of placement of the child with the Employee in connection with the adoption of such child by the Employee; or

(d) for purposes of caring for such child for a period immediately following such birth or placement.

1.22A “Merger Date” means the effective date of the merger of Unicom Corporation with and into Exelon Corporation.

1.29 “Normal Retirement Date” means, for each Employee, the first day of the calendar month coincident with or next following the date he attains Age 65, except that the Normal Retirement Date of an Employee who becomes an Active Participant in the Plan after attaining Age 60 shall be the first day of the calendar month coincident with or next following the fifth anniversary of the date on which the Employee became an Active Participant.

1.30 “Participant” means (a) an Eligible Employee who has become an Active Participant under Article II, and (b) a former Active Participant whose Accrued Benefit and Benefit Years have not been canceled under Section 6.2 or have been restored under Section 6.5. An individual shall cease to be a Participant upon the date the individual is no longer eligible to receive a benefit from this Plan (including, without limitation, upon his or her receipt of a Special Lump Sum Payment as defined in Section 5.11).

1.31 “Plan” means the Service Annuity Plan set forth herein, provided that, on and after January 1, 1994, the Plan shall be known as the “Service Annuity Plan of PECO Energy Company” and on and after January 1, 2003, the Plan shall be known as the “Service Annuity Plan of PECO Energy Company under the Exelon Corporation Retirement Program.”

1.32 “Plan Year” means a calendar year after 1975. The Plan Year shall be the limitation year for purposes of computing limitations on contributions, benefits and allocations.

1.26A “Power Team Employee” means an Employee who is employed by the Exelon Generation Company, LLC Power Team division or its successor, and (i) who was not eligible to participate in the Plan before January 1, 2001, or (ii) who was eligible to participate in the Plan before January 1, 2001 but is eligible to participate in the performance share award program for Power Team employees under the Exelon Corporation Long Term Incentive Plan or any predecessor or successor incentive compensation program applicable to employees of the Power Team division. An Employee who is described in clause (ii) of the preceding sentence will be a Power Team Employee only during the period in which he satisfies clause (ii).

1.33 “Qualified Joint and Survivor Annuity” means the form of pension benefit described in this Section. Under a Qualified Joint and Survivor Annuity payments begin on the date provided in Article IV and continue until the first day of the month following the month in which the Participant’s death occurs. On the first day of the second month following the month of the Participant’s death, payments in an amount equal to 50% of the amount payable to the Participant begin to his surviving Spouse, but only if the Spouse was married to the Participant on the Participant’s Benefit Commencement Date. Such payments to the Spouse shall end on the first day of the month following the month in which the Spouse’s death occurs. The anticipated payments under a Qualified Joint and Survivor Annuity shall be the Actuarial Equivalent of a pension in the form of a Single Life Annuity in the amount set forth in Article IV.

1.27A “Qualified Military Service” means any service in the uniformed services (as defined in chapter 43 of title 38, United States Code) where the Participant’s right to reemployment is protected by law.

1.34 “Required Beginning Date” means April 1 of the calendar year following the later of (a) the calendar year in which the Participant attains Age 70-1/2; or (b) in the case of a Participant who is not a 5% owner (within the meaning of Section 416(i) of the Code), the calendar year in which the Participant’s Separation from Service occurs. Notwithstanding the foregoing, a Participant who is not a 5% owner (as defined above), reached age 70-1/2 in 1999 or 2000, and has not incurred a Separation from Service may elect April 1, 2000 or April 1, 2001, respectively, as his Required Beginning Date.

1.35 “Separation from Service” means the termination of an Employee’s status as an Employee or any absence of an Employee in Employment which is not described in Section 1.22.

1.36 “Single Life Annuity” means a form of pension benefit under which payments begin on the date provided in Article IV and end on the first day of the month following the month in which the Participant’s death occurs.

1.37 “Social Security Retirement Age” means (a) for any individual born before January 1, 1938, Age 65, (b) for any individual born after December 31, 1937, but before January 1, 1955, Age 66, or (c) for any individual born after December 31, 1954, Age 67.

1.38 “Spouse” means the individual who is a husband or wife of a Participant as the result of a legal union between one man and one woman, within the meaning of the Defense of Marriage Act.

1.39 “TXU Participant” means a Participant who participated in the TXU Pension Plan immediately prior to the closing date of the acquisition of TXU by the company and whose benefit under the TXU Pension Plan was determined using the final average pay formula (and not the cash balance plan formula).

1.40 “Vesting Computation Period” means a calendar year.

1.41 “Vesting Year” means a credit awarded as follows, subject to Article VI:

(a) Each Employee as of December 31, 1975, shall be credited with a number of Vesting Years equal to his years of service (with fractions rounded to the next full year) under the Plan as in effect on that date.

(b) Each Employee shall be credited with one Vesting Year for each Vesting Computation Period after 1975 in which he completes 1,000 or more Hours of Service.

(c) If an Employee is credited with an Eligibility Year for an Eligibility Computation Period that overlaps two Vesting Computation Periods, but he is not credited with a Vesting Year for either of those Vesting Computation Periods, the Employee shall be credited with one Vesting Year. An Employee may have only one Vesting Year to his credit under this Paragraph at any time.

(d) An Employee shall be deemed to have completed a Vesting Year when he completes his one-thousandth Hour of Service in the relevant Vesting Computation Period.

1.42 The masculine gender shall include the feminine.

ARTICLE II Participation.

2.1 Each Eligible Employee who is covered by the Plan as of December 31, 1975 shall be an Active Participant as of January 1, 1976.

2.2 Each other Eligible Employee shall become an Active Participant on the later of January 1, 1976 or January 1 of the first Eligibility Computation Period in which he completes 1,000 Hours of Service.

2.3 If a former Eligible Employee is not an Eligible Employee on the date on which he would otherwise become an Active Participant under Section 2.2, he shall not then become an Active Participant but shall become an Active Participant on the first day thereafter on which he is an Eligible Employee, provided that if he has a Separation from Service before becoming an Active Participant, Section 6.4 shall apply.

2.4 Participation Freeze for Power Team Employees. Notwithstanding the foregoing, all participation in the Plan by Power Team Employees shall be frozen as of the date the Employee becomes a Power Team Employee.

2.5 Participation Freeze for EIS Senior Management Employees. Notwithstanding the foregoing, all participation in the Plan by EIS Senior Management Employees shall be frozen as of October 31, 1999, or the date such Participant becomes an EIS Senior Management Employee, if later, and no Employee who is an EIS Senior Management Employee shall be eligible to become a Participant in the Plan after October 31, 1999.

2.6 Participation Freeze for all Employees after December 31, 2000. Notwithstanding anything herein to the contrary, but subject to the provisions of Section 2.10 or 2.11, no Employee who is not a Participant on December 31, 2000 shall be eligible to participate in the Plan after December 31, 2000.

2.7 Transfer of Employment to or Reemployment in Positions Eligible for Participation in the Plan or the Commonwealth Edison Company Service Annuity System by Certain Individuals Who Were Participants in Such a Plan on December 31, 2000. If a Participant who was a Participant on December 31, 2000 transfers employment to or is reemployed by the Company or an Affiliate in a job classification with respect to which similarly situated employees of the Company or Affiliate are not eligible to participate in the Plan but are instead eligible to participate in the Commonwealth Edison Company Service Annuity System (or would be so eligible but for their election to participate in the Exelon Corporation Cash Balance Pension Plan), then such individual shall upon such transfer or reemployment remain a Participant in the Plan and shall not participate in the Commonwealth Edison Company Service Annuity System. If a participant in the Commonwealth Edison Company Service Annuity System who was a participant in such plan on December 31, 2000 transfers employment to or is reemployed by the Company or an Affiliate in a management job classification with respect to which similarly situated employees of the Company or Affiliate are eligible to participate in the Plan (or would be so eligible but for their election to participate in the Exelon Corporation Cash Balance Pension Plan), then such individual shall upon such transfer or reemployment remain a participant in the Commonwealth Edison Company Service Annuity System and shall not participate in the Plan.

2.8 Pension Choice Election.

(a) In General. Each Participant who is, as of January 1, 2002, an Eligible Employee shall be permitted to elect, in the time and manner prescribed by the Administrator, to either (i) continue participating in the Plan on and after January 1, 2002 or (ii) cease participating in the Plan as of December 31, 2001 and begin participating in the Exelon Corporation Cash Balance Pension Plan as of January 1, 2002. Each Eligible Employee who elects to continue participating in the Plan or who is offered and fails to make any such election shall continue to be a Participant as of January 1, 2002. Each Eligible Employee who elects to participate in the Exelon Corporation Cash Balance Pension Plan in lieu of participation in this Plan shall cease participation in the Plan as of December 31, 2001 and shall not be entitled to any benefit under the Plan, unless such Participant receives a notification (the “Notice”) from the Company that his employment with the Company and the Affiliates will be terminated on or before December 31, 2002 and that such Participant is eligible for benefits under Article IVE of the Plan or any severance plan maintained by the Company or an Affiliate. An Eligible Employee who receives a Notice shall continue to be a Participant in the Plan until his Separation from

Service, notwithstanding such Eligible Employee’s election to participate in the Exelon Corporation Cash Balance Pension Plan. An Eligible Employee (i) who receives a Notice, but whose employment does not terminate on or before December 31, 2002, or (ii) whose employment terminates before December 31, 2002 without the Employee receiving a Notice, shall cease participation in the Plan as of December 31, 2001 if such Employee elects, in the time and manner prescribed by the Administrator, to participate in the Exelon Corporation Cash Balance Pension Plan.

Effective as of January 1, 2004, each Eligible Employee who (i) was eligible to participate in the Plan as of December 31, 2000, (ii) ceases to be a Power Team Employee as of January 1, 2004 because such Eligible Employee is no longer eligible to participate in the performance share award program for Power Team employees under the Exelon Corporation Long Term Incentive Plan and (iii) did not previously make a valid election pursuant to the preceding paragraph shall be permitted to elect, in the time and manner prescribed by the Committee, to either (i) participate in the Exelon Corporation Cash Balance Pension Plan in lieu of this Plan as of January 1, 2004 or (ii) continue or resume participation in the Plan as of January 1, 2004. Each such Eligible Employee who affirmatively elects to continue or resume participation in this Plan in lieu of participation in the Exelon Corporation Cash Balance Pension Plan shall continue or resume participation in this Plan as of January 1, 2004.

(b) Transfer of Benefits and Assets to Cash Balance Pension Plan. If an Eligible Employee described in paragraph (a) above elects to participate in the Exelon Corporation Cash Balance Pension Plan in lieu of participating in the Plan, the Employee’s pension, determined as of December 31, 2001, or December 31, 2003, as the case may be, based on the Employee’s Benefit Years, Compensation and average annual base salary as of such date, shall be transferred to the Exelon Corporation Cash Balance Pension Plan, and such Employee shall not accrue any additional benefit under the Plan. An amount of assets that is equal to the present value of the Participant’s pension described in the preceding sentence, determined using the methods and assumptions prescribed by Section 4044 of ERISA, shall also be transferred to the Exelon Corporation Cash Balance Pension Plan. Such transfer of benefits and assets related thereto shall occur as soon as administratively practicable after the Eligible Employee makes the election described in paragraph (a) above. In the event that an Eligible Employee whose pension and related assets are transferred to the Exelon Corporation Cash Balance Pension Plan receives a Notice and has a Separation from Service on or before December 31, 2002, the pension and related assets that were transferred to the Exelon Corporation Cash Balance Pension Plan shall be transferred back to the Plan and the amount of the pension benefit accrued by such Employee during 2002 (if any) shall be determined under the terms of this Plan rather than the Exelon Corporation Cash Balance Pension Plan. Such transfer shall occur as soon as administratively practicable.

2.9 Cessation of Participation. An individual’s participation in the Plan shall cease upon the first to occur of (i) the date the individual is no longer eligible to receive a benefit from this Plan or (ii) the individual’s Separation from Service if the individual has not completed at least five Vesting Years upon the date of his Separation from Service.

2.10 Rehire of Employees. The following rules shall apply to an Eligible Employee who is rehired by the Company after a Separation from Service and prior to commencing his pension or any benefits under the Exelon Corporation Cash Balance Pension Plan, as applicable:

(a) Rehire Date Before Absence of 5 Consecutive One-Year Breaks in Service. If an Employee terminates employment and is later rehired by the Company before having an absence from employment with the Company and the Affiliates of five consecutive One-Year Breaks in Service, then either: (1) if such Employee was a Participant on the date his employment terminated, such Employee shall be a Participant in the Plan as of his rehire date if he is then an Eligible Employee, or (2) if such Employee was not a Participant on the date his employment terminated, such Employee shall not be an Eligible Employee and shall not become a Participant. Notwithstanding clause (1) of the preceding sentence, if an Eligible Employee described in the preceding sentence was not at any time permitted to make the election described in Section 2.8(a) or was permitted to make such election and elected to participate in the Exelon Corporation Cash Balance Pension Plan but such election was not given effect as a result of such Employee’s Separation from Service, such Eligible Employee shall be permitted to elect, in the time and manner prescribed by the Administrator, to either (1) participate in the Plan as of his rehire date or (2) participate in the Exelon Corporation Cash Balance Pension Plan at the time prescribed therein and have his pension and related assets transferred to such plan in the manner described in Section 2.8(b).

(b) Rehire Date After Absence of at Least 5 Consecutive One-Year Breaks in Service. If an Employee terminates employment with the Company and the Affiliates and the Employee was not a Participant or was a Participant who did not have a vested pension as of the date his employment terminated, and such Employee is rehired by the Company after having an absence from employment with the Company and the Affiliates of at least five consecutive One-Year Breaks in Service, such Employee shall not be an Eligible Employee and shall not become a Participant upon such rehire. If a Participant with a vested pension terminates employment with the Company and the Affiliates and the Participant is rehired after having an absence from employment with the Company and the Affiliates of at least five consecutive One-Year Breaks in Service, such Participant shall remain a Participant upon his rehire. Notwithstanding the preceding sentence if a Participant described in the preceding sentence was not at any time permitted to make the election described in Section 2.8(a), or was permitted to make such election and elected to participate in the Exelon Corporation Cash Balance Pension Plan but such election was not given effect as a result of such Employee’s Separation from Service, such Eligible Employee shall be permitted to elect, in the time and manner prescribed by the Administrator, to either (1) participate in the Plan as of his rehire date or (2) participate in the Exelon Corporation Cash Balance Pension Plan at the time prescribed therein and have his pension and related assets transferred to such plan in the manner described in Section 2.8(b).

(c) Circumstances Permitting Commencement of Pension. Notwithstanding anything contained herein to the contrary, if a Participant terminates employment and is reemployed as an Employee under circumstances that satisfy the applicable conditions for continuation of payment of retirement benefits set forth in the Company’s policy regarding the rehiring or retirees, such Participant may elect to commence his pension during such period of reemployment if he is otherwise eligible to commence such pension.

(d) Rehire After Receipt of Benefit Under Section 5.11. Notwithstanding anything contained herein to the contrary, an Employee who is reemployed by an Employer after December 1, 2012 and has received a Special Lump Sum Payment or an Immediately Commencing Annuity in accordance with Section 5.11 shall not be eligible to become a Participant pursuant to this Article 2.

2.11 Change in Employment Status or Transfer to Affiliate. Except as otherwise provided herein, if an Employee who was a Participant transfers employment to or is reemployed by an Employer or an Affiliate in a job classification with respect to which similarly situated employees of such Employer or Affiliate are not eligible to participate in the Plan but are instead either eligible to participate in another plan maintained by such Employer or Affiliate or are not eligible to participate in any plan, then such individual shall upon such transfer or reemployment participate in the plan, if any, determined pursuant to rules established by the Company, which rules may be set forth in a Supplement hereto.

2.12 Certain Rehired Employees. Notwithstanding anything contained herein to the contrary, no Employee who has received a Special Lump Sum Payment or an Immediately Commencing Annuity in accordance with Section 5.11 shall be eligible to become a Participant pursuant to this Article 2.

2.13 Transfer of Employment to or from Facilities formerly Owned by CEG. Effective as of the Effective Time (as such term is defined in the CEG Merger Agreement), if a Participant who was a Participant on or prior to the Effective Time transfers employment to or is reemployed by an Employer or an Affiliate in a job classification with respect to which similarly situated employees of such Employer or Affiliate are not eligible to participate in the Plan but are instead eligible to participate in a Company Benefit Plan (as such term is defined in the Merger Agreement) that is intended to be a defined benefit pension plan qualified under Section 401(a) of the Code (each such plan, a “CEG Pension Plan”) , then such individual shall upon such transfer or reemployment remain a Participant in the Plan and shall not participate in the CEG Pension Plan. If a participant in the CEG Pension Plan who was a participant in such plan on or prior to the Effective Time transfers employment to or is reemployed by an Employer or an Affiliate in a job classification with respect to which similarly situated employees of such Employer or Affiliate are not eligible to participate in such plan but are instead eligible to participate in the Plan, then such individual shall upon such transfer or reemployment remain a participant in the CEG Pension Plan and shall not participate in the Plan.

ARTICLE III Accrual of Benefits.

3.1 Accrued Benefit. Except as otherwise provided in this Article or in Article VI, each Participant shall have an Accrued Benefit equal to one-twelfth of the greater of:

(a) The sum of (1) 2% of his average annual Compensation during the period of his service, if any, between January 1, 1930 and December 31, 1938, inclusive, multiplied by his Benefit Years before January 1, 1939, and (2) 2% of his aggregate Compensation for employment as an Eligible Employee after December 31, 1938, or

(b) The sum of (1) a percentage of his average annual base salary plus, after December 31, 2001, amounts earned (whether paid in the current or subsequent period) under the Exelon Corporation Annual Incentive Award Program for Management Employees, and the Exelon Corporation Quarterly Incentive Award Program (but excluding amounts earned under any other business or group incentive or bonus programs) during his 60 consecutive months of employment with the Company that yield the highest twelve month average equal to 5% plus 1.2% for each of his first forty Benefit Years, and (2) 0.35% of such highest average in excess of Covered Compensation as of the date of reference, multiplied by his Benefit Years (up to a maximum of 14%). (For the purposes of this Paragraph (b), (A) employment during the most recent 5 years shall include absences which are included in Employment, except an absence prior to June 1, 1992 during which an Employee receives benefits under the Company’s Disabilitant Plan, and the average annual base salary of an Employee on an included absence shall be calculated as if his base salary continued during any period of such absence for which he did not receive compensation, such salary to be that in effect when such period began, adjusted for increases applicable to his job classification which occur prior to the end of such period, (B) with respect to a Participant who is employed by the Company for less than 60-consecutive months, the Participant’s average annual base salary shall be determined by averaging the Participant’s annual base salary for each calendar year in which the Participant was at any time an Employee, determined as if the Participant had remained an Employee for the entire year, provided, that, if there are more than 5 such calendar years, the 5 years which result in the highest average will be used, (C) for purposes of determining consecutive months of employment, months in which the Participant performs no services, other than months for which salary is imputed under (A) above, shall be disregarded, (D) annual base salary shall be determined prior to reduction by amounts contributed at the direction of the Employee to the PECO Energy Company Employee Savings Plan, the Exelon Corporation Employee Savings Plan, the PECO Energy Company Employees’ Section 125 Plan, the Exelon Corporation Benefits Contributions Options, the Exelon Corporation Flexible Benefits Program, or for Plan Years beginning after December 31, 2001, amounts contributed to a qualified transportation fringe benefit plan under Section 132(f)(4) of the Code, (E) effective January 1, 1990, a Participant’s annual base salary shall not include any lump sum payment of his accrued vacation pay or sick pay, nor any severance payment made by the Company or an Affiliate or pursuant to any plan maintained by the Company or any Affiliate), (F) effective January 1, 1996 for purposes of calculating average annual base salary, any raise received during the month shall be deemed to have been received on the first of such month and (G) amounts earned under the Exelon Corporation Annual Incentive Award Program for Management Employees and the Exelon Corporation Quarterly Incentive Award Program shall be credited for the period such amounts are earned, regardless of when such amounts are actually paid).

A Participant’s Accrued Benefit, however, shall not be less than the largest early retirement benefit that he could at any time elect to receive under the Plan. For purposes of the preceding sentence, the early retirement benefit that a Participant may elect to receive at any time of reference is the monthly annuity which, assuming he had a Separation from Service on the date of reference, would be payable to him in the form of a Single Life Annuity beginning as of the later of the day ten years prior to his Normal Retirement Date or the first day of the month following the date of reference.

Notwithstanding the foregoing, the Accrued Benefit of a Power Team Employee shall be frozen as of the date the Employee becomes a Power Team Employee and no Power Team Employee shall earn any additional Accrued Benefit under the Plan while the Employee is a Power Team Employee. The calculation of the benefit of a Power Team Employee under subsection (a) and (b) shall be made without regard to any Compensation, annual base salary or earnings attributable to any period while the Employee is a Power Team Employee.

Notwithstanding the foregoing, an EIS Senior Management Employee’s Accrued Benefit shall be frozen as of October 31, 1999, or the date such Participant becomes an EIS Senior Management Employee, if later, and no EIS Senior Management Employee shall earn any additional Accrued Benefit under the Plan after such date. The calculation of an EIS Senior Management Employee’s benefit under subsection (a) and (b) shall be made without regard to any Compensation, annual base salary or earnings attributable to any period after October 31, 1999, or the date such Participant becomes an EIS Senior Management Employee, if later.

Notwithstanding the foregoing provisions of this Section 3.1, the Accrued Benefit for a TXU Participant shall be equal to the greater of (1) such Participant’s accrued benefit under the TXU Pension Plan immediately prior to the closing date of the acquisition of TXU by the Company, and (2) such Participant’s Accrued Benefit determined under subsection (b) above, calculated by including compensation earned by the Participant while he was employed by TXU to the extent such compensation would have been included under subsection (b) if TXU had been part of the Company during the relevant time period and by including the years of service that were credited to the Participant under the TXU Pension Plan immediately prior to the closing date of the acquisition of TXU by the Company.

3.2 Minimum Accrued Benefit. Except as provided in Section 6.5:

(a) as a result of the imposition of the $200,000 cap on compensation under Section 401(a)(17) of the Code effective January 1, 1989 pursuant to Section 3.3, the Accrued Benefit of a Section 401(a)(17) Employee determined as of any date on or after January 1, 1989 and prior to January 1, 1994 shall not be less than the sum of:

(1) his Accrued Benefit determined as of December 31, 1988 under the provisions of the Plan as in effect through December 31, 1988; plus

(2) the Participant’s Accrued Benefit determined under Section 3.1 based on the Participant’s Benefit Years earned on and after January 1, 1989 and before January 1, 1994;

(b) as a result of the reduction of the $200,000 cap on compensation under Section 401(a)(17) of the Code to $150,000 effective January 1, 1994 pursuant to Section 3.3, the Accrued Benefit of a Section 401(a)(17) Employee determined as of any date on or after January 1, 1994 shall not be less than the sum of:

(3) his Accrued Benefit under Section 3.1 as of December 31, 1993 or, to the extent applicable, his Accrued Benefit under Section 3.2(a) as of December 31, 1993, if greater, determined in each case under the provisions of the Plan as in effect through December 31, 1993; provided, however, that, notwithstanding any provision of the Plan to the contrary, base salary for any determination period (as defined in Section 3.3) that is taken into account in determining an Employee’s average annual base salary as of December 31, 1993 shall be subject to the Section 401(a)(17) Compensation Limit (as defined in Section 3.3) in effect for 1993; plus

(4) the Participant’s Accrued Benefit determined under Section 3.1 based on the Participant’s Benefit Years earned on and after January 1, 1994.

For purposes of Section 3.2(a), a ‘Section 401(a)(17) Employee’ means an Eligible Employee who completes an Hour of Service on or after January 1, 1989 and whose Accrued Benefit as of a date on or after January 1, 1989 and prior to January 1, 1994 is based on annual Compensation or base salary for a determination period (as defined in Section 3.3) beginning prior to January 1, 1989 that exceeds $200,000. For purposes of Section 3.2(b), a ‘Section 401(a)(17) Employee’ means an Eligible Employee who completes an Hour of Service on or after January 1, 1994 and whose Accrued Benefit as of a date on or after January 1, 1994 is based on annual Compensation or base salary for a determination period (as defined in Section 3.3) beginning prior to January 1, 1994 that exceeds $150,000.

3.3 Application of Section 401(a)(17) Compensation Limit. Annual Compensation taken into account for purposes of Section 3.1(a) (and Articles IVA, IVB and IVC) and annual base salary taken into account for purposes of Section 3.1(b) (and Articles IVA, IVB and IVC) shall not exceed $200,000 ($150,000, effective January 1, 1994), or such other amount as may be applicable under Code Section 401(a)(17) (the ‘Section 401(a)(17) Compensation Limit’). Except as provided below, the Section 401(a)(17) Compensation Limit in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation or base salary is determined (‘determination period’) and which begins in such calendar year. Annual base salary for any determination period beginning prior to 1989 that is taken into account in determining an Employee’s average annual base salary for purposes of determining the Employee’s Accrued Benefit as of a date on or after January 1, 1989 but prior to January 1, 1994 shall be subject to the Section 401(a)(17) Compensation Limit in effect for 1989. Annual base salary for any determination period beginning prior to 1994 that is taken into account in determining an Employee’s average annual base salary for purposes of determining the Employee’s Accrued Benefit as of a date on or after January 1, 1994 shall be subject to the Section 401(a)(17) Compensation Limit in effect for 1994.

If a determination period consists of fewer than 12 months, the Section 401(a)(17) Compensation Limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12. For Plan Years beginning before January 1, 1997, the family aggregation rules of Sections 401(a)(17)(A) of the Code, as in effect on December 31, 1996, shall apply.

3.4 Transferred Employees. The Accrued Benefit of a Participant who has ceased to be an Eligible Employee but who is still an Employee shall be calculated on the basis of his Compensation, average annual base salary, Benefit Years, and the formula in effect under this Article III as of the last date on which he is an Eligible Employee.

3.5 Rehired Employees. A Participant who is reemployed as an Employee and who continues, or commences, his pension payments during the period of his reemployment shall, as required to continue pension payments in accordance with the Company’s policy regarding the rehiring of retirees, waive participation in, or additional benefits and accruals under the Plan and accordingly, shall not be entitled to accrue any additional benefits under the Plan during his period of reemployment.

ARTICLE IV. Benefits.

4.1 Normal Retirement. If an Active Participant has not already become vested pursuant to Section 4.4, he shall become fully vested in his Accrued Benefit when he attains Age 65, or, if later, upon the fifth anniversary of the date upon which he first became an Active Participant and may retire on his Normal Retirement Date. Upon retiring, the Participant shall be entitled to a monthly annuity that begins as of the first day of the month following the month in which his Normal Retirement Date occurs and is equal to his Accrued Benefit.

4.2 Postponed Retirement.

(a) An employee may continue in service after his Normal Retirement Date. Except as provided in Section 4.11, an Active Participant who continues in service after his Normal Retirement Date shall receive an annuity commencing as of the first day of the month following actual retirement, or as of his Required Beginning Date, if earlier. Such annuity shall be based upon service, Compensation, average annual base salary and Covered Compensation measured as of the date he retires or his Required Beginning Date, whichever applies, and the benefit formula under Section 3.1 in effect as of such date. Effective as of January 1, 2000, the annuity for an Employee whose Retirement Beginning Date is April 1 of the calendar year following the year in which he incurs a Separation from Service shall include an Actuarial Equivalent adjustment to reflect commencement of payments after April 1 following the calendar year in which he attained age 70 1⁄2. The Actuarial Equivalent adjustment described in the preceding sentence shall be made to Participant’s Accrued Benefit as of each December 31 following his Required Beginning Date and preceding his Separation from Service, with the last such adjustment made as of his Separation from Service, and for each such year or portion of a year, shall reduce (but not below zero) any increase in the Participant’s Accrued Benefit for the year or portion of a year attributable to Benefit Years, Compensation, annual base salary, or changes in Covered Compensation for that year or portion of a year.

(b) Notwithstanding Paragraph (a), effective January 1, 1994, an executive shall continue as an Employee after his Normal Retirement Date only with the consent of the Company or an Affiliate. For purposes of this Paragraph (b), an “executive” means a Participant who:

(1) Is (A) bona fide executive as defined in Title 29 Code of Federal Regulations §§541.1 and 1625.12 or (B) employed in a high policy making position in the Company or an Affiliate within the meaning of Title 29 Code of Federal Regulations §1625.12;

(2) Has attained Age 65;

(3) Has been in a position described in Paragraph (1) for the two-year period immediately prior to his retirement; and

(4) Is entitled to an immediate vested annual retirement pension, commencing at Age 65 (or retirement, if later), from all employee pension, profit sharing, savings and deferred compensation plans sponsored by the Company and all Affiliates which equals, in the aggregate, at least $44,000 (or such other amount as may be prescribed pursuant to Title 29 Code of Federal Regulations §541.1 from time to time). In calculating the annual retirement pension, (A) all benefits shall be adjusted in accordance with regulations prescribed by the Equal Employment Opportunity Commission so that the benefit is the equivalent of a Single Life Annuity (with no ancillary benefits) under a plan to which employees do not contribute and under which no rollover contributions have been made and (B) there shall be excluded from the calculation of the retirement pension amounts attributable to Social Security, employee contributions, contributions of prior employers, rollover contributions, and contributions described in Code §402(e)(3).

(a) If a Participant’s Benefit Commencement Date precedes his actual retirement, the pension payable to the Participant shall be determined as of the December 31 preceding his Benefit Commencement Date and adjusted as of January 1 in each calendar year following his Benefit Commencement Date, with the final adjustment to be made as of the date of his actual retirement. Such annual adjustment shall include any increase (but not any decrease) in the Participant’s Accrued Benefit, determined in accordance with Article III, as a result of additional Benefit Years and Compensation and changes to average annual base salary, since the Participant’s Benefit Commencement Date or the last such annual adjustment, whichever applies.

4.3 Early Retirement.

(a) Effective August 1, 2000, an Active Participant who terminates after he has attained Age 50 and has to his credit at least 10 Vesting Years may retire and shall upon so retiring be entitled to a monthly annuity that begins, at his election, as of the first day of the month following his retirement or as of the first day of any subsequent month, but not after the first month following his Normal Retirement Date. Such election may be made no earlier than 90 days prior to the Benefit Commencement Date elected by the Participant and in no event earlier than the date on which the Participant receives the notice described in Section 5.5(a). The amount of the annuity under this Subsection 4.3(a) shall be equal to the Participant’s Accrued Benefit determined as of his Benefit Commencement Date reduced as follows:

Attained Age at Benefit Commencement Date	Reduction Factor
64–60	1.00
59	0.98
58	0.96
57	0.93
56	0.90
55	0.87
54	0.84
53	0.81
52	0.78
51	0.75
50	0.72

Notwithstanding the foregoing provisions of this subsection (a), effective January 1, 2002, there shall be no reduction to the Accrued Benefit of an Active Participant who is an hourly, nonexempt Eligible Employee and who has attained age 59 at the time of his Benefit Commencement Date.

(b) Notwithstanding any other provision of the Plan to the contrary, a Participant who has ceased to be an Active Participant because he is an EIS Senior Management Employee, or because he has ceased to be an Employee of the Company and has thereupon become an Employee of EIS, shall continue to be treated as an Active Participant for purposes of this Section 4.3 and, effective January 1, 2002, Section 5.3, but not for any other provision of the Plan, so long as (i) he continuously remains an Employee of EIS or a wholly owned subsidiary of EIS and (ii) EIS continuously remains an Affiliate.

(c) Notwithstanding any other provision of the Plan to the contrary, a Participant who has ceased to be an Eligible Employee and Active Participant because he is a Power Team Employee, shall continue to be treated as an Active Participant for purposes of this Section 4.3 and, effective December 31, 1996, Section 5.3, but not for any other provision of the Plan, so long as he continuously remains a Power Team Employee.

4.4 Deferred Annuity. Effective as of August 1, 2000, any Participant who has a Separation from Service prior to satisfying the requirements for retirement under Sections 4.1-4.3 but at a time when he has to his credit at least five Vesting Years shall upon his Separation from Service be entitled to receive a monthly annuity that begins as of the first day of the month following his Normal Retirement Date and is equal to his Accrued Benefit determined as of his Separation from Service. Alternatively, a Participant described in the preceding sentence may, at his election, receive a monthly annuity that begins as of the first day of the month following his fiftieth birthday or, at his option, on the first day of any month thereafter but not after the first month following his Normal Retirement Date that is equal to the Actuarial Equivalent of the Participant’s Accrued Benefit determined as of his Separation from Service. Any election of a Benefit Commencement Date prior to Normal Retirement Date made under this Section may be made no earlier than 90 days prior to the Benefit Commencement Date elected by the Participant and in no event earlier than the date on which the Participant receives the notice described in Section 5.5(a).

4.5 Disabled Eligible Employees. A Participant who has become disabled within the meaning of the Company’s Disabilitant benefit plans while an Eligible Employee shall continue to be credited with Benefit Years and Vesting Years during his period of Disabilitant to the extent set forth in Sections 1.7 (relating to Benefit Accrual Computation Period), 1.9 (relating to Benefit Year), 1.22 (relating to Employment) and 1.40 (relating to Vesting Service). If a disabled Participant has met the requirements to receive a pension under any Section of this Article IV (determined as if his Separation from Service had occurred on the date of reference), such Participant may elect as his Benefit Commencement Date any date as may be provided under the applicable Section. If a disabled Participant continues to be credited with Benefit Years after his Benefit Commencement Date, the amount of annuity payable to the Participant shall be determined as of his Benefit Commencement Date and shall be adjusted annually as of January 1 in each calendar year following his Benefit Commencement Date, up to and including the January 1 next following the date the disabled Participant ceases to be credited with Benefit Years. Such annual adjustment shall include any increase (but not any decrease) in the Participant’s Accrued Benefit, determined in accordance with Article III, as a result of additional Benefit Years and Compensation and changes to average annual base salary, since the Participant’s Benefit Commencement Date or the last such annual adjustment, whichever applies. In addition, such annual adjustment shall be reduced (but not below zero) by the Actuarial Equivalent of any benefit paid to the Participant since his Benefit Commencement Date during any period (a) prior to Normal Retirement Date or (b) after Normal Retirement Date that would have constituted “Section 202(a)(3)(B) Service” under Title 29 Code of Federal Regulations §2530.203-3(c)(1), to the extent not previously taken into account under this Section; provided, however, that the amount, if any, of the benefits paid to the Participant which exceeds the amount the Participant would have received if distribution had been made in the normal form of benefits described in Section 5.1 or 5.2(a), whichever applies to the Participant, shall be disregarded in determining the Actuarial Equivalent of such benefits for purposes of the reduction described in this sentence.

4.6 Maximum Annuity. Notwithstanding any other provision of the Plan to the contrary, the amount of the Participant’s annual benefit (as defined below) accrued, distributed or payable at any time under the Plan shall be limited to an amount such that such annual benefit and the aggregate annual benefit of the Participant under all other defined benefit plans maintained by the Employer or any other Affiliate does not exceed the lesser of:

(i) $160,000 (as increased to reflect the cost of living adjustments provided under Section 415(d) of the Code), multiplied by a fraction (not exceeding 1 and not less than 1/10th), the numerator of which is the Participant’s years of participation (within the meaning of Treas. Reg. § 1.415(b)-1(g)(1)(ii)) and the denominator of which is 10; or.

(ii) an amount equal to 100% of the Participant’s average compensation for the 3 consecutive calendar years in which his compensation was the highest (as determined in accordance with Treas. Reg. § 1.415(b)-1(a)(5)) and which are included in his years of service (within the meaning of Treas. Reg. § 1.415(b)-1(g)(2)(ii)) with the Employers multiplied by a fraction (not exceeding 1 and not less than 1/10th), the numerator of which is the Participant’s years of service with the Employers and the denominator of which is 10.

The dollar amount set forth in clause (i) of the preceding paragraph shall be actuarially reduced in accordance with Treas. Reg. § 1.415(b)-1(d) if pension benefits commence prior to the Participant’s attainment of age 62. If a Participant’s pension benefit payments commence after the Participant’s attainment of age 65, such dollar amount shall be actuarially increased in accordance with Treas. Reg. § 1.415(b)-1(e).

A Participant’s “annual benefit” shall mean the Participant’s accrued benefit payable annually in the form of a straight life annuity, as determined in, and accordance with, Treas. Reg. § 1.415(b)-1(b). If the annual benefit is payable in a form other than a single life annuity, the annual benefit shall be adjusted to the Actuarial Equivalent of a single life annuity using the assumptions of the following sentences; provided, however, that no adjustment shall be required for survivor benefits payable to a surviving Spouse under a Qualified Joint and Survivor Annuity (as described in Section 5.2) to the extent such benefits would not be payable if the Participant’s annual benefit were paid in another form.

Effective for Plan Years beginning January 1, 2004 and January 1, 2005, for any form of benefit subject to Section 417(e)(3) of the Code, a Participant’s annual benefit shall be the greater of (i) the amount computed using the interest rate and mortality table used to determine actuarial equivalence under the Plan and (ii) the amount computed using an interest rate assumption of 5.5% and the applicable mortality table under Treas. Reg. § 1.417(e)-1(d)(2) (the “Applicable Mortality Table”). Effective for Plan Years beginning on or after January 1, 2006, for any form of benefit subject to Section 417(e)(3) of the Code, a Participant’s annual benefit shall be the greatest of (i) the amount computed using the interest rate and mortality table used to determine actuarial equivalence under the Plan, (ii) the amount computed using an interest rate assumption of 5.5% and the Applicable Mortality Table and (iii) the amount computed using the applicable interest rate under Treas. Reg. § 1.417(e)-1(d)(3) and the Applicable Mortality Table, divided by 1.05. Effective for Plan Years beginning on or after January 1, 2006, for any form of benefit not subject to Section 417(e)(3) of the Code, a Participant’s annual benefit shall be determined in accordance with Treas. Reg. § 1.415(b)-1(c). An individual’s “annual benefit” under any other defined benefit plan maintained by the Employer and Affiliate shall be as determined pursuant to the provisions of Section 415 of the Code and the regulations issued thereunder the terms of such plan.

Notwithstanding the foregoing provisions of this Section, the limitation provided by this Section shall not apply to a Participant who has not at any time participated in a defined contribution plan maintained by any Employer and whose annual benefit under the Plan does not exceed $10,000 multiplied by a fraction (not exceeding 1 and not less than 1/10th) the numerator of which is the Participant’s years of service (within the meaning of Treas. Reg. § 1.415(b)-1(g)(2)(ii)) and the denominator of which is 10.

For purposes of this Section, the term “compensation” shall have the meaning set forth in Section 415(c)(3) of the Code and the applicable Regulations, the term “defined contribution plan” shall have the meaning set forth in Treas. Reg. § 1.415(c)-1(a)(2), the term “defined benefit plan” shall have the meaning set forth in Treas. Reg. § 1.415(b)-1(a)(2) and the term “Employer” shall include the Employers and all corporations and entities required to be aggregated with any of the Employers pursuant to Section 414(b) and (c) of the Code as modified by Section 415(h) of the Code. Section 415 of the Code and the Regulations thereunder are hereby incorporated by reference.

4.7 Benefit Commencement Date. Unless the Participant elects otherwise, the pension to which he is entitled under this Article IV or Articles IVA or IVB shall begin within sixty days of the close of the Plan Year in which falls the later of his Normal Retirement Date or his Separation from Service. The failure of the Participant to apply for his benefit pursuant to Section 5.9 by the date prescribed in the preceding sentence shall be deemed an election to defer payment to a later date. Notwithstanding the above, payment of such pension shall begin no later than a Participant’s Required Beginning Date, or the first day of the month following the date the Participant first becomes entitled to such pension, if later.

4.8 Post-Retirement Adjustment.

(a) Commencing with installments due September 1, 1978, benefit payments to Participants who retired under Sections 4.1, 4.2 or 4.3, or corresponding prior Sections, prior to January 1, 1978 and their Contingent Annuity Option beneficiaries are increased by 2% for each calendar year of retirement to a maximum of 4%.

(b) Commencing with installments due September 1, 1980, benefit payments to Participants who retired under the foregoing provisions of the Plan prior to January 1, 1980 and their Contingent Annuity Option beneficiaries are increased by 3% for each calendar year of retirement to a maximum of 6%.

(c) Commencing with installments due September 1, 1982, benefit payments to Participants who retired under the foregoing provisions of the Plan prior to January 1, 1982 and their Contingent Annuity Option beneficiaries are increased by 3% for each calendar year of retirement to a maximum of 6%.

(d) Commencing with installments due September 1, 1984, benefit payments to Participants who retired under the foregoing provisions of the Plan prior to January 1, 1984, and their Contingent Annuity Option beneficiaries are increased by 2% for each calendar year of retirement to a maximum of 4%.

(e) Commencing with installments due September 1, 1986, benefit payments to Participants who retired under the foregoing provisions of the Plan prior to January 1, 1986, and their Contingent Annuity Option beneficiaries are increased by 2% for each calendar year of retirement to a maximum of 4%.

(f) Commencing with installments due February 1, 1991, benefit payments to:

(1) Participants who retired under Section 4.1, 4.2 or 4.3 of the Plan (or corresponding prior Sections) prior to January 1, 1990;

(2) Contingent Annuity Option beneficiaries of deceased Participants who died or retired under the foregoing provisions prior to January 1, 1990;

(3) Qualified Joint and Survivor Annuity beneficiaries of deceased Participants who retired under the foregoing provisions prior to January 1, 1990; and

(4) surviving Spouses receiving benefits under Section 5.4 due to the death of a Participant while an Active Participant prior to January 1, 1990, are increased by a factor of 3/4 of 1% multiplied by the difference obtained by subtracting the Participant’s year of retirement or death, as appropriate, from 1990. A Participant or beneficiary described in this Paragraph (f) may irrevocably elect to waive this increase in benefit payments by written notice to the Company made no later than 60 days after the Participant or beneficiary is first notified of the increase by the Company.

(g) Commencing with installments due February 1, 1997, benefit payments to Participants who retired under the foregoing provisions of the Plan prior to January 1, 1994, and Contingent Annuity Option beneficiaries of deceased Participants who died or retired under the foregoing provisions of the Plan prior to January 1, 1994, are increased by fifty dollars ($50) per month.

(h) Commencing with installments due January 1, 2000, benefit payments to Participants who retired under the foregoing provisions of the Plan prior to January 1, 1994, and Contingent Annuity Option beneficiaries of deceased Participants who died or retired under the foregoing provisions of the Plan prior to January 1, 1994, are increased by fifty dollars ($50) per month.

4.9 Special Early Retirement Benefit. The annuity (and any Contingent Annuity Option benefit) of a Participant who retires under the early retirement provisions of Section 4.3 between February 1, 1978 and June 1, 1978, inclusive, shall be computed without the 4% per year reduction described in the last sentence of Section 4.3. In addition, the monthly benefit paid to such a Participant (but not the benefit to any Contingent Annuity Option beneficiary) shall be supplemented by a monthly payment equal to the Social Security old age insurance benefit to which the Participant would be entitled at Age 65 based on earnings received as an Employee of the Company, assuming he has no wages for Social Security purposes after his retirement and there is no change in the Social Security law or rates subsequent to his retirement. The supplemental benefit described in the preceding sentence shall end with the payment on the first day of the month preceding the month in which the Participant first receives (or could have received if he had applied) Social Security old age insurance benefits unreduced on account of age, or with the payment last preceding the Participant’s death, if earlier. The special benefits described in this Section shall also be paid with respect to a Participant who elects early retirement during the period February 1, 1978 through June 1, 1978, inclusive, but whose actual retirement is postponed at the request of the Company in order to provide for personnel replacement and training.

4.10 Minimum Annuity. The annuity of a Participant who retires or has retired under Sections 4.1, 4.2 or 4.3, or corresponding prior Sections regardless of the form of his benefit under Article V, and who is not at any time a Highly Compensated Employee, shall not be less than $150 per month.

4.11 Suspension of Benefits. With respect to any Participant whose employment by the Company or an Affiliate continues past his Normal Retirement Date, or who is receiving benefits under the Plan and again becomes an Employee, the following rules shall apply:

(a) If the reemployed Participant has not reached his Normal Retirement Date, his pension shall be suspended and recomputed under the Plan upon his subsequent Separation from Service.

(b) If the Participant has reached his Normal Retirement Date, for each calendar month or for each four or five week payroll period ending in a calendar month during which the Participant either completes forty or more Hours of Service (counting each day of Employment as five Hours of Service), or receives payment for any such Hours of Service performed on each of eight or more days or separate work shifts in such month or payroll period, (referred to herein as “Suspension Service”) no pension payment shall be made, and no adjustment to the Participant’s pension shall be made on account of such non-payment. No payment shall be withheld pursuant to this Paragraph (b) until the Employee is notified by personal delivery or first class mail during the first calendar month or payroll period in which payments are suspended that his benefits are suspended. Such notification shall contain a description of the specific reasons why benefit payments are being suspended, a general description of the Plan provisions relating to the suspension of payments and a copy of such provisions (or a reference to the relevant pages of the summary plan description providing such information), and a statement to the effect that applicable Department of Labor Regulations may be found in Section 2530.203-3 of the Code of Federal Regulations. In addition, the suspension notification shall inform the Employee of the Plan’s procedure for affording a review of the suspension of benefits.

(c) The pension of a reemployed Participant whose benefits were suspended under this Section 4.11 shall begin again no later than the earlier of (1) the first day of the third month following the month in which the Participant first fails to satisfy the service requirements described in Paragraph (b) or has a Separation from Service or (2) his Required Beginning Date. The resumed pension shall be recalculated to reflect Compensation, average annual base salary and Benefit Years earned under the Plan as in effect during such period of reemployment and shall be reduced by the

Actuarial Equivalent of any payment received by the Employee under the Plan prior to his Normal Retirement Date; provided, however, that in no event shall the Participant’s monthly pension payable in the form of a single life annuity when reemployment ends be less than the monthly pension that was payable to the Participant in the form of a single life annuity prior to his period of reemployment. The full amount of the resumed pension shall be paid in the form determined pursuant to Article V at the time payments are resumed, without regard to the form of payment in effect for the Participant prior to his reemployment. The pension of any Participant whose employment continued past his Normal Retirement Date (and whose benefits are not suspended because of employment as described in Paragraph (b)) shall be paid pursuant to Section 4.2.

(d) Notwithstanding the foregoing provisions of this Section 4.11, a Participant who received a pension while the Participant worked for Linden Chapel Corporation (formerly known as VSI Group, Inc., a Maryland corporation) before the assets of Linden Chapel Corporation (formerly known as VSI Group, Inc., a Maryland corporation) were acquired by EIS or its Affiliate, shall not have his pension suspended under this Section 4.11 solely as a result of the acquisition of the assets of Linden Chapel Corporation (formerly known as VSI Group, Inc., a Maryland corporation) by EIS or its Affiliate, so long as the Participant remains continuously employed thereafter by the Company or an Affiliate. Notwithstanding the foregoing provisions of this Section 4.11, this Section 4.11 shall not apply to a Participant who is reemployed by an Affiliated Company that does not maintain a defined benefit pension plan.

(e) Notwithstanding the foregoing provisions of this Section 4.11, a reemployed Participant who is employed under circumstances that satisfy the applicable conditions for continuation of payment of retirement benefits set forth in the Company’s policy regarding the rehiring of retirees shall not have his pension suspended under this Section 4.11 nor shall such reemployed Participant be prohibited from commencing his pension if he is otherwise eligible to commence such pension.

4.12. Benefit Restrictions as a Result of Funding. (a) Notwithstanding any provision of the Plan to the contrary, the following benefit restrictions shall apply if the Plan’s “Adjusted Funding Target Attainment Percentage” (the “AFTAP”), as defined in Section 436(j) of the Code, is at or below the following levels.

(i) If the Plan’s AFTAP is 60% or greater but less than 80% for a Plan Year, the Plan shall not pay any prohibited payment (as defined in Section 4.12(a)(iv)) after the valuation date for the Plan Year to the extent the amount of the payment exceeds the lesser of (x) 50% of the amount of the payment which could be made without regard to the restrictions under this subsection 4.13 and (y) the present value (determined pursuant to guidance prescribed by the Pension Benefit Guaranty Corporation, using the interest and mortality assumptions under Section 417(e) of the Code) of the maximum guarantee with respect to the Participant under Section 4022 of ERISA. Notwithstanding the preceding sentence, only one such prohibited payment may be made with respect to any Participant during any period of consecutive Plan Years to which the limitations under either clause (x) or (y) of the preceding sentence apply. For purposes of this Section 4.12(a)(i), a Participant, his beneficiary and any alternate payee (as defined in Section 414(p)(8) of the Code) shall be deemed a single “Participant.”

(ii) If the Plan’s AFTAP is less than 60% for a Plan Year, the Plan shall not pay any prohibited payment after the valuation date for the Plan Year.

(iii) During any period in which the Company is a debtor in a case under Title 11, United States Code (or similar federal or state law), the Plan shall not make any prohibited payment. The preceding sentence shall not apply on or after the date on which the Plan’s enrolled actuary certifies that the AFTAP is not less than 100%.

(iv) For purposes of this Section 4.12(a), the term “prohibited payment” means (x) any payment, in excess of the monthly amount paid under a single life annuity (plus any social security supplements described in the last sentence of Section 411(a)(9) of the Code) to a Participant or beneficiary whose annuity starting date (as defined in Section 417(f)(2) of the Code and any regulations promulgated thereunder) occurs during any period a limitation under Section 4.12(a)(ii) or (iii) is in effect, (y) any payment for the purchase of an irrevocable commitment from an insurer to pay benefits or (z) any other payment specified by the Secretary of the Treasury by regulations.

(b) In any Plan Year in which the Plan’s AFTAP for such Plan Year is less than 60%, benefit accruals under the Plan shall cease as of the valuation date for the Plan Year. This restriction shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year, upon payment by the Company of a contribution (in addition to any minimum required contribution under Section 430 of the Code) equal to the amount sufficient to result in an AFTAP of 60%.

(c) No amendment which has the effect of increasing Plan liabilities by reason of increases in benefits, establishment of new benefits, changing the rate of benefit accruals or the rate at which benefits become nonforfeitable shall take effect during any Plan Year if the Plan’s AFTAP for such Plan Year is less than 80% or would be less than 80% after taking into account such amendment; provided, however, that the preceding restriction shall not apply to an amendment which provides for an increase in benefits under a formula which is not based on a Participant’s compensation if the rate of such increase is not in excess of the contemporaneous rate of increase in average wages of Participants covered by the amendment; and provided, further, that such restriction shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year (or if later, the effective date of the amendment), upon payment by the Company of a contribution as described in Section 436(c)(2) of the Code.

(d) The Plan shall not provide an unpredictable contingent event benefit payable with respect to any event occurring during any Plan Year if the AFTAP for such Plan Year is less than 60% or would be less than 60% after taking into account such occurrence; provided, however, such restriction shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year, upon payment by the Company of a contribution as described in Section 436(b)(2) of the Code. For purposes of this Section 4.12(d), the term “unpredictable contingent event benefit” means any benefit payable solely by reason of a plant shutdown (or similar event, as determined by the Secretary of the Treasury), or any event other than the attainment of any age, performance of any service, receipt or derivation of any compensation, or occurrence of death or disability.

(e) To avoid benefit restrictions, the Company may take any action permitted by Section 436 of the Code and the regulations promulgated thereunder.

(f) The provisions of this Section 4.12 are intended to comply with Section 436 of the Code and any regulations promulgated thereunder, and shall be construed to comply therewith.

4.13. Participant’s Death During Qualified Military Service. Effective January 1, 2007, in the case of a Participant who dies while performing Qualified Military Service, the Beneficiaries of such Participant shall be entitled to any additional benefits, if any (other than benefit accruals relating to the period of Qualified Military Service), provided under the Plan had the Participant resumed employment with an Employer and then terminated such employment on account of such Participant’s death.

ARTICLE IVA. Special Limited Duration Early Retirement Benefit.

4A.1 Eligibility.

(a) The special limited duration early retirement benefit described in Section 4A.3 shall be available to any Active Participant who:

(1) as of December 31, 1990, has attained Age 50 and has to his credit at least five Benefit Years; and

(2) makes a Special Early Retirement Election in accordance with the provisions of Section 4A.2 and does not withdraw such Election on or before September 15, 1990 as provided in Section 4A.2(b).

(b) The Accrued Benefit of an Active Participant who satisfies the requirements of Paragraph (a)(1) above and who dies after July 14, 1990, but before September 16, 1990, shall be calculated under Section 4A.3 as of the date of his death for purposes of determining any death benefit payable on behalf of the Participant pursuant to Section 5.3 or 5.4, notwithstanding his failure to satisfy the requirement of Paragraph (a)(2) above.

4A.2 Special Early Retirement Election.

(a) for the purposes of this Article, a “Special Early Retirement Election” is a written election that:

(1) is submitted to the Plan Administrator on or after July 15, 1990 and on or before September 15, 1990; and

(2) that indicates the Active Participant’s intent to retire from employment with the Company:

(A) if the Active Participant elects to participate in the Company’s Service Completion Plan, on his “Service Completion Date” (as defined in Section 4A.4(c)(2) below); or

(B) if the Active Participant does not elect to participate in the Company’s Service Completion Plan, on August 1, 1990, September 1, 1990, or October 1, 1990;

provided, however, that the election described in Section 4A.2(a)(2)(A) shall not be available to an Active Participant described in Section 4A.4(c)(1)(B).

(b) An Active Participant’s Special Early Retirement Election shall become irrevocable as of September 15, 1990 if it has not been withdrawn by the Active Participant on or before such date.

4A.3 Benefits. Notwithstanding anything to the contrary contained in the Plan, each Active Participant who satisfies the requirements of Section 4A.1 shall be entitled to retire on the following terms:

(a) (1) Notwithstanding the provisions of Section 3.1, each Active Participant who satisfies the requirements of Section 4A.1 shall have an Accrued Benefit equal to one-twelfth of the greater of:

(A) the sum of (i) 2% of his average annual Compensation during the period of his service, if any, between January 1, 1930 and December 31, 1938, inclusive, multiplied by his Benefit Years before January 1, 1939, and (ii) 2% of his aggregate Compensation for employment after December 31, 1938, or

(B) the sum of (i) a percentage of his average annual base salary during his 60 consecutive months of employment with the Company that yield the highest twelve month average equal to 5%, plus 1.2% multiplied by the sum of five plus his number of Benefit Years determined as of his Separation from Service (to a maximum of 45), and (ii) 0.35% of such highest average annual base salary in excess of Covered Compensation as of the date of reference, multiplied by his Benefit Years (up to a maximum of 14%);

(2) Notwithstanding the above, the Accrued Benefit of an Active Participant who satisfies the requirements of Section 4A.1 shall not exceed the maximum amount permissible under Sections 401(l) and 415 of the Code when such limitations are applied as follows:

(A) The limitations of Sections 401(l) and 415 shall be applied in the following order of priority: (I) prior to August 3, 1992, the ten-year phase-in limitation applicable to changes in the benefit structure under Section 415(b)(1)(5)(D) of the Code; (II) the limitations on the maximum excess allowance applicable when unreduced benefits are payable prior to social security retirement age as described under Section 401(l)(5)(F)(i) of the Code; and (III) the limitation described in Section 415(b)(1) of the Code;

(B) The ten-year phase-in limitation described in Subsection (A)(I) above shall apply to changes in benefits resulting from the crediting of five additional Benefit Years under Section 4A.3(a)(1)(B)(I); provided, however, that such limitation shall cease to apply on and after August 3, 1992;

(C) The limitations on the maximum excess allowance described in Subsection (A)(II) above shall apply only to such Participants who are Highly Compensated Employees at any time after 1989 and prior to Separation from Service; and

(D) For purposes of the limitations described in Subsections (A)(I) and (A)(III) above, the following actuarial assumptions shall be used to determine adjusted limitations for Participants whose benefit payments commence prior to Age 55: (I) 5% interest; and (II) the 1971 Forecast Mortality Table with a one-year age rating.

(3) For the purposes of Section 4A.3(a)(1)(B) above:

(A) employment during the most recent five years shall include absences which are included in Employment, except an absence during which an Employee receives benefits under the Company’s Disabilitant Plan, and the average annual base salary of an Employee on an included absence shall be calculated as if his base salary continued during any period of such absence for which he did not receive Compensation, such salary to be that in effect when such period began, adjusted for increases applicable to his job classification which occur prior to the end of such period;

(B) for any 12-consecutive-month period taken into account in determining a Participant’s average annual base salary, a Participant’s annual base salary shall not exceed $200,000 (or such other amount as may apply under Section 401(a)(17) of the Code for the calendar year in which the last of such 12-consecutive-month periods ends.) In determining annual base salary, the family aggregation rules of Section 401(a)(17)(A) of the Code, as in effect prior to January 1, 1997, shall apply.

(C) a Participant’s annual base salary shall not include any lump sum payment of accrued vacation or sick pay, nor any severance payment made by the Company or an Affiliate or pursuant to any plan maintained by the Company or an Affiliate.

(b) for the purposes of determining the date as of which the Active Participant may commence receiving his pension pursuant to Article IV, and his ability to elect a Contingent Annuity Option pursuant to Section 5.3, the Active Participant:

(1) shall be credited with his actual number of Vesting Years as of his Separation from Service, plus five Vesting Years; and

(2) shall be deemed to be his actual Age as of the later of his Separation from Service or December 31, 1990, plus five years; provided, however, that the Actuarial Equivalent of his Accrued Benefit shall be calculated based on his actual Age as of his Benefit Commencement Date.

(c) If the Participant’s annuity (including any Contingent Annuity Option benefit) is paid pursuant to Section 4.3, such annuity shall be computed without regard to the 4% per year reduction described in the last sentence of such Section.

4A.4 Special Rules. Notwithstanding anything to the contrary contained in the Plan:

(a) The minimum pension payable to an Active Participant who makes a Special Early Retirement Election shall be equal to the pension otherwise payable to him under the Plan, determined without regard to the provisions of this Article IVA (other than the limitations described in Section 4A.3(a)(2)), multiplied by one hundred five percent (105%).

(b) If, at the time of making a Special Early Retirement Election under Section 4A.2, an Active Participant elects any Contingent Annuity Option, the election of such option shall become effective immediately.

(c) The following additional definitions shall apply for purposes of this Article IVA:

(1) An “Active Participant” shall mean an Active Participant as defined in Section 1.2, including (A) a Participant who is an Eligible Employee at least one day on or after July 15, 1990 and on or before September 15, 1990 and (B) a Participant not described in (A) who is absent from Employment by reason of his Disabilitant on account of illness or accident.

(2) An Active Participant’s “Service Completion Date” shall be the date specified by the Company as the date as of which his services will no longer be required by the Company. In no event, however, will any Active Participant’s Service Completion Date be later than December 1, 1992. Each Active Participant who makes a Special Early Retirement Election shall receive written notification from the Company on or before December 1, 1990 specifying the calendar quarter in which or the date on which his services will no longer be required by the Company.

ARTICLE IVB. Nuclear Voluntary Retirement Incentive Plan.

4B.1 Eligibility.

(a) The voluntary retirement incentive plan benefit described in Section 4B.3 shall be available to any Participant who:

(1) as of December 1, 1992 is on the Nuclear Group payroll;

(2) as of March 31, 1993, will have attained Age 50 and have to his credit at least 5 Benefit Years; and

(3) makes a Voluntary Early Retirement Election in accordance with the provisions of Section 4B.2 and does not withdraw such Election as provided in Section 4B.2(b).

(b) The Accrued Benefit of a Participant who satisfies the requirements of Paragraphs (a)(1) and (2) above and who dies after December 9, 1992, but before January 26, 1993, shall be calculated under Section 4B.3 as of the date of his death for purposes of determining any death benefit payable on behalf of the Participant pursuant to Section 5.3 or 5.4, notwithstanding his failure to satisfy the requirement of Paragraph (a)(3) above.

4B.2 Voluntary Early Retirement Election.

(a) For the purposes of this Article, a “Voluntary Early Retirement Election” is a written election that:

(1) is submitted to the Plan Administrator on or after December 10, 1992 and on or before January 25, 1993, together with a signed full waiver and release of claims form; and

(2) indicates the Participant’s intent to retire from employment with the Company on March 1, 1993, May 1, 1993 or July 1, 1993, as prescribed for the Participant in the personal election form provided to the Participant by the Company.

(b) A Participant’s Voluntary Early Retirement Election shall become irrevocable if it is not withdrawn by the Participant, in writing in a form acceptable to the Plan Administrator, within seven (7) days following the date such Voluntary Early Retirement Election is submitted to the Administrator by the Participant.

4B.3 Benefits. Notwithstanding anything to the contrary contained in the Plan, each Participant who satisfies the requirements of Section 4B.1 shall be entitled to retire on the following terms:

(a) (1) Notwithstanding the provisions of Section 3.1 (other than the last sentence of Section 3.1(b)), each Participant who satisfies the requirements of Section 4B.1 shall have an Accrued Benefit equal to one-twelfth of the greater of:

(A) the sum of (I) 2% of his average annual Compensation during the period of his service, if any, between January 1, 1930 and December 31, 1938, inclusive, multiplied by his Benefit Years before January 1, 1939, and (II) 2% of his aggregate Compensation for employment after December 31, 1938, or

(B) the sum of (I) a percentage of his average annual base salary during his 60 consecutive months of employment with the Company that yield the highest twelve month average equal to 5%, plus 1.2% multiplied by the sum of five plus his number of Benefit Years determined as of his Separation from Service (to a maximum of 45 Benefit Years), and (II) 0.35% of such highest average annual base salary in excess of Covered Compensation as of the date of reference, multiplied by his Benefit Years (up to a maximum of 14%);

(2) Notwithstanding the above, the Accrued Benefit of a Participant who satisfies the requirements of Section 4B.1 shall not exceed the maximum amount permissible under Sections 401(l) and 415 of the Code when such limitations are applied as follows:

(A) The limitations of Sections 401(l) and 415 shall be applied in the following order of priority: (I) the limitations on the maximum excess allowance applicable when unreduced benefits are payable prior to social security retirement age as described under Section 401(l)(5)(F)(i) of the Code; and (II) the limitation described in Section 415(b)(1) of the Code;

(B) The limitations on the maximum excess allowance described in Subparagraph (A)(I) above shall apply only to such Participants who are Highly Compensated Employees at any time after 1991 and prior to Separation from Service; and

(C) For purposes of the limitation described in Subparagraph (A)(II) above, the following actuarial assumptions shall be used to determine the adjusted limitation for Participants whose benefit payments commence prior to Age 62: (I) 5% interest; and (II) the 1971 Forecast Mortality Table with a one-year age rating.

(3) For purposes of Section 4B.3(a)(1) above, for any 12-consecutive-month period taken into account in determining a Participant’s average annual base salary, a Participant’s annual base salary shall not exceed $200,000 (or such other amount as may apply under Section 401(a)(17) of the Code for the calendar year in which the last of such 12-consecutive-month periods ends). In determining annual base salary, the family aggregation rules of Section 401(a)(17)(A) of the Code, as in effect prior to January 1, 1997, shall apply.

(b) For the purposes of determining the date as of which the Participant may commence receiving his pension pursuant to Article IV, and his ability to elect a Contingent Annuity Option pursuant to Section 5.3, the Participant:

(1) shall be credited with his actual number of Vesting Years as of his Separation from Service, plus 5 Vesting Years; and

(2) shall be deemed to be his actual Age as of the later of his Separation from Service or March 31, 1993, plus 5 years; provided, however, that the Actuarial Equivalent of his Accrued Benefit shall be calculated based on his actual Age as of his Benefit Commencement Date.

(c) If the Participant’s annuity (including any Contingent Annuity Option benefit) is paid pursuant to Section 4.3, such annuity shall be computed without regard to the 4% per year reduction described in the last sentence of such Section.

4B.4 Special Rules. Notwithstanding anything to the contrary contained in the Plan, if, at the time of making a Voluntary Early Retirement Election under Section 4B.2, a Participant elects any Contingent Annuity Option, the election of such option shall become effective immediately.

ARTICLE IVC. Voluntary Retirement Incentive Program.

4C.1 Eligibility.

(a) The voluntary retirement incentive program benefit described in Section 4C.3 shall be available to any Participant who:

(1) is an Eligible Employee employed on a regular, part-time or intermittent basis, whether actively employed or absent under circumstances included in Employment, during the period beginning on July 5, 1994 and ending on September 16, 1994, other than an Eligible Employee who is laid off due to loss of employment qualifications and whose recall period ends prior to the date described for the Eligible Employee in Section 4C.2(a)(2);

(2) was born before January 1, 1946, became an Eligible Employee before January 1, 1991, and, as of December 31, 1995, will have to his credit at least 5 Benefit Years;

(3) makes a Voluntary Early Retirement Election in accordance with the provisions of Section 4C.2 and does not withdraw such Election as provided in Section 4C.2(b); and

(4) continues in employment with the Company in the same position (unless transferred at the direction of the Company) until, but not beyond, the date described in Section 4C.2(a)(2); provided, however, that this requirement shall not apply in the event the Participant ceases active employment with the Company (which shall apply to both direct and indirect employment (e.g., a leased employee)) earlier (A) due to a Disabilitant on account of illness or accident during which the Participant is eligible for and receives Disabilitant benefits under a Disabilitant benefit plan sponsored by the Company; (B) because the Company declares the Participant excess before the date described for the Participant in Section 4C.2(a)(2); or (C) because the Company has discharged the Participant for any reason, other than for willful misconduct, on or after July 5, 1994.

(b) (1) The Accrued Benefit of a Participant who satisfies the requirements of Paragraphs (a)(1) and (a)(2) above and who dies after July 4, 1994, but before September 17, 1994, shall be calculated under Section 4C.3 as of the date of his death for purposes of determining any death benefit payable on behalf of the Participant pursuant to Section 5.3 (but not Section 5.4), notwithstanding his failure to satisfy the requirements of Paragraph (a)(3) and/or (a)(4) above.

(2) The Accrued Benefit of a Participant who satisfies the requirements of Paragraphs (a)(1), (a)(2) and (a)(3) above and who dies after July 4, 1994, but before the date described for the Participant in Section 4C.2(a)(2), shall be calculated under Section 4C.3 as of the date of his death for purposes of determining any death benefit payable on behalf of the Participant pursuant to Section 5.3 or 5.4, notwithstanding his failure to satisfy the requirements of Paragraph (a)(4) above.

4C.2 Voluntary Early Retirement Election.

(a) For the purposes of this Article, a “Voluntary Early Retirement Election” is a written election that:

(1) is submitted to and accepted by the Plan Administrator on or after July 5, 1994 and on or before September 16, 1994, together with a signed full waiver and release of claims form; and

(2) indicates the Participant’s intent to retire from employment with the Company (including both direct and indirect employment (e.g., as a leased employee)) on the first of the month following the later of (A) the Participant’s release date determined from the table below or (B) the date the Participant attains Age 50.

STRATEGIC BUSINESS UNIT	RELEASE DATE
CONSUMER ENERGY SERVICE GROUP

• Majority (except below	• 12/31/94

• Gas Utilization Job Family	• 3/31/95

NUCLEAR

• Majority (except below)	• 12/31/94

• Limerick (other than below) • Operations • Mtce/I&C	• 12/31/94 6/30/95 6/30/95

STRATEGIC BUSINESS UNIT	RELEASE DATE
• Station Support (other than below) • Mtce/I&C	• 12/31/94 6/30/95

• Peach Bottom (other than below • Operations • Mtce/I&C	• 12/31/94 12/31/95 12/31/95

POWER GENERATION GROUP

• Majority (except below)	• 12/31/94

• Operations – Cromby Station	• 6/30/95

CENTRAL

• Information Systems	• 10/31/94

• Human Resources- Benefits Division	• 12/31/94 6/30/95
• Corp. & Public Affairs	• 12/31/94
• Quality Management	• 12/31/94
• Finance	• 12/31/94
• Legal	• 12/31/94
• Support Services	• 12/31/94
• Gas “Meter Shop”	• 12/31/94
• Gas	• 6/30/95
• Bulk	• 6/30/95

(b) A Participant’s Voluntary Early Retirement Election shall become irrevocable if it is not withdrawn by the Participant, in writing in a form acceptable to the Plan Administrator:

(1) within seven (7) days following the date such Voluntary Early Retirement Election is submitted to the Administrator by the Participant, in the case of Elections submitted to the Administrator before September 2, 1994; or

(2) within seven (7) days following the date such Voluntary Early Retirement Election is accepted by the Administrator, in the case of Elections submitted to the Administrator on or after September 2, 1994.

4C.3 Benefits. Notwithstanding anything to the contrary contained in the Plan, each Participant who satisfies the requirements of Section 4C.1 shall be entitled to retire on the following terms:

(a) (1) Notwithstanding the provisions of Section 3.1 (other than the last sentence of Section 3.1(b)), each Participant who satisfies the requirements of Section 4C.1 shall have an Accrued Benefit equal to one-twelfth of the greater of:

(A) the sum of (I) 2% of his average annual Compensation during the period of his service, if any, between January 1, 1930 and December 31, 1938, inclusive, multiplied by his Benefit Years before January 1, 1939, and (II) 2% of his aggregate Compensation for employment after December 31, 1938, or

(B) the sum of (I) a percentage of his average annual base salary during his 60 consecutive months of employment with the Company that yield the highest twelve month average equal to 5%, plus 1.2% multiplied by the sum of three plus his number of Benefit Years determined as of his Separation from Service (to a maximum of 43 Benefit Years), and (II) 0.35% of such highest average annual base salary in excess of Covered Compensation as of the date of reference, multiplied by his Benefit Years (up to a maximum of 14%);

(2) Notwithstanding the above:

(A) the Accrued Benefit of a Participant who satisfies the requirements of Section 4C.1 shall not exceed the maximum amount permissible under Section 415 of the Code. For purposes of this limitation, the following actuarial assumptions shall be used to determine the adjusted limitation under Section 415(b)(1) of the Code for Participants whose benefit payments commence prior to Age 62: (I) 5% interest; and (II) the 1971 Forecast Mortality Table with a one-year age rating.

(B) Plan benefits provided under this Article IVC for Participants described in Section 4C.1 who are Highly Compensated Employees at any time after 1993 shall be limited to the extent necessary to satisfy the nondiscriminatory amount requirements of Section 401(a)(4) of the Code applying the general test described in Treas. Reg. §1.401(a)(4)-3(c) to the portion of the Plan covering Participants described in Section 4C.1.

(3) The Section 401(a)(17) Compensation Limit described in Section 3.3 of the Plan shall apply for purposes of determining benefits under Section 4C.3(a)(1) above; provided, however, that a Participant’s Accrued Benefit shall in no event be less than the amount described in Section 3.2(b).

(b) For purposes of determining the date as of which the Participant may commence receiving his pension pursuant to Article IV, and his ability to elect a Contingent Annuity Option pursuant to Section 5.3, the Participant:

(1) shall be deemed to have completed 10 Vesting Years for purposes of Article IV and shall be deemed to have completed 14 Benefit Years for purposes of Section 5.3; and

(2) shall be deemed to be his actual Age as of his Separation from Service plus 5 years.

(c) If the Participant’s annuity (including any Contingent Annuity Option benefit) is paid pursuant to Section 4.3, such annuity shall be computed without regard to the 4% per year reduction described in the last sentence of such Section.

4C.4 Special Rules. Notwithstanding anything to the contrary contained in the Plan, if, at the time of making a Voluntary Early Retirement Election under Section 4C.2, a Participant elects any Contingent Annuity Option, the election of such option shall become effective immediately.

ARTICLE IVD. 1998 Workforce Reduction Program.

4D.1 Purpose. This Article IVD is intended to provide certain Active Participants with additional benefits in recognition of the Company’s need to reduce its workforce to address the competitive business conditions facing the Company and the Affiliates. In general, this Article IVD provides additional retirement benefits to Active Participants whose Employment with the Company terminates between June 1, 1998 and June 30, 2000, inclusive, because they have been declared “excess” by the Company.

4D.2 Definitions. The following capitalized terms, when used in this Article IVD, shall have the following meanings, notwithstanding any different definitions of such terms elsewhere in the Plan.

(a) “CTAC Employee” means an Active Participant employed by the Company in a craft, technical, administrative or clerical position.

(b) “Disabled Employee” means an Active Participant who is receiving benefits pursuant to the Company’s Disabilitant Plan or Long Term Disabilitant Plan during the period from August 1, 1998, through June 30, 2000, inclusive.

(c) “Election Period” means the 14-day period beginning on the date an Eligible Participant receives a Program enrollment package.

(d) “Eligible Participant” means each PSM Employee, CTAC Employee or Disabled Employee who satisfies the following applicable requirements:

(1) In the case of a Disabled Employee, he is described in Schedule 1 to the Plan and terminates Employment on his Qualified Retirement Date or Qualified Separation Date, whichever is applicable, pursuant to his irrevocable written election to participate in the Program, which election shall be made in the form and manner provided by the Company and during the applicable Election Period.

(2) In the case of a PSM Employee or a CTAC Employee, he continues in Employment with the Company (or an Affiliate) in the same position (unless transferred at the direction of the Company) until, but not beyond, his Qualified Retirement Date or Qualified Separation Date, if any, whichever applies; provided, however, that this requirement shall not apply in the event the PSM Employee or CTAC Employee ceases active employment with the Company (or an Affiliate) earlier due to a Disabilitant on account of illness or accident for which such Employee is eligible for and receives Disabilitant benefits under a Disabilitant benefit plan sponsored by the Company.

(3) In the case of a PSM Employee, he satisfies both (A) and (B), below:

(A) He is declared “excess” by the Company based on the following criteria:

(i) his 1997 job performance; or

(ii) the elimination of his position or a position in his job classification; or

(iii) failure to be selected for an available position.

(B) He does not reject an offer from the Company or an Affiliate to work in a position that is within two salary grades of his current position.

A description of the PSM Employees who are declared “excess” by the Company in accordance with the foregoing criteria is set forth on Schedule 1 to the Plan.

(4) In the case of a CTAC Employee, he satisfies both (A) and (B), below:

(A) He is declared “excess” by the Company based on the following criteria:

(i) his 1997 job performance; or

(ii) the elimination of one or more positions in his job classification, and

(I) if there are multiple positions that are identified as excess in his job classification and the number of such CTAC Employees who elect to participate in the Program exceeds the number identified as excess, his seniority; or

(II) if there are multiple positions that are identified as excess in his job classification and the number of such CTAC Employees who elect to participate in the Program is less than the number identified as excess, the criteria described in the Company’s suspended Reduction in Force Policy.

A description of the CTAC Employees who are declared “excess” by the Company in accordance with the foregoing criteria is set forth on Schedule 1 to the Plan.

(B) In the case of a CTAC Employee described in subclause (iv)(A)(ii) above, either:

(i) he elects in writing, in the form and manner provided by the Company and during the applicable Election Period, to participate in the Program and does not revoke such election within the time period prescribed by the Company; or

(ii) he irrevocably elects in writing not to participate in the Program and the Company subsequently terminates his Employment because he is declared “excess” in accordance with the criteria set forth in paragraph (4)(A) above;

(5) His Employment, if any, is not terminated prior to his Qualified Retirement Date or Qualified Separation Date, if any, because of unsatisfactory job performance or one or more violations of the Company’s Disciplinary Guidelines or Code of Conduct.

(6) He executes a written release and waiver of claims in favor of the Company and the Affiliates in a form provided by the Company and within the time period required by the Company. Such release and waiver of claims shall become irrevocable if it is not withdrawn, in writing in a form acceptable to the Plan Administrator, within seven (7) calendar days following its submission to the Plan Administrator.

(7) His Employment, or his Employer’s status as an Affiliate, is not terminated as a result of a sale of assets or stock, a merger or any other business transaction which provides him an opportunity to be employed by an employer that is not the Company or an Affiliate.

(e) “Program” refers to the enhanced benefits provided pursuant to this Article IVD.

(f) “PSM Employee” means an Active Participant employed by the Company in a professional, supervisory or managerial position.

(g) “Qualified Retirement Date” means the date between June 1, 1998 and June 30, 2000, inclusive, as set forth on Schedule 1 of the Plan, that a Retirement-Eligible Participant may retire from the Company and receive Retirement Benefits.

(h) “Qualified Separation Date” means the date between June 1, 1998 and June 30, 2000, inclusive, as set forth on Schedule 1 of the Plan, that a Separation-Eligible Participant may terminate his Employment and receive Separation Benefits.

(i) “Retirement Benefits” means the benefits described in Section 4D.4.

(j) “Retirement-Eligible Participant” means an Eligible Participant who, as of December 31, 1999:

(1) is Age 50 or older; and

(2) is credited with at least five (5) Vesting Years.

For purposes of this paragraph (j), the Age of an Eligible Participant shall be his actual Age (without regard to the provisions of Section 4D.4).

(k) “SEP Annuity” means an annuity that is the Actuarial Equivalent of the SEP Lump Sum, determined on the basis of the actuarial assumptions applicable under Section 5.6 of the Plan.

(l) “SEP Lump Sum” means a fixed dollar amount equal to the following:

(1) in the case of a Separation-Eligible Participant who has not received payment for the 90-day search period under the Company’s Reduction in Force Policy prior to the suspension of that policy, a lump sum equal to the total amount such Separation-Eligible Participant would have received during the 90-day search period under the Company’s suspended Reduction in Force Policy if such policy had remained in effect; and

(2) (A) for a Separation-Eligible Participant who has fewer than ten (10) Benefit Years, two (2) multiplied by the number of full or partial Benefit Years as of his Separation from Service, multiplied by his Weekly Base Pay; or

(B) for a Separation-Eligible Participant who has ten (10) or more Benefit Years, three (3) multiplied by the number of full or partial Benefit Years as of his Separation from Service multiplied by his Weekly Base Pay.

Notwithstanding the foregoing, no Separation-Eligible Participant shall be entitled to receive a SEP Lump Sum under clause (2)(A) above that is less than eight (8) multiplied by his Weekly Base Pay.

(m) “Separation Benefits” means the benefits described in Section 4D.5.

(n) “Separation-Eligible Participant” means an Eligible Participant who:

(1) is not a Retirement-Eligible Participant; or

(2) is a Retirement-Eligible Participant who, in accordance with Section 4D.3, elects to receive Separation Benefits.

(o) “Weekly Base Pay” means:

(1) in the case of an Eligible Participant who was compensated on a salaried basis as of May 26, 1998, the Eligible Participant’s weekly base salary as of May 26, 1998, adjusted for any subsequent merit increases (or for a pro rata portion of such merit increases if such increases are based on a greater regularly scheduled workweek than the Eligible Participant’s regularly scheduled workweek as of May 26, 1998);

(2) in the case of an Eligible Participant who was compensated on a non-salaried basis as of May 26, 1998, the number of hours per week such Eligible Participant was regularly scheduled to work as of May 26, 1998 multiplied by his regular hourly rate in effect on the day

4D.3 Elections of the Retirement and Separation Benefits. Any Retirement-Eligible Participant shall be entitled to elect to receive Retirement Benefits or Separation Benefits, but not both. A Retirement-Eligible Participant must submit to the Company’s Human Resources Department a completed and signed election form, in such form and manner and at such time as may be required by the Administrator.

4D.4 Computation of Retirement Benefits Under the Program.

(a) Each Retirement-Eligible Participant who has not elected Separation Benefits in accordance with Section 4D.3 shall be entitled to early retirement benefits determined under Section 4.3 of the Plan, regardless of the number of Vesting Years with which he has been credited; provided, however, that for the purpose of determining any applicable reduction in the amount received upon early retirement, such Participant’s Age on his Benefit Commencement Date shall be deemed to be his actual Age on such date plus 60 additional months.

(b) The Accrued Benefit of a Retirement-Eligible Participant who satisfies the requirements of an Eligible Participant, other than paragraphs 4D.2(d)(2) and 4D.2(d)(6), and who dies before his Qualified Retirement Date, shall be calculated by applying paragraph 4D.4(a) as of the date of his death for purposes of determining any death benefit payable on behalf of such Participant pursuant to Sections 5.3 or 5.4, notwithstanding his failure to satisfy paragraphs 4D.2(d)(2) and/or 4D.2(d)(6).

4D.5 Computation, Payment and Form of Separation Benefits Under the Program.

(a) Each Separation-Eligible Participant shall be entitled to receive a SEP Annuity in addition to his Accrued Benefit.

(b) A Separation-Eligible Participant shall receive payment of his SEP Annuity in accordance with the following:

(1) A Separation-Eligible Participant shall receive the sum of (I) the Actuarial Equivalent of his SEP Annuity in the form of a Single Life Annuity commencing on his Normal Retirement Date (determined on the basis of the actuarial assumptions applicable under Appendix A of the Plan) and (II) his Accrued Benefit, with such sum payable at such time, in such form and subject to such adjustments as may otherwise be applicable under Articles IV and V of the Plan. In lieu of receiving such Actuarial Equivalent of his SEP Annuity at such time and in such form as he receives his Accrued Benefit, a Separation-Eligible Participant may instead elect to receive immediate payment of his SEP Annuity in accordance with paragraph (2) below or an immediate distribution of his SEP Lump Sum in accordance with paragraph (3) below.

(2) A Separation-Eligible Participant may elect, in accordance with the procedure described in Section 4.3, to receive his SEP Annuity immediately, with payment to begin as of his Qualified Separation Date in the following form:

(A) The SEP Annuity of a Separation-Eligible Participant who is unmarried on his Benefit Commencement Date shall be paid in the form of a Single Life Annuity.

(B) The SEP Annuity of a Separation-Eligible Participant who is married on his Benefit Commencement Date shall be paid in the form of a Qualified Joint and Survivor Annuity.

(3) In lieu of his SEP Annuity, a Separation-Eligible Participant may elect to receive an immediate payment of his SEP Lump Sum, with payment to be made as of his Qualified Separation Date in a single sum. Any such election by a Separation-Eligible Participant who is married on his Benefit Commencement Date shall be subject to the spousal consent requirements described in Section 5.7, shall be made in writing in a manner prescribed by the Company and may be made or revoked at any time within the 90-day period preceding the Benefit Commencement Date but in no event earlier than the date on which the Participant receives the notice described in Section 5.5(a).

(c) In the case of a Separation-Eligible Participant who satisfies the requirements of an Eligible Participant, other than paragraphs 4D.2(d)(ii) and 4D.2(d)(vi), and who dies before his Qualified Separation Date, the Actuarial Equivalent of such Participant’s SEP Annuity in the form of a Single Life Annuity commencing on his Normal Retirement Date (determined on the basis of the actuarial assumptions applicable under Appendix A of the Plan) shall be added to his Accrued Benefit for the purpose of determining any death benefit payable on behalf of such Participant pursuant to Sections 5.3 or 5.4, notwithstanding his failure to satisfy paragraphs 4D.2(d)(ii) and/or 4D.2(d)(vi).

ARTICLE IVE. Merger Separation Program.

4E.1 Purpose. This Article IVE is intended to provide certain Participants with additional benefits in recognition of the Company’s need to reduce its workforce in connection with the merger of the Company and Unicom Corporation. In general, this Article IVE provides additional retirement benefits to certain Participants whose Employment with the Company terminates between 60 days after the Merger Date and December 31, 2002, inclusive.

4E.2 Definitions. The following capitalized terms, when used in this Article IVE, shall have the following meanings, notwithstanding any different definitions of such terms elsewhere in the Plan.

(a) “Annuity” means an annuity that is the Actuarial Equivalent of the Lump Sum, determined on the basis of the actuarial assumptions applicable under Section 5.6 of the Plan.

(b) “Disabled Employee” means an Active Participant who is receiving benefits pursuant to the Company’s Disabilitant Plan or Long Term Disabilitant Plan at any time during the Merger Separation Period.

(c) “Election Period” means the 45-day period beginning on the date an Eligible Participant receives a Program enrollment package.

(d) “Eligible Participant” means each Participant, other than an intermittent employee, who satisfies the following applicable requirements:

(1) In the case of a Disabled Employee, he terminates Employment on his Qualified Retirement Date or Qualified Separation Date, whichever applies, pursuant to his irrevocable written election to participate in the Program, which election shall be made in the form and manner provided by the Company and during the applicable Election Period.

(2) In the case of a Participant other than a Disabled Employee or a Participant described in (3) below, he satisfies (A) or (B), and each of (C) and (D), below:

(A) His current position is eliminated as part of the restructuring program related to the merger between the Company and Unicom Corporation; or

(B) He is offered a position or a transfer (either between or within business units) as part of the merger between the Company and Unicom Corporation that results in one or more of the following:

(i) an increase in one-way commuting distance of more than 50 miles;

(ii) a substantial change in major position responsibilities and duties, as determined by the Company acting as employer and not as a fiduciary;

(iii) a lower job band; or

(iv) a lower annual base salary.

(C) His position is identified by the Company for elimination, transfer or change, whichever applies, he is notified of such elimination, transfer or change no later than sixty days before December 31, 2002 and, in the case of a transfer described in paragraph (2)(B) above, he elects in writing, in the form and manner provided by the Company and during the Election Period, to participate in the Program.

(D) He continues in Employment with the Company or an Affiliate in the same position (unless transferred at the direction of the Company) until, but not beyond, his Qualified Retirement Date or Qualified Separation Date, if any, whichever applies; provided, however, that this requirement shall not apply in the event the Participant ceases active employment with the Company or an Affiliate earlier due to a disability on account of illness or accident which such Employee is eligible and receives disability benefits under a disability benefit plan sponsored by the Company.

(3) In the case of an Active Participant who is a nonexempt, hourly craft employee, one or more positions in his job classification are eliminated as part of the restructuring program related to the merger between the Company and Unicom Corporation, and

(A) if there are multiple such positions that are eliminated in his job classification and the number of such Active Participants who elect to participate in the Program exceeds the number of positions eliminated, Eligible Participants will be identified based on seniority; or

(B) if there are multiple such positions that arc eliminated in his job classification and the number of such Active Participants who elect to participate in the Program is less than the number of positions eliminated, Eligible Participants will be identified based on the criteria described in the Company’s suspended Reduction in Force Policy.

(4) His Employment, if any, is not terminated prior to his Qualified Retirement Date or Qualified Separation Date, whichever applies, for any reason not related to the merger between the Company and Unicom Corporation.

(5) He executes a written release and waiver of claims in favor of the Company and the Affiliates in a form provided by the Company and within the time period required by the Company. Such release and waiver of claims shall become irrevocable if it is not withdrawn, in writing in a form acceptable to the Plan Administrator, within seven (7) calendar days following its submission to the Plan Administrator.

(e) “Enhanced Age” means:

(1) in the case of a Retirement-Eligible Participant, his actual Age plus twelve (12) additional months; and

(2) in the case of a Separation-Eligible Participant, his actual Age plus the number of months included in his Special Payment Period.

(f) “Enhanced Benefit Years” means:

(1) in the case of a Retirement-Eligible Participant, his actual Benefit Years (up to a maximum of 40) plus twelve (12) additional months; and

(2) in the case of a Separation-Eligible Participant, his actual Benefit Years (up to a maximum of 40) plus the number of months equal to one-fourth of the number of weeks included in Section 4E.2(r)(2) (up to a maximum of twenty-four (24) weeks), rounded to the nearest whole number of months (with remainders of one-half(l/2) rounded to the next higher whole number).

(g) “Enhanced Vesting Years” means:

(1) in the case of a Retirement-Eligible Participant, his actual Vesting Years plus twelve (12) additional months; and

(2) in the case of a Separation-Eligible Participant, his actual Vesting Years plus the number of months equal to one-fourth of the number of weeks included in Section 4E.2(r)(2) (up to a maximum of twenty-four (24) weeks), rounded to the nearest whole number of months (with remainders of one-half (1/2) rounded to the next higher whole number).

(h) “Lump Sum” means a fixed dollar amount equal to the following:

(1) in the case of a Retirement-Eligible Participant, 26 multiplied by his Weekly Base Pay; and

(2) in the case of a Separation-Eligible Participant, the sum of (A) and (B) below:

(A) 52 multiplied by his Weekly Base Pay; and

(B) the number of full Vesting Years as of his Qualified Separation Date that are in excess often (10) but not in excess of thirty-six (36), if any, multiplied by his Weekly Base Pay.

(i) “Merger Separation Period” means the time period beginning sixty (60) days before the Merger Date and ending on December 31, 2002, inclusive.

(j) “Program” refers to the enhanced benefits provided pursuant to this Article IVE.

(k) “Qualified Retirement Date” means the date during the Merger Separation Period. as determined by the Company, that a Retirement-Eligible Participant may retire from the Company and receive Retirement Benefits.

(l) “Qualified Separation Date” means the date during the Merger Separation Period, as determined by the Company, that a Separation-Eligible Participant may terminate his Employment and receive Separation Benefits.

(m) “Retirement Benefits” means the benefits described in Section 4E.4.

(n) “Retirement-Eligible Participant” means an Eligible Participant who:

(1) is at least Age 50 with five (5) or more Vesting Years as of his Qualified Retirement Date; or

(2) satisfies the requirements of paragraph (1) above after taking into account his Enhanced Age and/or his Enhanced Vesting Years.

(o) “Separation Benefits” means the benefits described in Section 4E.5.

(p) “Separation-Eligible Participant” means an Eligible Participant who:

(1) is not a Retirement-Eligible Participant; or

(2) is a Retirement-Eligible Participant who, in accordance with Section 4E.3, elects to receive Separation Benefits.

(q) “Special Payment Period” means, for a Separation-Eligible Participant, the sum of (1) and (2) below:

(1) twelve (12) months; and

(2) one (1) week for each full Vesting Year as of his Qualified Separation Date in excess often (10) but not in excess of thirty-six (36), if any.

(r) “Weekly Base Pay” means:

(1) in the case of an Eligible Participant who was compensated on a salaried basis as of the later of his Employment Date or August 1, 2000, the Eligible Participant’s weekly base salary as of such date, adjusted for any subsequent merit increases (or for a pro rata portion of such merit increases if such increases are based on a greater regularly scheduled workweek than the Eligible Participant’s regularly scheduled workweek as of the later of his Employment Date or August 1, 2000);

(2) in the case of an Eligible Participant who was compensated on a non-salaried basis as of the later of his Employment Date or August 1, 2000, the number of hours per week such Eligible Participant was regularly scheduled to work as of such date multiplied by his regular hourly rate in effect on the day before his Separation from Service, and

(3) in the case of a Disabled Participant, the amount calculated in accordance with (1) or (2) above, whichever applies, determined as of the last day the Participant performed services for the Company immediately prior to the occurrence of his disability.

4E.3 Elections of the Retirement and Separation Benefits. Any Retirement-Eligible Participant shall be entitled to elect to receive Retirement Benefits or Separation Benefits, but not both. A Retirement-Eligible Participant must submit to the Company’s Human Resources Department a completed and signed election form, in such form and manner and at such time as may be required by the Administrator.

4E.4 Computation of Retirement Benefits Under the Program.

(a) Each Retirement-Eligible Participant who has not elected Separation Benefits in accordance with Section 4E.3 shall be entitled to early retirement benefits regardless of the number of Vesting Years with which he has been credited. Such early retirement benefits shall be determined under Section 4.3; provided, however, that for purposes of calculating such Retirement-Eligible Participant’s Accrued Benefit and determining any applicable reduction in the amount received upon early retirement: (1) such Participant’s Age on his Benefit Commencement Date shall be deemed to be his Enhanced Age, (2) such Participant’s Benefit Years on his Benefit Commencement Date shall be deemed to be his Enhanced Benefit Years for purposes of Section 3.1(b), (3) such Participant’s aggregate Compensation for purposes of Section 3.1(a)(2) shall he deemed to include an additional amount equal to his annual Compensation for the calendar year ending on or immediately preceding his Qualified Retirement Date, and (4) such Participant’s early retirement benefits shall be determined using the early retirement reduction factors set forth on Schedule A. The Benefit Commencement Date of a Retirement-Eligible Participant shall not be earlier than the date he attains Age 50, determined without regard to his Enhanced Age.

(b) The Accrued Benefit of a Retirement-Eligible Participant who has not elected Separation Benefits, who satisfies the requirements of an Eligible Participant, other than paragraphs 4E.2(d)(2)(D) and 4E.2(d)(5), and who dies before his Qualified Retirement Date shall be calculated by applying paragraph 4E.4(a) as of the date of his death for purposes of determining any death benefit payable on behalf of such Participant pursuant to Sections 5.3 or 5.4, notwithstanding his failure to satisfy paragraphs 4E.2(d)(2)(D) and/or 4E.2(d)(5).

(c) Each Retirement-Eligible Participant who has not elected Separation Benefits and who is not employed by the Company under a change in control agreement shall be entitled to receive an Annuity in addition to his Accrued Benefit, which Annuity shall be paid in accordance with Section 4E.6.

4E.5 Computation of Separation Benefits Under the Program

(a) Each Separation-Eligible Participant shall be entitled to pension benefits determined in accordance with the terms of the Plan; provided, however, that for purposes of calculating such Separation-Eligible Participant’s Accrued Benefit: (1) such Participant’s Age on his Benefit Commencement Date shall be deemed to be his Enhanced Age, (2) such Participant’s Benefit Years on his Benefit Commencement Date shall be deemed to be his Enhanced Benefit Years for purposes of Section 3.1(b), and (3) such Participant’s aggregate Compensation for purposes of Section 3.1(a)(2) shall be deemed to include an additional amount equal to the product of (i) one-twelfth (1/12) of his annual Compensation for the calendar year ending on or immediately preceding his Qualified Separation Date and (ii) the difference between the number of months included in his Enhanced Benefit Years and the number of months included in his actual Benefit Years (up to a maximum of 480).

For purposes of determining any reduction in the amount received by a Separation-Eligible Participant, if the Separation-Eligible Participant’s Enhanced Age as of his Qualified Separation Date is at least 45, he is credited with at least ten (10) Enhanced Vesting Years as of his Qualified Separation Date and his Benefit Commencement Date occurs on or after the date he attains Age 50, determined without regard to his Enhanced Age, such Participant’s pension benefits shall be determined using the enhanced vested pension factors set forth on Schedule B.

(b) The Accrued Benefit of a Separation-Eligible Participant who satisfies the requirements of an Eligible Participant, other than paragraphs 4E.2(d)(2)(D) and 4E.2(d)(5), and who dies before his Qualified Separation Date shall be calculated by applying paragraph 4E.5(a) as of the date of his death for purposes of determining any death benefit payable on behalf of such Participant pursuant to Sections 5.3 or 5.4, notwithstanding his failure to satisfy paragraphs 4E.2(d)(2)(D) and/or 4E.2(d)(5).

(c) Each Separation-Eligible Participant who is not employed by the Company under a change in control agreement shall be entitled to receive an Annuity in addition to his Accrued Benefit, which Annuity shall be paid in accordance with Section 4E.6.

4E.6 Payment and Form of Annuities Under the Program.

(a) Each Eligible Participant described in Sections 4E.4(c) and 4E.5(c) shall receive the sum of (l) the Actuarial Equivalent of his Annuity in the form of a Single Life Annuity commencing on his Normal Retirement Date (determined on the basis of the actuarial assumptions applicable under Appendix A of the Plan) and (2) his Accrued Benefit, with such sum payable at such time, in such form and subject to such adjustments as may otherwise be applicable under Articles IV, IVE and V of the Plan.

In. lieu of receiving such Actuarial Equivalent of his Annuity at such time and in such form as he receives his Accrued Benefits, such Eligible Participant may instead elect to receive immediate payment of his Annuity in accordance with paragraph (b) below or an immediate distribution of his Lump Sum in accordance with paragraph (c) below.

(b) An Eligible Participant may elect) in accordance with the procedure described in Section 4.3, to receive his Annuity immediately, with payment to begin as of his Qualified Retirement Date or his Qualified Separation Date, whichever applies, in the following form:

(1) The Annuity of an Eligible Participant who is unmarried on his Benefit Commencement Date shall be paid in the form of a Single Life Annuity.

(2) The Annuity of an Eligible Participant who is married on his Benefit Commencement Date shall be paid in the form of a Qualified Joint and Survivor Annuity.

(3) In lieu of payment in the form described in (1) above, an Eligible Participant who is unmarried on his Benefit Commencement Date may elect to receive an immediate payment of his Annuity in the form of a contingent annuity, with 50% of the annuity payable upon his death to a contingent beneficiary designated by him. The annuity described in the preceding sentence will be actuarially reduced using the factors described in Appendix A to reflect the payments which may become payable to the beneficiary.

(4) In lieu of payment in the form described in (2) above, an Eligible Participant who is married on his Benefit Commencement Date may elect to receive an immediate payment of his Annuity in the form of a Single Life Annuity.

(c) In lieu of his Annuity, an Eligible Participant may elect to receive an immediate payment of his Lump Sum, with payment to be made as of his Qualified Separation Date or Qualified Retirement Date, whichever applies, in a single sum.

(d) Any election pursuant to paragraph (b)(3),(b)(4) or (c) above by an Eligible Participant shall be made in writing in a manner prescribed by the Company and may be made or revoked at any time within the 90-day period preceding the Benefit Commencement Date but in no event earlier than the date on which the Participant receives the notice described in Section 5.5(a) and, in the case of an Eligible Participant who is married on his Benefit Commencement Date, shall be subject to the spousal consent requirements described in Section 5.7.

(e) In the case of an individual who satisfies the requirements of an Eligible Participant, other than paragraphs 4E.2(d)(2)(D) and 4E.2(d)(5), and who dies before his Qualified Separation Date or Qualified Retirement Date, whichever applies, the Actuarial Equivalent of such Participant’s Annuity in the form of a Single Life Annuity commencing on his Normal Retirement Date (determined on the basis of the actuarial assumptions applicable under Appendix A of the Plan) shall be added to his Accrued Benefit for the purpose of determining any death benefit payable on behalf of such Participant pursuant to Sections 5.3 and 5.4, notwithstanding his failure to satisfy paragraphs 4E.2(d)(2)(D) and/or 4E.2(d)(5).

ARTICLE V. Form of Pensions.

5.1 Unmarried Participants. The monthly annuity of a Participant who is unmarried on his Benefit Commencement Date shall be paid as a Single Life Annuity unless he elects an optional form of benefit under Section 5.3 or receives a lump sum distribution under Section 5.6.

5.2 Married Participants.

(a) The monthly annuity of a Participant who is married on his Benefit Commencement Date, shall be paid as a Qualified Joint and Survivor Annuity, unless he elects an optional form of benefit under Paragraph (b) or Section 5.3 or receives a lump sum distribution under Section 5.6.

(b) A Participant described in Paragraph (a) may elect to waive the Qualified Joint and Survivor Annuity and receive his annuity in the form of a Single Life Annuity. Any such election shall be subject to the spousal consent requirements described in Section 5.7, shall be made in writing in a manner prescribed by the Company and may be made or revoked at any time within the 90 day period preceding the Benefit Commencement Date elected by the Participant but in no event earlier than the date on which the Participant receives the notice described in Section 5.5(a).

5.3 Contingent Annuity Option.

(a) An Active Participant (including a Participant who is treated as an Active Participant for purposes of Section 4.3 and this Section 5.3, but not for any other provision of the Plan) who has at least 14 Benefit Years, or who has attained Age 65 and has at least 5 Benefit Years, or a Participant (including a Participant who continues to be treated as an Active Participant for purposes of Section 4.3 and Section 5.3, but not for any other provision of the Plan) who had a Separation from Service after becoming eligible for early retirement under Section 4.3 (hereinafter referred to as an “Eligible Participant”), may elect, in writing on a form prescribed by the Administrator, a Contingent Annuity Option under which he may designate a percentage of his annuity to be paid upon his death to a contingent beneficiary designated by him. The percentage so designated shall be 25%, 50%, 75% or 100%, as the Participant elects, and may be changed by an Eligible Participant at any time prior to the later of the Participant’s Normal Retirement Date or Separation from Service. The annuity otherwise payable to a Participant electing a Contingent Annuity Option or to his contingent beneficiary will be actuarially reduced using the factors described in Appendix A to reflect the payments which may become payable to the beneficiary. Notwithstanding the above, if the Eligible Participant’s Spouse is designated as contingent beneficiary, the actuarial reduction will not reflect the cost of a joint and survivor annuity option providing a survivor annuity to the Participant’s Spouse of (1) 50% of the amount payable to the Participant, if a 50%, 75% or 100% contingent annuity option is elected, or (2) 25% of the amount payable to the Participant, if a 25% contingent annuity option is elected; provided, however, that the subsidy described in this sentence shall not apply to a former spouse who is to be treated as a Participant’s spouse pursuant to a qualified domestic relations order, unless the qualified domestic relations order specifically provides that such subsidy applies to the former spouse. If the contingent beneficiary is other than the Spouse, the percentage payable to the contingent beneficiary after the Participant’s death may not exceed the applicable percentage from Appendix B. The Contingent Annuity Option of an electing Participant who has a Separation from Service and is not eligible for early retirement under Section 4.3 shall be canceled.

(b) (1) An Eligible Participant’s election or change in election under Paragraph (a) shall become effective on the first of the month next following the date such election or change is properly filed with the Administrator.

(2) An Eligible Participant’s election under Paragraph (a) shall not be valid upon a Participant’s Benefit Commencement Date if such election is not confirmed in writing by such Participant, with spousal consent as described in Section 5.7, within the 90 day period preceding the Benefit Commencement Date, and in no event earlier than the date on which the Participant receives the notice described in Section 5.5(a). If an Eligible Participant has made no election under Paragraph (a), or has made an invalid election, as of his Benefit Commencement Date, such Participant’s pension shall be paid as described in Section 5.1 or 5.2, whichever applies.

(3) (A) The election under Paragraph (a) in effect for an Eligible Participant who is married on the date of his death shall not be valid upon the Participant’s death unless (i) the spousal consent requirements of Section 5.7 are satisfied; (ii) if the Participant’s death occurs after the first day of the Plan Year in which the Participant attains Age 35, the Participant’s election was made or confirmed in writing (with the applicable spousal consent) on or after the first day of such Plan Year, and (iii) in the event that the election in effect under Paragraph (a) does not provide for a survivor benefit to the Participant’s surviving Spouse, the Participant has made no change to his election under Paragraph (a) that has not yet taken effect which would result in a survivor benefit payable to his Spouse. If an Eligible Participant who is married at the time of his death has made no election, or has made an invalid election, the Participant’s surviving Spouse shall receive the benefit described in Section 5.4. With respect to an Eligible Participant described in the preceding sentence, no additional benefit shall be payable to any other contingent beneficiary or to the Participant’s estate.

(B) If an Eligible Participant (1) is unmarried at the time of his death, (2) is survived by one or more children, (3) has not begun receiving any benefits hereunder, and (4) either has failed to make a valid election under Paragraph (A) or is not survived by a designated contingent beneficiary, a benefit equal to the amount that would be payable assuming that the Participant made a valid election under Paragraph (a) and designated a percentage of 100% shall be paid to the Participant’s surviving children, if any, in equal shares. For all purposes of the Plan, where applicable, the person to whom benefits are payable pursuant to this Paragraph (b) shall be treated as the Participant’s contingent beneficiary.

(c) Except as provided in Paragraph (b):

(1) If an electing Participant who has had a Separation from Service whose Contingent Annuity Option has not been canceled dies on or after the effective date of the option, his contingent beneficiary, if surviving, will receive an annuity for life beginning as of the first day of the second month following his death and based upon the designated percentage of the annuity which the Participant was receiving or to which he would have been entitled; provided, however, that, if the contingent beneficiary is the Participant’s surviving Spouse and the designated percentage is at least 50%, payment to the Spouse shall not begin prior to what would have been the Participant’s Normal Retirement Date without the Spouse’s written consent made within the 90-day period preceding the Benefit Commencement Date.

(2) If an electing Active Participant dies on or after the effective date of the option, his contingent beneficiary, if living, shall receive an annuity, for life, beginning as of the first day of the second month following the month in which the Participant’s death occurs, based upon the designated percentage of the benefit to which the Participant would have been immediately entitled if he had retired on the date of his death; provided, however, that, if the contingent beneficiary is the Participant’s surviving Spouse, the designated percentage shall be deemed to be 100%, and payment to such Spouse shall not begin prior to what would have been the Participant’s Normal Retirement Date without the Spouse’s written consent made within the 90-day period preceding the Benefit Commencement Date. For purposes of this Subparagraph only, the annuity to which a Participant would have been entitled shall be his Accrued Benefit reduced in accordance with Section 4.3 and, if applicable, reduced further by 4% per year (to the nearest one-twelfth year) for any period by which his age at the time of his death is less than 50.

(d) (1) If the contingent beneficiary dies after the effective date of the option and after the later of the Participant’s Normal Retirement Date or his Separation from Service, the reduced annuity payable to the Participant will remain in effect.

(2) If the contingent beneficiary dies after the effective date of the option, but prior to the later of the Participant’s Normal Retirement Date or his Separation from Service, the option shall be canceled upon receipt of proof of death. If the Participant has not then reached his Normal Retirement Date or has not had a Separation from Service, the Participant may elect a subsequent Contingent Annuity Option effective immediately upon notice to the Company, subject to the conditions stated herein. If he has reached his Normal Retirement Date and has had a Separation from Service, the Participant may not make any further elections.

(e) Subject to the conditions of Paragraph (a), an Eligible Participant may make or change his election and designate or change a beneficiary and/or designate a revised benefit percentage at any time prior to the later of the Participant’s Normal Retirement Date or Separation from Service. An Eligible Participant may, regardless of whether he has previously made a different election under this Section 5.3, elect in writing to receive his annuity in the form provided in Section 5.1 or 5.2, whichever applies, or in such other form as is permitted under Paragraph (a), subject to the provisions of Section 5.7. The Participant may make such an election at any time before the Benefit Commencement Date but such an election may not be revoked after the Benefit Commencement Date, except as provided in Paragraph (d)(2). Notwithstanding the foregoing, effective July 15, 1990, a Participant who has not reached his Normal Retirement Date and who elects a form of benefit under this Section 5.3 may waive any right to change his election in the future and irrevocably elect a specific Contingent Annuity Option as of his Benefit Commencement Date.

(f) Commencing with payments due September 1, 1986, the minimum monthly annuity to which a designated beneficiary under a Contingent Annuity Option described in this Section 5.3 shall be entitled is $150.

5.4 Death Benefits for Other Vested Participants.

(a) Eligibility. A death benefit shall be payable under this Section 5.4 with respect to a Participant who dies prior to his Benefit Commencement Date if on the date of his death he is married and:

(1) he does not meet the requirements for the Contingent Annuity Option described in Section 5.3, and

(A) he is an Employee who has met the requirements for early or normal retirement under the Plan; or

(B) he is a former Employee who has had a Separation from Service after meeting the requirements of Section 4.3; or

(C) he has been married for at least one year to the same Spouse and has at least five Vesting Years to his credit, or

(2) he does meet the requirements described in Section 5.3 but has made no election, or has made an invalid election, under that Section.

(b) Amount of Benefit. Upon the death of a Participant described in Section 5.4(a), the Participant’s surviving Spouse, if living on the date set forth in Subparagraph (1)-(4) of this Section, whichever shall apply, shall receive a pension in accordance with the following rules:

(1) If the Participant is an Employee who has met the requirements for retirement under Sections 4.1-4.3, the pension to the surviving Spouse shall begin, as elected in writing by the Spouse not more than 90 days prior to the Spouse’s Benefit Commencement Date, on the first day of the month following the month in which the Participant’s death occurs or the first day of any month thereafter, shall end with the payment on the first day of the month in which the Spouse’s death occurs, and shall be in a monthly amount equal to the amount the Spouse would have received if the Participant had a Separation from Service on the date of his death, had survived and retired on the Benefit Commencement Date elected by the Spouse and had elected an immediate pension in the form of a 100% Contingent Annuity Option; provided, however, that (A) the Spouse’s Benefit Commencement Date shall not be later than the later of (i) the Participant’s Normal Retirement Date or (ii) the first day of the month following the month in which the Participant’s death occurs and (B) the benefit payable to the Spouse of a Participant described in Section 5.4(a)(2) shall be determined without regard to any otherwise applicable actuarial reduction reflecting the cost of the 100% Contingent Annuity Option.

(2) If the Participant is an Employee who has not met the requirements for retirement under Sections 4.1-4.3, the pension to the surviving Spouse shall begin, as elected in writing by the Spouse not more than 90 days prior to the Spouse’s Benefit Commencement Date, on the first day of the month following the month in which the Participant would have first been eligible to receive his pension under Section 4.4 if he had a Separation from Service on the date of his death and had not died, or the first day of any month thereafter, shall end with the payment on the first day of the month in which the Spouse’s death occurs, and shall be in a monthly amount equal to the amount the Spouse would have received if the Participant’s Separation from Service had occurred on the day of his death and he had survived and elected to begin receiving his pension in the form of a 100% Contingent Annuity Option on the Benefit Commencement Date elected by the Spouse; provided, however, that (A) the Spouse’s Benefit Commencement Date shall not be later than what would have been the Participant’s Normal Retirement Date and (B) the benefit payable to the Spouse of a Participant described in Section 5.4(a)(2) shall be determined without regard to any otherwise applicable actuarial reduction reflecting the cost of the 100% Contingent Annuity Option.

(3) If the Participant is a former Employee who retired under Sections 4.1-4.3, the pension to the surviving Spouse shall begin, as elected in writing by the Spouse not more than 90 days prior to the Spouse’s Benefit Commencement Date, on the first day of the month following the month in which the Participant’s death occurs or the first day of any month thereafter, shall end with the payment on the first day of the month in which the Spouse’s death occurs, and shall be in a monthly amount equal to the amount the Spouse would have received if the Participant had elected to begin receiving his pension in the form of a 100% Contingent Annuity Option on the Benefit Commencement Date elected by the Spouse; provided, however, that (A) the Spouse’s Benefit Commencement Date shall not be later than the later of (i) the Participant’s Normal Retirement Date or (ii) the first day of the month following the month in which the Participant’s death occurs and (B) the benefit payable to the Spouse of a Participant described in Section 5.4(a)(2) shall be determined without regard to any otherwise applicable actuarial reduction reflecting the cost of the 100% Contingent Annuity Option.

(4) If the Participant is a former Employee who did not meet the requirements for retirement under Sections 4.1-4.3, the pension to the surviving Spouse shall begin, as elected in writing by the Spouse not more than 90 days prior to the Spouse’s Benefit Commencement Date, on the first day of the month following the month in which the Participant would have first been eligible to receive his pension under Section 4.4 if he had not died or the first day of any month thereafter, shall end with the payment on the first day of the month in which the Spouse’s death occurs, and shall be in a monthly amount equal to the amount the Spouse would have received if the Participant elected to begin receiving his actual pension in the form of a 100% Contingent Annuity Option on the Benefit Commencement Date elected by the Spouse; provided, however, that the Spouse’s Benefit Commencement Date shall not be later than what would have been the Participant’s Normal Retirement Date.

5.5 Notice to Participants.

(a) Each Participant shall receive in written nontechnical language a general description or explanation of (1) the forms of payment described in Sections 5.1, 5.2 and 5.3, including information explaining the relative values of each form of payment, (2) the Participant’s right to waive the form of payment described in Section 5.1 or 5.2(a), whichever applies, and elect an optional form of payment and the financial effect of such an election on his pension, (3) the rights of the Participant’s Spouse, if any, with respect to the waiver and election, (4) the Participant’s right to revoke an election to receive an optional form of payment and the effect of such revocation, (5) if the Participant has not reached his Normal Retirement Date, the Participant’s right to defer commencement of his pension until his Normal Retirement Date and the financial effect of such deferment, and (6) a description of the relative value of the optional forms of benefit as compared to the Qualified Joint and Survivor Annuity. Such information shall be furnished to the Participant not less than 30 days and not more than 90 days prior to the Participant’s Benefit Commencement Date, and the time for an election under this Section shall begin no earlier than the date such information is furnished.

Notwithstanding the foregoing, effective for Plan Years beginning on or after January 1, 1997, the Participant’s Benefit Commencement Date may be fewer than 30 days after the explanation described in this Section is provided if:

(1) the Participant is given notice of his right to a 30-day period in which to consider whether to (i) waive the normal form of benefit and elect an optional form and (ii) to the extent applicable, consent to the distribution;

(2) the Participant affirmatively elects a distribution and a form of benefit and the Spouse, if necessary, consents to the form of the benefit elected;

(3) the Participant is permitted to revoke his affirmative election at any time prior to his Benefit Commencement Date, or if later, the expiration of a 7-day period beginning on the day after the explanation described in this Section is provided to the Participant;

(4) the Benefit Commencement Date is after the date the Administrator receives written notice of the Participant’s intent to begin receiving benefits; and

(5) distribution to the Participant does not commence before the expiration of the 7-day period described in paragraph (3) above.

Notwithstanding the foregoing, effective for Plan Years beginning on or after January 1, 2004, the Participant’s Benefit Commencement Date may precede the explanation described in this Section, if the Participant so elects, provided that the following conditions are satisfied:

(5) the date the on which the first payment to be received by the Participant is made (the “initial payment date”) shall be no earlier than thirty (30) days following the date that the notice is furnished to the Participant, except that the initial payment date may be as early as the seventh day after such notice is provided if (i) such notice clearly indicates that the Participant has a right to a period of thirty (30) days after receiving the notice to consider to waive the basic forms of distribution provided under the Plan and to elect (with spousal consent) an optional form of benefit, (ii) the Participant affirmatively elects a form of distribution with the consent of his Spouse (if required) to commence as of the initial payment date, and (iii) the Participant is permitted to revoke such election until the initial payment date;

(6) the notice shall be provided to the Participant no more than ninety (90) days before the initial payment date, however, the Plan will not fail to satisfy the ninety (90)- day requirement if the delay in providing the distribution is due solely to an administrative delay;

(7) the Participant is not permitted to elect an Benefit Commencement Date that precedes the date upon which the Participant could have otherwise started receiving benefits under the terms of the Plan as in effect on the Benefit Commencement Date;

(8) to the extent that a Participant has not received any payments for the period from the Benefit Commencement Date to the initial payment date, the Participant shall receive a one-time payment to reflect any such missed payments (a “make-up payment”). Such make-up payment shall be adjusted for interest from the period beginning on the Benefit Commencement Date and ending on the initial payment date, which shall be calculated with respect to such payments that would have been received prior to the initial payment date. The interest rate used to compute the adjustment described in the preceding sentence shall equal the 30 Year Treasury rate for December of the preceding Plan Year. Notwithstanding the foregoing, with respect to any Annuity Starting Date on or after January 1, 2008, the interest rate used to compute the adjustment described in the sentence above shall be the interest rate as specified or prescribed by the Commissioner of the Internal Revenue Service for purposes of Section 417(e)(3) of the Code, in revenue rulings, notices or other guidance for November of the preceding Plan Year. For purposes of Section 4.6 of the Plan, the limitations set forth therein shall comply with the adjustments required thereto pursuant to Treasury Regulation 1.417(e)-1 with respect to any Benefit Commencement Date described in this paragraph which is a “retroactive annuity starting date” as defined for purposes of such Regulation; and

(9) if a Participant who is married elects to commence the Participant’s benefit as of the initial payment date pursuant to this paragraph, then the Participant’s Spouse (including an alternate payee who is treated as the Participant’s spouse under a qualified domestic relations order), determined as of the initial payment date, must consent to such election if the survivor benefits payable as of the Benefit Commencement Date are less than the survivor benefits payable under the benefit described in Section 5.2(a) of the Plan as of the initial payment date.

(b) Each Eligible Participant described in Section 5.3(a) shall receive a written explanation of (1) the terms and conditions of the pre-retirement survivor annuity described in Section 5.4, (2) the Participant’s right to waive such survivor annuity in favor of the death benefit under a Contingent Annuity Option and the effect of such waiver, (3) the rights of the Participant’s Spouse with respect to such waiver, and (4) the Participant’s right to revoke such waiver and the effect of such revocation. Such explanation shall be provided when the Participant first becomes an Eligible Participant described in Section 5.3(a) and, if the Eligible Participant has not attained Age 32 at the time of the first notice, again within the three-year period that begins on the first day of the Plan Year in which the Participant attains Age 32.

5.6 Cash-Outs. Effective on such date as shall be determined by the Company, if the Actuarial Equivalent single-sum value, determined as of the date of distribution, of the vested Accrued Benefit of a Participant who has had a Separation from Service, or of the benefit payable to a Spouse or other beneficiary under Section 5.3 or 5.4 by reason of the Participant’s death prior to his Benefit Commencement Date, is $5,000 or less, or, for distributions occurring on or after March 28, 2005, $1,000 or less, the benefit shall be paid, as soon as administratively practicable following the later of (a) the Participant’s Separation from Service or death, or (b) the effective date of this Section 5.6, as a single-sum in settlement of all liabilities of the Plan in connection with the Participant; provided, however, that no such payment shall be made after such benefit has commenced in any other form.

5.7 Spousal Consent. No Participant’s election:

(a) to waive the Qualified Joint and Survivor Annuity in favor of a form of payment other than a Contingent Annuity Option providing for payment of at least 50% of the Participant’s annuity to his surviving Spouse, or

(b) to waive the death benefit described in Section 5.4 in favor of the death benefit payable under a form of payment other than a Contingent Annuity Option described in Paragraph (a), above,

shall be effective with respect to a Participant who is married unless the Participant’s Spouse (as of the Benefit Commencement Date or date of death, whichever applies) consents thereto in writing, and such consent (1) acknowledges the effect of the election, (2) specifies the designated beneficiary or consents to such designation and consents prospectively to any subsequent designation of beneficiary made by the Participant, acknowledging the Spouse’s right to limit consent to a specific alternate beneficiary, (3) specifies the optional form of payment or consents to such election and consents prospectively to any subsequent choice of optional form made by the Participant, acknowledging the Spouse’s right to limit consent to a specific optional form, and (4) is witnessed by a Plan representative or by a notary public, or the Administrator finds that the Spouse cannot be located.

5.8 Minimum Distribution Requirements. Notwithstanding anything in the Plan to the contrary, the form and timing of all distributions under the Plan to any Participant, including a Participant whose Separation from Service occurred prior to January 1, 1989, shall be in accordance with Section 401(a)(9) of the Code and regulations issued thereunder, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code and Treas. Reg. §1.401(a)(9)-2.

5.9 Application for Benefits. Except as provided in Section 5.6 or in Section 5.3(c) for a non-Spouse contingent beneficiary, benefit payments shall commence when properly written application for same is received by the Administrator. In the event that a Participant, or the Spouse of a deceased Participant entitled to benefits under the Plan fails to apply to the Administrator by the earlier of (a) the Participant’s Normal Retirement Date or the date of the Participant’s Separation from service, if later, or (b) the end of the calendar year in which the Participant attains age 70-1/2, the Administrator shall make diligent efforts to locate such Participant or Spouse and obtain such application. In the event the Participant or Spouse fails to make application by the Participant’s Required Beginning Date, subject to Section 10.6, the Administrator shall commence distribution as of the Required Beginning Date without such application. No payments shall be made for the period in which benefits would have been payable if the Participant or Spouse had made timely application therefor; provided, however, that, if the Participant’s Benefit Commencement Date or, if the Participant has died, his Spouse’s Benefit Commencement Date, has been delayed until after the Participant’s Normal Retirement Date solely by reason of failure to make application, and not by reason of Suspension Service as described in Section 4.11(b), the benefit payable (i) to the Participant on and after his Benefit Commencement Date, or (ii) to the Participant’s Spouse on and after the Spouse’s Benefit Commencement Date, shall be equal to the Actuarial Equivalent of the benefit the Participant or the Spouse would have received had benefits commenced on the Participant’s Normal Retirement Date, as determined to reflect the deferral of benefit commencement.

5.10 Direct Rollovers. In the event any payment or payments under the Plan to be made to a “eligible distributee” would constitute an “eligible rollover distribution,” such eligible distributee may request that, in lieu of payment to the eligible distributee, all or part of such payment or payments be rolled over directly from the Trustee to the trustee of an “eligible retirement plan.” Any such request shall be made at the time and in the manner prescribed by the Administrator or its delegate, subject to such requirements and restrictions as may be prescribed by applicable Treasury regulations. For purposes of this Section 5.10:

(a) “eligible distributee” shall include the Participant, his Spouse or his alternate payee under a qualified domestic relations order within the meaning of Section 414(p) of the Code or, effective January 1, 2008, the Participant’s beneficiary who is not the Participant’s Spouse;

(b) “eligible rollover distribution” shall mean a distribution from the Plan, excluding (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) over the life (or life expectancy) of the eligible distributee, the joint lives (or joint life expectancies) of the eligible distributee and eligible distributee’s designated beneficiary, or a specified period of ten (10) or more years, and (ii) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and

(c) “eligible retirement plan” shall mean (i) an individual retirement account described in Section 408(a) of the Code, (ii) an individual retirement annuity described in Section 408(b) of the Code, (iii) an annuity plan described in Section 403(a) of the Code, (iv) a qualified plan the terms of which permit the acceptance of rollover distributions, (v) an eligible deferred compensation plan described in Section 457(b) of the Code that is maintained by an eligible employer described in Section 457(e)(i)(A) of the Code that shall separately account for the distribution, (vi) an annuity contract described in Section 403(b) of the Code or (vii) an individual retirement plan described in Section 408A(b) of the Code; provided, however, that (x) with respect to a plan described in clause (vii), for transfers occurring before January 1, 2010, the eligible distributee meets the requirements of Section 408A(c)(3)(B) of the Code and (y) with respect to a distribution (or portion of a distribution) to a person who is not the Participant or the surviving Spouse of the Participant, “eligible retirement plan” shall mean only a plan described in clause (i) or (ii) or, effective January 1, 2010, clause (vii), that, in either case, is established for the purpose of receiving such distribution on behalf of such person.

5.11. Special Lump Sum Payment Option. (a) Eligibility. A Participant (but not his or her Beneficiary) may elect to receive, during the election period described in Paragraph (b), his or her deferred Accrued Benefit (“Deferred Annuity”) under Section 4.4 of the Plan in the form of a lump sum payment (“Special Lump Sum Payment”) or, an “Immediately Commencing Annuity” (as defined below); provided, however, that:

(i) the Participant has a termination of employment on or prior to June 30, 2012 and does not die and is not rehired during the period beginning July 1, 2012 and ending on the date payment is made or commences in accordance with this Section 5.11;

(ii) such termination of employment is not on account of the Participant’s disability, following which the Participant is receiving long-term disability payments under any long-term disability program of an Employer, including on June 30, 2012;

(iii) the Participant’s Deferred Annuity is not subject to a qualified domestic relations order as defined in Section 414(p) of the Code;

(iv) the Participant is not immediately, as of his or her termination of employment, eligible for early retirement benefits in accordance with this Article IV;

(v) the Participant is not on a leave of absence or layoff from an Employer on June 30, 2012;

(vi) the Participant is not 70 1⁄2 years of age or older as of October 1, 2012; and

(vii) the Participant can be located, after a diligent search, as necessary, by the Plan Administrator before July 1, 2012.

For each such Participant described in this Paragraph (a), the term “Immediately Commencing Annuity” shall mean, as applicable, either:

(i) with respect to a Participant eligible to commence receipt of his or her Deferred Annuity as of December 1, 2012, in accordance with the requirements of Section 4.4, any applicable optional form of annuity described in Article V; or

(ii) with respect to any other Participant, a single life annuity, 50% “qualified joint and survivor annuity” (within the meaning Section 417(b) of the Code) or a 75% “qualified optional survivor annuity” (within the meaning Section 417(g) of the Code).

(b) Election and Election Period. To receive the distribution of benefits described in Paragraph (a), an eligible Participant must voluntarily elect to receive a distribution pursuant to this Section 5.11 by completing an election form and spousal waiver, if required, provided by the Administrator, and submitting such forms to the Administrator after October 1, 2012 and before the following dates, as applicable,

(i) November 15, 2012, with respect to a Participant who elects a Special Lump Sum Payment; and

(iii) December 15, 2012, with respect to a Participant who elects an Immediately Commencing Annuity,

or such other period during 2012 determined by the Administrator.

The Administrator shall provide each eligible Participant, not less than 30 days and not more than 180 days before the Benefit Commencement Date, an application form including a general description of the material features, as well as an explanation of the relative values and financial effect, of the optional forms of benefit available under this Section 5.11, in a manner that satisfies the notice requirements of Section 417(a)(3) of the Code and the regulations thereunder. The form shall indicate the Participant’s right to waive a survivor annuity, his or her surviving Spouse’s right to consent to such waiver or refuse such consent, and the right to revoke any waiver, within the 180 day period preceding the Benefit Commencement Date, and shall include a description of the right of the Participant, if any, to defer receipt of a distribution and the consequences of failure to defer such receipt, in accordance with Treasury guidance under Section 411(a)(11) of the Code.

(c) Amount of Payment. The Special Lump Sum Payment shall equal the actuarial equivalent of the Participant’s nonforfeitable Deferred Annuity, based on the following factors:

(i) the applicable interest rate described in Section 417(e)(3) of the Code for August of 2011;

(ii) an assumed commencement date of the later of (A) age 65, and (B) the Participant’s age as of December 1, 2012; and

(iii) the applicable mortality table, as defined in Section 417 of the Code and the regulations promulgated thereunder.

The Immediately Commencing Annuity shall be calculated:

(i) in accordance with the applicable terms of the Plan, for a Participant who is eligible to immediately commence benefits under the terms of the Plan as of the payment date set forth in Paragraph (d); and

(ii) as the actuarial equivalent of the Special Lump Sum Payment, for each other Participant.

(d) Payment of Benefit. If an eligible Participant elects the distribution of his or her Deferred Annuity in accordance with this Section 5.11, payment shall be made, or commence to be made, on or before December 1, 2012, or as soon as administratively practicable thereafter.

(e) Death and Rehire. If an eligible Participant elects the distribution of his or her Deferred Annuity in accordance with this Section 5.11 and subsequently dies or is rehired as an Employee before distributions commence, his or her election shall be null and void and the Participant’s benefit shall be paid pursuant to the Plan without regard to this Section 5.11. Notwithstanding anything contained herein to the contrary, upon distribution of a Special Lump Sum Payment or an Immediately Commencing Annuity made to an individual in accordance with this Section 5.11, in the event of the individual’s rehire with an Employer following the date such distribution is made, the individual shall not be eligible to participate in the Plan during such period of rehire and may be eligible to participate in the Exelon Corporation Cash Balance Pension Plan or the Exelon Corporation Pension Plan for Bargaining Unit Employees (or such other plan that applies to employees of an Employer hired on or after December 1, 2012), as applicable, in accordance with their terms and conditions.

ARTICLE VI. Breaks in Service.

6.1 Whenever used in this Article:

(a) “One-Year Break in Service” means a calendar year in which an Employee completes 500 or fewer Hours of Service.

(b) “Reemployment Date” means the first day on which an Employee who has had a Separation from Service completes an Hour of Service in a calendar year that is not a One-Year Break in Service.

(c) “Reemployment Eligibility Computation Period” means an Eligibility Computation Period determined as if the Employee’s Employment Date were his Reemployment Date.

6.2 If an Employee has a Separation from Service before he has met the requirements for retirement under Sections 4.1-4.3 or for a deferred annuity under Section 4.4, he shall be deemed to have received a distribution of his entire nonforfeitable Accrued Benefit of zero dollars upon such Separation from Service and his Eligibility Years, Accrued Benefit, Benefit Years, and Vesting Years shall be canceled.

6.3 If an Employee completes at least 1000 Hours of Service in a Reemployment Eligibility Computation Period he shall be credited with an Eligibility Year.

6.4 (a) The Eligibility Years of an Employee whose Eligibility Years have been canceled shall be restored if:

(1) he is credited with an Eligibility Year with respect to a Reemployment Eligibility Computation Period that begins on or after his Reemployment Date; and

(2) he again becomes an Employee at a time when the number of consecutive One-Year Breaks in Service he has incurred is less than the greater of five or the number of Eligibility Years the Employee had to his credit on account of his employment prior to the first One-Year Break in Service.

(b) If a former Employee whose Eligibility Years were not canceled under Section 6.2 or are restored under this Section becomes an Eligible Employee, he shall become an Active Participant as of the later of the day he so becomes an Eligible Employee or the day he would have become an Active Participant under Article II if he had been an Eligible Employee at all times since his prior Separation from Service. If a former Employee whose Eligibility Years were canceled under Section 6.2 and are not restored under this Section becomes an Eligible Employee, he shall become an Active Participant as provided in Article II, except that his Reemployment Date shall be treated as his Employment Date.

6.5 The Benefit Years and Accrued Benefit of an Employee whose Benefit Years have been canceled shall be restored upon his reemployment if his Eligibility Years are restored under Section 6.4. If a Participant’s Benefit Years and Accrued Benefit were not canceled pursuant to Section 6.2 upon his prior Separation from Service, his Benefit Years earned prior to his Separation from Service shall be aggregated with his Benefit Years earned after his Reemployment Date for purposes of determining the Participant’s Accrued Benefit; provided, however, that:

(a) if the Participant previously received a single-sum distribution under Section 5.6 on or before the close of the second Plan Year following the Plan Year in which the Participant’s Separation from Service occurred, the Participant’s Benefit Years earned prior to his Separation from Service shall be disregarded upon his reemployment; or

(b) if the Participant received a single-sum distribution under Section 5.6 on a date later than that described in Paragraph (a), the Participant’s Accrued Benefit determined on and after his reemployment shall be reduced by the Actuarial Equivalent of the distribution received by the Participant under Section 5.6 upon his prior Separation from Service.

6.6 The Vesting Years of an Employee whose Vesting Years have been canceled shall be restored if:

(a) he is credited with a Vesting Year after his Reemployment Date; and

(b) he again becomes an Employee at a time when the number of consecutive One-Year Breaks in Service he has incurred is less than the greater of five or the number of Vesting Years the Employee had to his credit on account of his employment prior to the first One-Year Break in Service.

6.7 Notwithstanding any provision in the Plan to the contrary, effective January 1, 1996, an Employee who was transferred to COPCO and whose benefits were transferred from the Plan in connection with the sale of COPCO shall receive, upon such Employee’s Reemployment Date, credit for years of service with the Company prior to such transfer for purposes of calculating Eligibility Years and Vesting Years (but not Benefit Years).

ARTICLE VII. Contributions.

7.1 Contributions by the Company. The Company shall contribute each year an amount actuarially determined to be sufficient to provide the benefits under the Plan. All Company contributions to the Plan are conditioned upon their deductibility for Federal income tax purposes. The Company reserves the right, however, to reduce, suspend or discontinue its contributions under the Plan for any reason at any time. Except as provided in this Section or Section 9.2, it shall be impossible for any part of the Company’s contributions to revert to the Company, or to be used for, or diverted to, any purpose other than for the exclusive benefit of Participants, annuitants and their beneficiaries. In the case of a contribution (a) made by the Company as a mistake of fact, or (b) for which a tax deduction is disallowed, in whole or in part, by the Internal Revenue Service, the Company shall receive a refund of said contribution within one year after payment of a contribution as a mistake of fact, or within one year after disallowance of a tax deduction, to the extent of such disallowance, as the case may be.

7.2 Source of Benefits. All benefits under the Plan shall be paid exclusively from the Fund, and the Company shall have no duty to contribute thereto except as provided in this Article.

ARTICLE VIII. Administration.

8.1 The Administrator. (a) In General. The Company acting through its Vice President, Health & Benefits, or such other person or committee appointed by the Chief Human Resources Officer from time to time (such vice president or other person or committee, the “Administrator”), shall be the “administrator” of the Plan, within the meaning of such term as used in ERISA. In addition, the Administrator shall be the “named fiduciary” of the Plan, within the meaning of such term as used in ERISA, solely with respect to administrative matters involving the Plan and not with respect to any investment of the Plan’s assets. The Administrator shall have the following duties, responsibilities and rights:

(i) The Administrator shall have the duty and discretionary authority to interpret and construe this Plan in regard to all questions of eligibility, the status and rights of Participants, Retirees, Beneficiaries and other persons under this Plan, and the manner, time, and amount of payment of any distributions under this Plan. The determination of the Administrator with respect to an Employee’s years of Credited Service, the amount of the Employee’s Earnings, Highest Average Annual Pay, Federal Benefit and any other matter affecting payments under the Plan shall be final and binding. Benefits under the Plan shall be paid to a Participant or Beneficiary only if the Administrator, in his discretion, determines that such person is entitled to benefits.

(ii) Each Employer shall, from time to time, upon request of the Administrator, furnish to the Administrator such data and information as the Administrator shall require in the performance of his duties.

(iii) The Administrator shall direct the Trustee to make payments of amounts to be distributed from the Trust under Article 6 (relating to Service Annuity forms). In addition, it shall be the duty of the Administrator to certify to the Trustee the names and addresses of all Retirees, the amounts of all Service Annuities, the dates of death of Retirees and all proceedings and acts of the Administrator necessary or desirable for the Trustee to be fully informed as to the Service Annuities to be paid out of the Trust.

(iv) The Administrator shall have all powers and responsibilities necessary to administer the Plan, except those powers that are specifically vested in the Investment Office, the Corporate Investment Committee or the Trustee.

(v) The Administrator may require a Participant or Beneficiary to complete and file certain applications or forms approved by the Administrator and to furnish such information requested by the Administrator. The Administrator and the Plan may rely upon all such information so furnished to the Administrator.

(vi) The Administrator shall be the Plan’s agent for service of legal process and forward all necessary communications to the Trustee.

(b) Removal of Administrator. The Chief Human Resources Officer shall have the right at any time, with or without cause, to remove the Administrator (including any member of a committee that constitutes the Administrator). The Administrator may resign and the resignation shall be effective upon delivery of the written resignation to the Chief Human Resources Officer or upon the Administrator’s termination of employment with the Employers. Upon the resignation, removal or failure or inability for any reason of the Administrator to act hereunder, the Chief Human Resources Officer shall appoint a successor. Any successor Administrator shall have all the rights, privileges and duties of the predecessor, but shall not be held accountable for the acts of the predecessor. None of the Company, any officer, employee or member of the board of directors of the Company who is not the Chief Human Resources Officer, nor any other person shall have any responsibility regarding the retention or removal of the Administrator.

8.2 The Investment Office. The Investment Office shall be the “named fiduciary” of the Plan, within the meaning of such term as used in ERISA, solely with respect to matters involving the investment of assets of the Plan and, any contrary provision of the Plan notwithstanding, in all events subject to the limitations contained in Section 404(a)(2) of ERISA and all other applicable limitations. In addition to the duties, responsibilities and rights of the Investment Office set forth in Article 8, the Investment Office shall have the following duties, responsibilities and rights:

(i) The Investment Office shall be the “named fiduciary” for purposes of directing the Trustee as to the investment of amounts held in the Fund and for purposes of appointing one or more investment managers as described in ERISA.

(ii) The Investment Office shall submit to the Corporate Investment Committee annual manager review results and such other reports and documents as may be necessary for the Corporate Investment Committee to monitor the activities and performance of the Investment Office.

(iii) Each Employer shall, from time to time, upon request of the Investment Office, furnish to the Investment Office such data and information as the Investment Office shall require in the performance of its duties.

8.3 The Corporate Investment Committee. The Company acting through the Corporate Investment Committee shall be responsible for overall monitoring of the performance of the Investment Office. The Corporate Investment Committee shall have the following duties, responsibilities and rights:

(i) The Corporate Investment Committee shall monitor the activities and performance of the Investment Office and shall review annual manager review results and any other reports and documents submitted by the Investment Office.

(ii) The Corporate Investment Committee shall have authority to approve asset allocation recommendations of the Investment Office, and approve the retention or firing of any investment consultant (but not any investment manager), custodian or trustee, as recommended by the Investment Office.

(iii) The Corporate Investment Committee and the Company’s Chief Investment Officer shall have the right at any time, with or without cause, to remove one or more employees of the Exelon Investment Office or to appoint another person or committee to act as Investment Office. Any successor Investment Office employee shall have all the rights, privileges and duties of the predecessor, but shall not be held accountable for the acts of the predecessor.

The power and authority of the Corporate Investment Committee with respect to the Plan shall be limited solely to the monitoring and removal of the employees of the Investment Office and approval of the recommendations specified in clause (ii) above. The Corporate Investment Committee shall have no responsibility for making investment decisions, appointing or firing investment managers or for any other duties or responsibilities with respect to the Plan, other than those specifically listed herein.

8.4 Status of Administrator, the Investment Office and the Corporate Investment Committee. The Administrator, any person acting as, or on behalf of, the Investment Office, and any member of the Corporate Investment Committee may, but need not, be an Employee, trustee or officer of an Employer and such status shall not disqualify such person from taking any action hereunder or render such person accountable for any distribution or other material advantage received by him under this Plan, provided that no Administrator, person acting as, or on behalf of, the Investment Office, or any member of the Corporate Investment Committee who is a Participant shall take part in any action of the Administrator or the Investment Office on any matter involving solely his rights under this Plan.

8.5 Notice to Trustee of Members. The Trustee shall be notified as to the names of the Administrator and the person or persons authorized to act on behalf of the Investment Office.

8.6 Allocation of Responsibilities. Each of the Administrator, the Investment Office and the Corporate Investment Committee may allocate their respective responsibilities and may designate any person, persons, partnership or corporation to carry out any of such responsibilities with respect to the Plan. Any such allocation or designation shall be reduced to writing and such writing shall be kept with the records of the Plan.

8.7 General Governance. The Corporate Investment Committee shall elect one of its members as chairman and appoint a secretary, who may or may not be a member of such Committee. All decisions of the Corporate Investment Committee shall be made by the majority, including actions taken by written consent. The Administrator, the Investment Office and the Corporate Investment Committee may adopt such rules and procedures as it deems desirable for the conduct of its affairs, provided that any such rules and procedures shall be consistent with the provisions of the Plan.

8.8 Indemnification. The Employers hereby jointly and severally indemnify the Administrator, the persons employed in the Exelon Investment Office, the members of the Corporate Investment Committee, the Chief Human Resources Officer, and the directors, officers and employees of the Employers and each of them, from the effects and consequences of their acts, omissions and conduct in their official capacity with respect to the Plan (including but not limited to judgments, attorney fees and costs with respect to any and all related claims, subject to the Company’s notice of and right to direct any litigation, select any counsel or advisor, and approve any settlement), except to the extent that such effects and consequences result from their own willful misconduct. The foregoing indemnification shall be in addition to (and secondary to) such other rights such persons may enjoy as a matter of law or by reason of insurance coverage of any kind.

8.9 No Compensation. None of the Administrator, any person employed in the Exelon Investment Office nor any member of the Corporate Investment Committee may receive any compensation or fee from the Plan for services as the Administrator, Investment Office or a member of the Corporate Investment Committee; provided, however that nothing contained herein shall preclude the Plan from reimbursing the Company or any Affiliate for compensation paid to any such person if such compensation constitutes “direct expenses” for purposes of ERISA. The Employers shall reimburse the Administrator, the persons employed in the Exelon Investment Office and the members of the Corporate Investment Committee for any reasonable expenditures incurred in the discharge of their duties hereunder.

8.10 Employ of Counsel and Agents. The Administrator, the Investment Office and the Corporate Investment Committee may employ such counsel (who may be counsel for an Employer) and agents and may arrange for such clerical and other services as each may require in carrying out its respective duties under the Plan.

8.11 Claims Procedures. Any Participant or distributee who believes he is entitled to benefits in an amount greater than those which he is receiving or has received may file a claim with the Administrator (or its delegate). Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant. The Administrator (or its delegate) shall review the claim and, unless special circumstances require an extension of time, within 90 days after receipt of the claim, give notice to the claimant, either in writing by registered or certified mail or in an electronic notification, of the decision with respect to the claim. Any electronic notice delivered to the claimant shall comply with the standards imposed by applicable regulations. If it is determined that special circumstances require an extension of time for processing the claim, the claimant shall be so advised in writing within the initial 90-day period and in no event shall such an extension exceed 90 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which it is expected that the benefit determination will be rendered. The notice of the decision with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, shall notify the claimant of the adverse benefit determination and shall set forth the specific reasons for the adverse determination, the references to the specific Plan provisions on which the determination is based, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such material or information is necessary, and a description of the claim review procedure under the Plan and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502 of ERISA following an adverse benefit determination on review. The notice shall also advise the claimant that the claimant or the claimant’s duly authorized representative may request a review by the Administrator (or its delegate) of the adverse benefit determination by filing, within 60 days after receipt of a notification of an adverse benefit determination, a written request for such review. The claimant shall be informed that, within the same 60-day period, he (a) may be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and (b) may submit written comments, documents, records and other information relating to the claim for benefits. If a request is so filed, review of the adverse benefit determination shall be made by the Administrator (or its delegate) within, unless special circumstances require an extension of time, 60 days after receipt of such request, and the claimant shall be given written notice of the final decision. If it is determined that special circumstances require an extension of time for processing the claim, the claimant shall be so advised in writing within the initial 60-day period and in no event shall such an extension exceed 60 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the determination on review is expected to be rendered. The review shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The notice of the final decision shall include specific reasons for the determination and references to the specific Plan provisions on which the determination is based and shall be written in a manner calculated to be understood by the claimant.

8.12 Actuary to Be Employed. The Company or the Investment Office shall engage an actuary to do such technical and advisory work as the Company or the Investment Office may request, including analyses of the experience of this Plan from time to time, the preparation of actuarial tables for the making of computations thereunder, and the submission to the Company or the Investment Office of an annual actuarial report, which report shall contain information showing the financial condition of this Plan, a statement of the contributions to be made by the Employers for the ensuing year, and such other information as may be requested by the Company or the Investment Office.

8.13 Funding Policy. The board of directors of the Company shall establish a funding policy and method consistent with the objectives of this Plan and the requirements of Title I of ERISA and shall communicate such policy and method, and any changes in such policy and method, to the Investment Office.

8.14 Notices to Participants, Etc. All notices, reports and statements given, made, delivered or transmitted to a Participant or any other person entitled to or claiming benefits under this Plan shall be deemed to have been duly given, made or transmitted when mailed by first class mail with postage prepaid and addressed to the Participant or such other person at the address last appearing on the records of the Administrator.

8.15 Notices to Employers or Administrator. Written directions, notices and other communications from Participants or any other person entitled to or claiming benefits under this Plan to the Employers or Administrator shall be deemed to have been duly given, made or transmitted either when delivered to such location as shall be specified upon the forms prescribed by the Administrator for the giving of such directions, notices and other communications or when mailed by first class mail with postage prepaid and addressed to the addressee at the address specified upon such forms.

8.16 Records. Each of the Administrator, the Investment Office and the Corporate Investment Committee shall keep a record of all of their respective proceedings, if any, and shall keep or cause to be kept all books of account records and other data as may be necessary or advisable in their respective judgment for the administration of the Plan, the administration of the investments of the Plan or the monitoring of the investment activities of the Plan, as applicable.

8.17 Responsibility to Advise Administrator of Current Address. Each person entitled to receive a payment under this Plan shall file with the Administrator in writing such person’s complete mailing address and each change therein. A check or communication mailed to any person at such person’s address on file with the Administrator shall be deemed to have been received by such person for all purposes of this Plan. Although neither the Administrator nor the Trustee shall be obliged to search for or ascertain the location of any person, the Administrator shall make reasonable efforts to locate any missing Participant or Beneficiary entitled to benefits hereunder. If the Administrator is in doubt as to whether payments are being received by the person entitled thereto, it shall, by registered mail addressed to the person concerned at his last address known to the Administrator, notify such person that all future payments will be withheld until such person submits to the Administrator evidence of his continued life and proper mailing address.

8.18 Electronic Media. Notwithstanding any provision of the Plan to the contrary and for all purposes of the Plan, to the extent permitted by the Administrator and any applicable law or Regulation, the use of electronic technologies shall be deemed to satisfy any written notice, consent, delivery, signature, disclosure or recordkeeping requirement under the Plan, the Code or ERISA to the extent permitted by or consistent with applicable law and Regulations. Any transmittal by electronic technology shall be deemed delivered when successfully sent to the recipient, or such other time specified by the Administrator.

8.19 Correction of Error. If it comes to the attention of the Administrator that an error has been made in the amount of benefits payable, or paid, to any Participant or Beneficiary under the Plan, the Administrator shall be permitted to correct such error by whatever means that the Administrator, in its sole discretion determines, including by offsetting future benefits payable to the Participant or Beneficiary or requiring repayment of benefits to the Plan, except that no adjustment need be made with respect to any Participant or Beneficiary whose benefit has been distributed in full prior to the discovery of such error.

8.20 Applicable Law. Except to the extent preempted by applicable federal law or otherwise provided under the terms of the Plan, the Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Illinois.

8.21 Statute of Limitations for Actions under the Plan. Except for actions to which the statute of limitations prescribed by Section 413 of ERISA applies, (a) no legal or equitable action relating to a claim for benefits under Section 502 of ERISA may be commenced later than one year after the claimant receives a final decision from the Chief Human Resources

Officer (or such other officer designated from time to time by the Chief Human Resources Officer) in response to the claimant’s request for review of the adverse benefit determination and (b) no other legal or equitable action involving the Plan may be commenced later than two years from the time the person bringing an action knew, or had reason to know, of the circumstances giving rise to the action. This provision shall not be interpreted to extend any otherwise applicable statute of limitations, nor to bar the Plan or its fiduciaries from recovering overpayments of benefits or other amounts incorrectly paid to any person under the Plan at any time or bringing any legal or equitable action against any party.

8.22 Forum for Legal Actions under the Plan. Any legal action involving the Plan that is brought by any Participant, any Beneficiary or any other person shall be litigated in the federal courts located in the Northern District of Illinois or the Eastern District of Pennsylvania, whichever is most convenient, and no other federal or state court.

8.23 Legal Fees. Any award of legal fees in connection with an action involving the Plan shall be calculated pursuant to a method that results in the lowest amount of fees being paid, which amount shall be no more than the amount that is reasonable. In no event shall legal fees be awarded for work related to (a) administrative proceedings under the Plan, (b) unsuccessful claims brought by a Participant, Beneficiary or any other person, or (c) actions that are not brought under ERISA. In calculating any award of legal fees, there shall be no enhancement for the risk of contingency, nonpayment or any other risk nor shall there be applied a contingency multiplier or any other multiplier. In any action brought by a Participant, Beneficiary or any other person against the Plan, the Administrator, the Investment Office, the Corporate Investment Committee, any Plan fiduciary, the Chief Human Resources Officer, any Plan administrator, the Company, its affiliates or their respective officers, directors, employees, or agents (the “Plan Parties”), legal fees of the Plan Parties in connection with such action shall be paid by the Participant, Beneficiary or other person bringing the action, unless the court specifically finds that there was a reasonable basis for the action.

ARTICLE IX. Amendment and Termination.

9.1 Amendment. Exelon Corporation may amend the Plan at any time for any reason. Each amendment to the Plan shall be adopted by Exelon Corporation’s Board of Directors (or a committee thereof); provided, however, that in the case of any amendment or modification that would not result in an aggregate annual cost to the Company of more than $50,000,000, the Plan may be amended or modified by action of the Chief Human Resources Officer (with the consent of the Chief Executive Officer in the case of a discretionary amendment or modification expected to result in an increase in annual expense or liability account balance exceeding $250,000) or another executive officer holding title of equivalent or greater responsibility. If an amendment changes the vesting provisions of the Plan, any person who is a Participant on the later of the date the amendment is adopted or becomes effective shall have at all times a vested interest in his Accrued Benefit as of that date determined without regard to the amendment. In addition, within a reasonable period determined by the Exelon Corporation in accordance with regulations issued by the Secretary of the Treasury, any Participant who has at least three Vesting Years to his credit on the last day of the election period may elect to have his vested interest in his entire Accrued Benefit determined without regard to the amendment. Except as otherwise permitted by law, no amendment shall reduce a Participant’s Accrued Benefit nor result in the elimination or reduction of a benefit “protected” under Section 411(d)(6) of the Code.

9.2 Termination. Exelon Corporation may terminate or partially terminate the Plan through resolutions adopted by Exelon Corporation’s Board of Directors. If the Plan is terminated or partially terminated, the assets of the Plan shall be allocated, subject to Section 9.3, as provided in Section 4044 of the Employee Retirement Income Security Act of 1974 (as it may be from time to time amended or construed by any appropriate governmental agency or corporation), without subclasses. Any amount remaining after all fixed and contingent liabilities of the Plan have been satisfied shall be returned to Exelon Corporation. Allocations under this Section shall be nonforfeitable. Except as otherwise required by law, the time and manner of distribution of the assets shall be determined by Exelon Corporation by amendment to the Plan pursuant to Section 9.1.

9.3 Limitation on Benefits. The following provisions shall be effective with respect to distributions made on or after May 14, 1990; distributions made prior to May 14, 1990 shall be subject to the restrictions described in Treas. Reg. §1.401-4(c).

(a) In the event of Plan termination, the benefit payable to any Highly Compensated Employee shall be limited to a benefit that is nondiscriminatory under Section 401(a)(4) of the Code. If payment of benefits is restricted in accordance with this Paragraph (a), assets in excess of the amount required to provided such restricted benefits shall become a part of the assets available under Section 9.2 for allocation among Participants and beneficiaries of Participants whose benefits are not restricted under this Paragraph (a).

(b) The restrictions of this Paragraph (b) shall apply prior to termination of the Plan to any Participant who is a Highly Compensated Employee and who is one of the 25 highest paid employees or former employees of the Company and all Affiliates for any Plan Year. The annual payments made from the Plan on behalf of any such Participant shall be limited to an amount equal to (1) the payments that would have been made under a single life annuity that is the Actuarial Equivalent of the sum of the Participant’s Accrued Benefit and any other benefits under the Plan (other than a social security supplement) and (2) the payments that the Participant is entitled to receive under a social security supplement.

(c) The restrictions in Paragraph (b) shall not apply:

(1) if, after the payment of benefits to or on behalf of such Participant, the value of the Plan assets equals or exceeds 110 percent of the value of the current liabilities (within the meaning of Section 412(l)(7) of the Code);

(2) if the value of the benefits payable to or on behalf of the Participant is less than one percent (1%) of the value of current liabilities before distribution; or

(3) if the value of the benefits payable to or on behalf of the Participant does not exceed $5,000.

ARTICLE X. Miscellaneous.

10.1 Forfeitures. All forfeitures arising under the Plan shall be used as soon as possible to reduce the Company’s contributions and shall not be applied to increase the benefits any person would otherwise receive under the Plan.

10.2 Mergers, Etc. No merger or consolidation with, or transfer of any of the Plan’s assets or liabilities to, any other plan shall occur at any time unless each Participant and annuitant would (if the Plan had then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

10.3 Nonalienation of Benefits. Except (a) to the extent permitted by the Employee Retirement Income Security Act of 1974, (b) pursuant to a qualified domestic relations order, (c) to the extent required to satisfy a Federal tax levy made pursuant to Section 6331 of the Code, or (d) effective as of January 1, 1997, pursuant to Section 401(a)(13) of the Code, to the extent a judgment relates to the Participant’s conviction of a crime involving the Plan, or a judgment, order, decree or settlement agreement between the Participant and the Secretary of Labor or the Pension Benefit Guaranty Corporation relates to a violation of part 4 of subtitle B of title I of ERISA, no benefit under this Plan may be voluntarily or involuntarily assigned or alienated. Notwithstanding the above, a Participant may authorize the Administrator to deduct from benefit payments under the Plan up to 10% of each such payment as contributions to a Company political action committee. Any such authorization shall be revocable by the Participant at any time.

10.4 Effect on Employment. This Plan shall not confer upon any person any right to be continued in the employment of the Company.

10.5 Facility of Payment. If the Company deems any person incapable of receiving benefits to which he is entitled by reason of minority, illness, infirmity, or other incapacity, it may direct that payment be made directly for the benefit of such person or to any person selected by the Company to disburse it, whose receipt shall be a complete acquittance therefor. Such payments shall, to the extent thereof, discharge all liability of the Company and the party making the payment.

10.6 Lost Payees. If a Participant, Spouse or other beneficiary to whom a benefit is payable under the Plan cannot be located following a reasonable effort to do so by the Administrator, such benefit shall be forfeited. Whether or not efforts to locate a Participant have previously been made, the Administrator shall make reasonable efforts to locate the Participant (or the Spouse of a deceased Participant) during the one-year period preceding the Participant’s Required Beginning Date. If such efforts fail to locate the Participant or Spouse, such Participant or Spouse shall be presumed dead as of the Required Beginning Date and any benefit payable to the Participant or Spouse shall be forfeited. In any case, if a claim for a forfeited benefit is subsequently filed by the Participant, Spouse or beneficiary, such benefit shall be reinstated and paid in accordance with the appropriate provisions of the Plan.

10.7 Effective Date. The provisions of this instrument apply only to individuals who complete an Hour of Service on or after the effective date stated under the title of the Plan on page one. The eligibility and benefits of any other person shall be determined under the Plan as in effect when he last separated from service except as expressly provided with respect to him by amendment adopted thereafter; and except that the provisions of Section 2.10 (relating to rehire of Employees), Section 2.11 (relating to change in employment status or transfer to affiliate), Section 4.6 (relating to maximum annuity), Section 4.12 (relating to benefit restrictions as a result of funding), Article VIII (relating to administration), Article IX (relating to amendment and termination of the Plan), and this Article X (relating to miscellaneous provisions) shall be effective for all such persons.

10.8 Expenses. The expenses of the Trustee in the administration of the Trust, including compensation, if any, to the Trustee for its services, shall be paid by the Company or the Employers. All costs and expenses incurred in the operation of the Trust, to the extent not described in the preceding sentence, and all costs and expenses incurred in the operation of the Plan and the Trust, including, but not limited to, “direct expenses” incurred in administering the Plan and the Trust (including compensation paid to any employee of an Employer or an Affiliate who is engaged in the administration of the Plan or the Trust), the expenses of the Administrator, the Investment Office and the Corporate Investment Committee, the fees of counsel and any agents for the Trustee, the Administrator, the Investment Office or the Corporate Investment Committee, and the fees of investment managers that manage assets of the Trust shall be paid by the Trustee from the Trust in such proportion as the Investment Office, in its sole discretion, shall determine, to the extent such expenses are not paid by the Employers and to the extent permitted under ERISA, Regulations and other applicable laws. Any such expenses that are borne by the Employers shall be paid out of their own funds in such proportions as the Administrator shall determine. In the event that the Company or any other Employer advances money on behalf of the Trust for the payment of any expenses incurred in the operation of the Plan, the Trustee shall reimburse the Company or such other Employer from the Trust for any amount so advanced, without interest or fees.

ARTICLE XI. Top-Heavy Provisions.

11.1 Definitions. Whenever used in this Article:

“Determination Date” means, with respect to any Plan Year, the last day of the preceding Plan Year.

“Key Employee” means any Participant who, at any time during the Plan Year or any of the four preceding Plan Years, is an individual described in Section 416(i) of the Code and the regulations thereunder.

“Permissive Aggregation Group” means a group of qualified retirement plans maintained by the Company or any Affiliate, which group consists of the Required Aggregation group and any other plan or plans which, considered together with the Required Aggregation Group, meet the requirements of Sections 401(a)(4) and 410 of the Code.

“Required Aggregation Group” means the group of qualified retirement plans maintained by the Company or an Affiliate, including a frozen plan or a plan that has been terminated during the five-year period ending on the Determination Date, which group consists of this Plan, each other plan in which a Key Employee is a participant (or, in the case of a terminated plan was a participant in such five-year period) and each other plan that enables any such plan to meet the requirements of Section 401(a)(4) or 410 of the Code, but only if such group includes this Plan. Otherwise, the Required Aggregation Group consists of this Plan only.

“Top-Heavy Plan Year” means a Plan Year that begins after December 31, 1983, in which the Plan is top-heavy. The Plan is top-heavy for a given Plan Year if for that Plan Year (1) the Required Aggregation Group is top-heavy, and (2) the Required Aggregation Group is not part of a Permissive Aggregation Group that is not top-heavy. The Required Aggregation Group or a Permissive Aggregation Group (the “Group”) is top-heavy for a given Plan Year if the present value of the cumulative accrued benefits (or, the aggregate of the accounts, in the case of a defined contribution plan included in such Group) of participants who are Key Employees exceeds 60% of the like amount determined for all participants in all plans included in such Group. For purposes of this definition:

(a) the present value of the accrued benefit or the account of any participant shall be increased by the amount of all plan distributions to such participant during the five year period ending on the Determination Date; provided that no such increase shall arise from any rollover contribution or plan-to-plan transfer from this Plan that is not initiated by the participant or is made to another plan maintained by the Company or an Affiliate;

(b) the present value of the accrued benefit or the account of a participant who has been a Key Employee but no longer is a Key Employee shall not be taken into account;

(c) the present value of the accrued benefit or the account of any Participant who has not performed services for the Company or an Affiliate at any time during the five-year period that ends on the Determination Date shall not be taken into account;

(d) any rollover contribution or plan-to-plan transfer to this Plan that is initiated by a participant and made from a plan that is not maintained by the Company or an Affiliate after December 31, 1983 shall not be taken into account;

(e) the five year period referenced above shall be changed to a one year period for all distributions made on account of a severance from employment, death, or disability; and

(f) the present value of accrued benefits shall be determined, effective January 1, 1987, under the method used for accrual purposes for all plans maintained by the Company and all Affiliates if a single method is used by all such plans, or, otherwise, the slowest accrual method permitted under Section 411(b)(1)(C) of the Code.

11.2 Top-Heavy Operating Rules. Anything in the Plan to the contrary notwithstanding, the following rules shall apply in a Top-Heavy Plan Year:

(a) For purposes of determining benefits under this Article XI, “compensation” shall mean compensation as reported on Forms W-2 by the Company or any Affiliate for such Plan Year and the maximum amount of compensation of any Participant who is an Employee during such Plan Year shall be $150,000, or such other amount as may apply to such Participant pursuant to Section 401(a)(17) of the Code and regulations issued thereunder.

(b) For purposes of determining the maximum annuity in Section 4.6 for Plan years beginning before January 1, 2000, “1.0” shall be substituted for “1.25”, wherever it appears.

(c) The Accrued Benefit which each Participant who is an Employee but not a Key Employee under this Plan derives from contributions by the Company shall be increased by the amount necessary to cause the Accrued Benefits payable to each Participant in such year, when expressed as a benefit payable annually in the form of a Single Life Annuity, to equal at least the required minimum benefit, where the required minimum benefit is the product of:

(1) the average of the Participant’s compensation for the five consecutive Plan Years that yield the highest average, disregarding Plan Years which begin before January 1, 1984, and Plan Years which are not Top-Heavy Plan Years, and

(2) the lesser of:

(A) 2 percent multiplied by the number of Vesting Years with the Company which were also Top-Heavy Plan Years and which were completed after January 1, 1984; or

(B) 20 percent.

For purposes of determining whether an increase in benefit accrual is required, all plans included in the Required Aggregation Group shall be treated as one plan.

(d) Anything in the Plan to the contrary notwithstanding, in any Top-Heavy Plan Year, a Participant who does not otherwise have a nonforfeitable right to 100% of his Accrued Benefit shall have a nonforfeitable right to a percentage of his Accrued Benefit in accordance with the following schedule:

Vesting Years	Nonforfeitable Percentage
2	20
3	40
4	60
5	100

In any Plan Year following the last Top-Heavy Plan Year, any Employee who is a Participant on the last day of the last Top-Heavy Plan Year shall have at all times a vested interest in his Accrued Benefit as of that date determined under the schedule set forth above. In addition, within a reasonable period determined by the Company, any Participant who has at least three Vesting Years to his credit on that date may elect to have his vested interest in his entire Accrued Benefit determined under the schedule set forth above.

ARTICLE XII. Post Retirement Health Benefits.

12.1 Eligibility

(a) Effective December 1, 1994, post-retirement health befits may be paid under this Article, to the extent the Company elects to fund benefits under this Article, to any Participant, who is receiving or has received pension benefits under this Plan, and if applicable, to the Spouse or dependents of such Participant; provided, however, that the Company may, in its discretion, decide not to provide post-retirement health benefits under this Article for Key Employees (as defined in Section 11.1) and, if applicable, their Spouses and dependents.

(b) In addition to satisfying the requirements of Subsection (a), any person claiming post-retirement health benefits under this Plan must meet all applicable requirements imposed in the post-retirement health plans maintained by the Company. All determinations of benefit levels and eligibility for benefits shall be made pursuant to the terms of such post-retirement health plans.

(c) The establishment of an account under this Article XII to provide payment for post-retirement health benefits shall not obligate the Company to maintain its post-retirement health plans, and the Company shall retain the same ability to amend or terminate such post-retirement health plans as if this Article XII did not exist.

Notwithstanding the foregoing, post-retirement health benefits shall not be available for any Power Team Employee.

12.2 Benefits Provided.

(a) Benefits under this Article shall include all health benefits provided by the post-retirement health plans maintained by the Company, including payment of Medicare Part B premiums to the extent provided by such post-retirement health plans, to the extent such benefits are not otherwise provided by the Company.

(b) Benefits under this Article shall be provided using any method or combination of methods as the Company shall deem appropriate, including, but not limited to , purchase of insurance and the payment of premiums for such insurance, direct reimbursement of costs incurred by the provider of such benefits or reimbursement to the individual to whom such benefits were provided.

(c) Benefits and coverage under this Article shall not be discriminatory in favor of officers, shareholders, supervisory employees or highly compensated employees.

12.3 Establishment of Accounts.

(a) A separate account shall be maintained with respect to the contributions to fund benefits under this Article. This account is to be maintained for accounting purposes only. Funds accounted for in such account may be invested on a commingled basis with pension benefit contributions under this Plan without identification of which investments are allocable to each account, provided that earnings on all Plan assets are allocated in a reasonable manner.

(b) If the Company elects to fund post-retirement health benefits for Key Employees under this Article, as separate account shall be maintained for post-retirement health benefits payable to each Key Employee, his Spouse and dependents. Benefits under this Article shall be payable to such Key Employee, Spouse and dependents only from such account. The separate account maintained under this Subsection (b) shall be a true separate account, and not maintained merely for accounting purposes. Commingling of assets held in such account with any other Plan assets is not permitted. For purposes of Section 415 of the Code contributions allocated to any separate account under this Subsection (b) shall be treated as an annual addition to a defined contribution plan.

12.4 Funding.

(a) Contributions to provide benefits under this Article may be contributory or non-contributory, in accordance with the terms of the post-retirement health plans maintained by the Company.

(b) Amounts contributed to fund post-retirement health benefits shall be reasonable and ascertainable. The total amount contributed to fund post-retirement health benefits under this Article shall not exceed the cost of providing such benefits. The total cost of providing such benefits shall be determined in accordance with a generally accepted actuarial method selected by the Company which is reasonable in view of the provisions and coverage of the Plan, the funding medium and other relevant considerations, including, but not limited to, applicable Treasury regulations. For purposes of determining the cost of providing post-retirement health benefits, the actuarial method may take into account reasonable projected increases in the cost of providing health benefits. Forfeitures, if any, under this Article shall be applied as soon as possible to reduce employer contributions to fund benefits under this Article.

(c) Post-retirement health benefits provided under this Article, when added to life insurance protection provided under the Plan, shall be incidental and subordinate to pension benefits provided under the Plan. For purposes of this Article, post-retirement health benefits shall be considered incidental and subordinate if the aggregate of the contributions for post-retirement health benefits provided under this Article plus the contributions for life insurance protection under this Plan does not exceed 25 percent of the total contributions to the Plan (other than for past service credit) made on or after December 1, 1994.

(d) Until the satisfaction of all liabilities to be provided under this Article, neither amounts contributed to fund post-retirement health benefits under this Article nor earnings thereon shall be used for or diverted to any purpose other than providing such benefits or payment of necessary or appropriate expenses attributable to the administration of post-retirement health accounts under this Article. Any amounts contributed to fund medical benefits under this Article remaining in a post-retirement health account after the satisfaction of all liabilities arising under this Article must be returned to the Company.

(e) Nothing in this Article shall obligate the Company to pay benefits described in Section 12.2 to the extent those benefits exceed assets contributed to the Fund to provide post-retirement health benefits under this Article. Furthermore, nothing in this Article shall imply that amounts contributed to the Fund to provide pension or other benefits (other than post-retirement health benefits) available under the Plan will be used to provide post-retirement health benefits under this Article. The Company may, in its discretion, fund all or any part of the benefits described in Section 12.2 from other sources or may pay such benefits out of its general assets as the benefits become payable.

(f) If in any proceeding subsequent to December 1, 1994, under Section 1308 of the Pennsylvania Public Utility Code, the Company is not permitted to fully recover in rates the contributions made to the separate account maintained to fund benefits under this Article, the Company, at its discretion, may elect to defer or discontinue funding the benefits under this Article.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this          day of December, 2012.

EXELON CORPORATION

By
Sr. Vice President & Chief Human Resources Officer

ATTEST:

Title

SERVICE ANNUITY PLAN

APPENDIX A

Actuarial equivalence under this Plan shall mean a benefit of equivalent value when computed using a 7% interest rate and the mortality tables attached to the Plan as Exhibit A (for pensioners) and B (for beneficiaries, if applicable), with such exceptions as specifically set forth in the Plan.

For distributions on and after December 1, 2012, the lump sum Actuarial Equivalent of a Participant’s Accrued Benefit for purposes of Section 5.6 only shall be determined using (i) the interest rate used shall be the interest rate as defined in Section 417(e)(3)(C) of the Code for the fifth month (or, if more favorable to the recipient of a lump sum payment between December 1, 2012 and December 1, 2013), the second month) preceding the calendar year in which such distribution is made or commences and (ii) the mortality table shall be the mortality table specified by the Commissioner of the Internal Revenue Service for purposes of Section 417(e)(3) of the Code as in effect on the first day of the Plan Year in which the Benefit Commencement Date occurs. For distributions on or after January 1, 2008 and on or before November 30, 2012, the lump sum Actuarial Equivalent of a Participant’s Accrued Benefit for purposes of Section 5.6 shall be determined by using (i) the interest rate as defined in Section 417(e)(3)(C) of the Code for the second month preceding the calendar year in which such distribution is made or commences and (ii) the mortality table specified by the Commissioner of the Internal Revenue Service for purposes of Section 417(e)(3) of the Code as in effect on the first day of the Plan Year in which the Benefit Commencement Date occurs.

For distributions on or after January 1, 2000 and on or before December 31, 2007, the lump sum Actuarial Equivalent of a Participant’s Accrued Benefit for purposes of Section 5.6 shall be determined using the annual rate of interest on 30-year Treasury securities as specified by the Commissioner of the Internal Revenue Service pursuant to Section 417(e)(3)(A) of the Code and regulations issued thereunder for the second full calendar month preceding the first day of the Plan Year containing the date of distribution, and the mortality table shall be the mortality table prescribed by the Commissioner of Internal Revenue Service pursuant to Section 417(e)(3)(A) of the Code on the date as of which the single sum payment is being determined, if the use of such assumptions would result in a greater benefit.

For the period beginning on or after January 1, 2000, and ending on or before December 31, 2001, and ending on the date of adoption of this amendment and restatement, the lump sum Actuarial Equivalent of a Participant’s Accrued Benefit for purposes of Section 5.6 shall be determined on the basis of the assumptions which would be used as of the first day of the Plan Year containing the date of distribution by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution upon plan termination, if the use of such assumptions would result in a greater benefit.

APPENDIX B

MINIMUM DISTRIBUTION INCIDENTAL BENEFIT TABLE

Excess if Age of Participant over Age of Beneficiary	Applicable Percentage
10 years or less	100%
11	96%
12	93%
13	90%
14	87%
15	84%
16	82%
17	79%
18	77%
19	75%
20	73%
21	72%
22	70%
23	68%
24	67%
25	66%
26	64%
27	63%
28	62%
29	61%
30	60%
31	59%
32	59%
33	58%
34	57%
35	56%
36	56%
37	55%
38	55%
39	54%
40	54%
41	53%
42	53%
43	53%
44 and greater	52%

SCHEDULE A – RETIREMENT FACTORS

ENHANCED AGE AT BENEFIT COMMENCEMENT DATE	ENHANCED RETIREMENT FACTORS
50	80%
51	84%
52	88%
53	92%
54	96%
55	100%
56	100%
57	100%
58	100%
59	100%
60	100%
61	100%
62	100%
62	100%
63	100%
64	100%
65	100%

The foregoing factors will be interpolated based on the Eligible Participant’s Age rounded to the nearest month.

SCHEDULE B – ENHANCED DEFERRED VESTED PENSION FACTORS

ACTUAL AGE VESTED BENEFITS BEGIN
ENHANCED AGE AT TERMINATION		50	51	52	53	54	55	56	57	58	59	>=60
	>=49	70.0%	73.0%	76.0%	79.0%	82.0%	85.0%	88.0%	91.0%	94.0%	97.0%	100.0%
	48	69.0%	72.1%	75.2%	78.3%	81.4%	84.5%	87.6%	90.7%	93.8%	96.9%	100.0%
	47	68.0%	71.2%	74.4%	77.6%	80.8%	84.0%	87.2%	90.4%	93.6%	96.8%	100.0%
	46	67.0%	70.3%	73.6%	76.9%	80.2%	83.5%	86.8%	90.1%	93.4%	96.7%	100.0%
	45	66.0%	69.4%	72.8%	76.2%	79.6%	83.0%	86.4%	89.8%	93.2%	96.6%	100.0%
	>45	Reverts to Standard Deferred Vested Pension Plan factors under the regular terms of the Service Annuity Plan.

The foregoing factors will be interpolated on the Eligible Participant’s Age rounded to the nearest months.